UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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☐ Soliciting Material Pursuant to §240.14a-12

OfficeMax Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice and

Proxy Statement

OfficeMax Incorporated Annual Meeting of Stockholders Naperville, Illinois Monday, April 29, 2013

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

Monday, April 29, 2013

2:00 p.m., Central Daylight Time

Hotel Arista at CityGate Centre

2139 CityGate Lane

Naperville, IL 60563

March 19, 2013

Dear Stockholder:

It is my pleasure to invite you to our 2013 annual meeting of stockholders. At the meeting, we will consider:

•	The election of eight directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

•

The approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan, to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan; and

•	Such other business as may properly come before the meeting.

Stockholders who owned shares of our stock at the close of business on March 8, 2013 can vote on these proposals.

Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the appointment of KPMG LLP unless you have provided voting instructions.

Ravichandra K. Saligram

President and Chief Executive Officer

OfficeMax Incorporated	1

Annual Meeting Information	1
Who May Vote?	1
Who May Attend the Meeting?	1
What Am I Voting On?	2
How Do I Vote?	2
Stockholders of Record	2
Stock Held in Street Name	3
Series D Convertible Preferred Stock	3
What If I Do Not Provide Voting Instructions?	3
Can I Revoke or Change My Vote?	3
Who Are the Proxies and What Do They Do?	4
Is My Vote Confidential?	4
What Is the Quorum Requirement for the Annual Meeting?	4
How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?	4
What Vote Is Required to Approve a Proposal?	4
Who Solicits Proxies and How Are They Paid?	5
How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?	5

Items You May Vote On	5
1. Election of Directors	5
2. Appointment of Independent Registered Public Accounting Firm	6
3. Non-Binding, Advisory Vote on the Compensation of Our Named Executive Officers	7
Background to the Advisory Vote	7
Our Compensation Program	7
4. Approval of an Amendment to Our 2003 OfficeMax Incentive and Performance Plan To Increase the Number of Shares of Stock Authorized for Issuance under the Plan, To Make Certain Other Changes to the Plan and To Re-Approve the Material Terms of the Performance Goals under the Plan	9
Purpose of the Amendments	9
Proposed Plan Amendments	10
History and Operation of the OMIPP	10
General Description of Awards	11
Administration	11
Participants	11
Authorized Shares under the OMIPP	11
Qualification of Performance-Based Compensation	12
Types of Awards	13
Section 162(m) Performance Objectives	15
Amendment and Termination	16
Change in Control	16
Limited Transferability	16
Anti-Dilution Adjustment	17
Tax Withholding	17
Federal Income Tax Consequences	17
Additional Information	19
Equity Compensation Plan Information	20
5. Such Other Business as May Properly Come before the Meeting	20

Board of Directors	21
Structure and Nominee Biographies	21
Director Independence	23
Related Transactions	24

Director Compensation	24
Description of Director Compensation	26
2003 OfficeMax Incentive and Performance Plan	26
Additional Director Compensation Plans	27
Director Deferred Compensation Plan	27

i

ii

iii

OfficeMax Incorporated

OfficeMax Incorporated (“OfficeMax,” the “Company,” or “we”) is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and office furniture to large, medium and small businesses, government offices and consumers. Our customers are served by approximately 29,000 associates through direct sales, catalogs, the Internet, and retail stores. Our common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol ‘OMX’. Our corporate headquarters is located at 263 Shuman Boulevard, Naperville, Illinois 60563, and our website address is www.officemax.com. In 2012, the Company’s fiscal year ended on December 29, 2012.

Annual Meeting Information

This proxy statement contains information we must provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the NYSE in connection with the solicitation of proxies by our board of directors for the 2013 annual meeting of stockholders. It is designed to assist you in voting your shares of our stock. We will begin mailing notice of the availability of these proxy materials on or about March 19, 2013.

Who May Vote?

You may vote if you were the holder of record of shares of our common stock or our Series D convertible preferred stock at the close of business on March 8, 2013. You are entitled to one vote on each matter presented at the 2013 annual meeting of stockholders for each share of our stock you owned at that time. If you held stock at that time in “street name” through a broker, bank or other institution, you must either provide voting instructions to the holder or obtain a proxy, executed in your favor, from the holder to be able to vote those shares at the meeting.

Each share of OfficeMax stock is entitled to one vote. As of the close of business on March 8, 2013 (the record date for determining stockholders entitled to vote at the meeting), we had the following shares of stock outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding
Common stock	86,939,309
Convertible preferred stock, Series D (ESOP)	608,571

Who May Attend the Meeting?

You are entitled to attend our 2013 annual meeting if you were the holder of record of shares of our common stock or our Series D convertible preferred stock at the close of business on March 8, 2013 or if you hold a valid proxy for the annual meeting. You should be prepared to present photo identification (a driver’s license or passport is preferred) for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you also may attend our 2013 annual meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the meeting.

The meeting will begin promptly at 2:00 p.m., Central Daylight Time, and you should allow ample time for check-in procedures. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

What Am I Voting On?

You are voting on:

•	The election of eight directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

•

The approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan, to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan; and

•	Such other business as may properly come before the meeting.

How Do I Vote?

If your shares of stock are registered directly in your name, you are considered a stockholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us. Stockholders of record can vote in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods. You may obtain directions to the location of our 2013 annual meeting by contacting our Investor Relations Department at 263 Shuman Boulevard, Naperville, Illinois 60563, email: investor@officemax.com, or telephone: 630-864-6800.

If you hold your shares of stock through a broker, bank, or other institution, you are considered the beneficial owner of stock held in “street name” and you will receive your notice from your broker, bank or other institution.

Stockholders of Record

For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on April 28, 2013. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

Stockholders of record can vote by:

•	Requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on April 28, 2013;

•	Submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on April 28, 2013; or

•	Completing a ballot and returning it to the inspector of election during the annual meeting.

Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

The Internet and telephone voting procedures available to you are designed to authenticate stockholders’ identities, to allow stockholders to submit voting instructions and to confirm that stockholders’ voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stock Held in Street Name

If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that if you hold your stock in street name, the broker or other institution that holds the stock will not be able to vote your shares on any proposal other than the appointment of KPMG unless you have provided voting instructions. If you hold your stock in street name and wish to vote at the meeting, you must obtain a proxy, executed in your favor, from the holder of record of the stock as of the record date.

Series D Convertible Preferred Stock

If you are a current or former employee of OfficeMax or one of its subsidiaries and you own shares of OfficeMax’s Series D Convertible Preferred Stock in the Employee Stock Ownership Plan (“ESOP”) fund, you may instruct Vanguard Fiduciary Trust Company, the plan trustee, how to vote the shares of stock allocated to you under the ESOP by requesting a proxy card to sign, date and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for preferred stock you hold in the ESOP fund must be received by 11:59 p.m. Eastern Time on April 24, 2013.

The plan trustee will vote any shares in the ESOP for which instructions are not received, or that are not allocated to an account, in the same proportion as shares of stock voted by the plan participants generally, subject to the trustee’s fiduciary obligations under applicable law.

What If I Do Not Provide Voting Instructions?

If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not indicate your vote, your shares of stock will be voted for:

•	The election of eight directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2013;

•

The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement; and

•

The approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan, to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan.

You also give the proxies discretionary authority to vote on any other business that may properly be presented at the meeting.

Can I Revoke or Change My Vote?

If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

•	Submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Eastern Time on April 28, 2013; or

•	Attend the annual meeting and vote in person by ballot.

If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution in accordance with their procedures.

Who Are the Proxies and What Do They Do?

When you vote in advance of the annual meeting, you appoint Mr. Matthew R. Broad, our Executive Vice President, General Counsel, Ms. Susan Wagner-Fleming, our Corporate Secretary and Senior Vice President, and Mr. Tony Giuliano, our Vice President, Treasurer, as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card, as your proxies, will vote your shares of stock in accordance with your instructions. If you submit a valid proxy card or voting instructions but you do not indicate your vote, your shares of stock will be voted as described above under “What If I Do Not Provide Voting Instructions?” on page 3.

Is My Vote Confidential?

We have a confidential voting policy. Stockholders’ votes will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

What Is the Quorum Requirement for the Annual Meeting?

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy.

How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?

The election inspector will treat abstentions, withholds and “broker non-votes” as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two (the appointment of KPMG), but not with respect to any other proposal. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A “withhold” vote with respect to any director nominee will have the effect of a vote against such nominee.

What Vote Is Required to Approve a Proposal?

Proposal One:    A nominee will be elected to the board if the number of votes cast “for” his or her election exceeds the number of votes “withheld” from or cast “against” his or her election.

Proposal Two:    The appointment of KPMG LLP as our independent registered public accounting firm for 2013 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding, in accordance with our bylaws, any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the proposal.

Proposal Three:    The resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement will be approved on a non-binding, advisory basis, if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding, in accordance with our bylaws, any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the proposal.

Proposal Four:    The proposal for approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan, to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the amendment, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Who Solicits Proxies and How Are They Paid?

We pay the expenses of soliciting proxies. OfficeMax has retained D.F. King & Company (“D.F. King”) to assist in the solicitation of proxies. D.F. King will receive an aggregate fee of $24,500, plus out-of-pocket expenses. OfficeMax has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with this engagement. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and our directors, officers and regular employees may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone and Internet. Our directors, officers and employees will not receive additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock.

How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?

To reduce the costs of printing and distributing proxy materials we are taking advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we send many stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of our proxy materials. This notice explains how you can access the proxy materials over the Internet and also describes how to request to receive a paper copy of the proxy materials. If you have requested paper copies of the proxy materials, you may have received one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials for multiple stockholders in your household. This is because we and some banks, brokers and other record holders participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials and deliver only one copy to stockholders at one address unless we or they receive other instructions from you. We will promptly deliver a separate copy of these documents to you currently and in future years if you write to the Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-800-542-1061. If you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number above.

Items You May Vote On

1.	Election of Directors

The members of our board of directors are elected for a term of office to expire at our next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the eight nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee.

Our board of directors has proposed eight nominees for election as directors: Warren F. Bryant, Joseph M. DePinto, Rakesh Gangwal, V. James Marino, William J. Montgoris, Francesca Ruiz de Luzuriaga, Ravichandra K. Saligram and David M. Szymanski. Detailed information on each nominee is provided beginning on page 21. We expect that all nominees will be able to serve if elected. If any nominee is not able to serve, the proxies will either vote your shares of stock for another nominee recommended by our Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Under our by-laws, in uncontested elections, a director is elected if the votes cast “for” the director’s election exceed the votes “withheld” from or cast “against” the director’s election. The Company has a director resignation policy which states that the board will only nominate candidates who agree to tender, promptly following the annual meeting at which they are first elected or their appointment, a resignation that will be effective upon (i) the failure of the director to receive the required vote at any annual meeting at which he or she is nominated for re-election and (ii) acceptance by the board of such resignation. If a director fails to receive a majority vote in favor of his or her election, the Governance and Nominating Committee of our board, excluding the director whose resignation is under consideration, will promptly consider the resignation and make a recommendation to the board regarding whether to accept or reject the tendered resignation or whether other action should be taken. The board, excluding the director whose resignation is under consideration, will act on the Governance and Nominating Committee’s recommendation within ninety days from the date of the certification of the election results. The board will publicly disclose its decision regarding the tendered resignation. If an incumbent director’s resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the board of directors, the board, in its sole discretion, may decide whether to fill such vacancy or reduce the size of the board.

Our board of directors unanimously recommends

a vote “FOR” each of the nominees.

2.	Appointment of Independent Registered Public Accounting Firm

Our Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for 2013, subject to stockholder approval. Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The following table sets out the various fees for services provided by KPMG LLP in 2011 and 2012. The Audit Committee pre-approved all of these services (see “Audit Committee Report—Audit, Audit-Related, and Other Nonaudit Services” on page 34 for a description of the pre-approval policy of the Audit Committee).

Annual Fees for 2011 and 2012

	Amounts
Description	2012	2011
Audit Fees (1)	$3,396,000	$3,251,000
Audit-Related Fees (2)	$285,000	$235,000
Tax Fees (3)	$298,000	$59,000

(1)	Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, and the audit of our internal control over financial reporting, statutory filings and other services pertaining to SEC matters.

(2)	Audit-related fees relate to attestation and other services traditionally performed by companies’ independent accountants, such as audits of our employee benefit plans, special procedures required to meet certain regulatory requirements, financial due diligence and other miscellaneous assurance services.

(3)	Tax fees relate to tax compliance services surrounding transactions that have already occurred. We use these services to document, compute and obtain government approval for amounts to be included in tax filings.

KPMG LLP’s full-time, permanent employees conducted a majority of the audit of Company’s 2012 financial statements. Leased personnel were not employed with respect to the domestic audit engagement.

The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of KPMG LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG LLP could be secured to deliver any or all of the Company’s independent auditing services required in 2013. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2014.

Our board of directors unanimously recommends a vote “FOR” the appointment of KPMG LLP as our independent registered public accounting firm for 2013.

3.	Non-Binding, Advisory Vote on the Compensation of Our Named Executive Officers

Background to the Advisory Vote

At our 2012 annual meeting of Stockholders, more than 95% of the shares voted were cast in support of the Company’s executive compensation program. Under Section 14A of the Securities Exchange Act (“Section 14A”), the Company is again submitting a proposal pursuant to which stockholders are able to vote to approve, on an advisory (non-binding) basis, the compensation of the named executive officers. As described more fully in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis and the related compensation tables and narrative, we designed our executive compensation program to create alignment between executive compensation and business performance by rewarding elected officers for the achievement of strategic and tactical goals that are intended to contribute to long-term stockholder value. We provide targeted overall compensation levels that are comparable and competitive to the national marketplace where we compete for talent and this assists us to attract, motivate and retain elected officers who are vital to our short- and long-term success, profitability and growth.

Our Compensation Program

We urge you to read the “Executive Compensation” section of the Proxy, including the Compensation Discussion and Analysis and the related compensation tables and narrative, for the details of our compensation program, including the 2012 compensation of our named executive officers. Highlights of our executive compensation programs follow.

The primary components of our compensation program are:

•	Base salary;

•	Annual performance-based incentive compensation, established in order to ensure that a substantial portion of annual cash compensation is tied to the Company’s annual financial performance; and

•

Long-term incentive compensation that is primarily performance-based, established in order to encourage ownership of our common stock by elected officers and align their interests with those of our stockholders.

These components emphasize performance-based compensation:

•

We place a heavy emphasis on performance, and consequently a substantial portion of each named executive officer’s total target annual compensation (from 57 to 80 percent for 2012) is ‘at-risk’ and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value; and

•

Our named executive officers receive equity awards subject to long-term vesting requirements. These long-term incentives, at target, constitute between 31 and 60 percent of our named executive officers’ total compensation for 2012. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and attainment of important financial goals.

In 2012 there were no base salary increases or increases to annual short-term incentive targets; additionally, we reduced the value of long-term incentives awards to employees. The salary freeze and reduction in long-term incentives was recommended by management in an effort to reduce compensation expense.

The Executive Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The committee also continues to stay abreast of emerging compensation trends and regulatory issues and has taken steps to further that alignment and improve the Company’s compensation practices. In recent years, the committee has:

•	For the 2012 fiscal year, froze salaries of management-level employees, including all elected officers, at their 2011 levels;

•	For the 2012 fiscal year, reduced long-term incentive award values for eligible participants;

•	For the 2009 fiscal year, froze employee salaries at their 2008 levels and suspended the Company matching contribution to the 401(k) plan and the executive savings deferral plan;

•	Eliminated tax gross-ups on elected officer perquisites (other than under our standard relocation policy, applicable to Company associates);

•	Eliminated excise tax gross-ups on “golden parachute” payments under elected officers’ change in control agreements entered into beginning in 2010;

•	Established stock ownership guidelines under which executives are expected to accumulate significant amounts of Company stock over time;

•	Implemented an annual process to assess risks associated with our compensation policies and programs;

•

Adopted a policy prohibiting directors, officers, or other employees from entering into speculative transactions in OfficeMax securities, purchasing OfficeMax securities on margin or borrowing against any account in which OfficeMax securities are held;

•

Adopted a clawback policy that allows the Company to require reimbursement of executive officer compensation in certain circumstances if misconduct by the officer contributed to a restatement of previously issued financial statements;

•	Adopted a policy limiting elected officers’ personal use of Company aircraft; and

•	Retained an independent outside compensation consultant to advise it on matters related to executive compensation.

The Executive Compensation Committee will continue to analyze and adjust as appropriate our executive compensation policies and practices to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation practices by voting in favor of the following resolution:

“Resolved, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement in the “Executive Compensation” section, including the Compensation Discussion and Analysis and the related compensation tables and narrative.”

This vote is an advisory vote, and therefore, not binding upon us. The Executive Compensation Committee and the board value the advisory opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors unanimously recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement.

4.	Approval of an Amendment to Our 2003 OfficeMax Incentive and Performance Plan To Increase the Number of Shares of Stock Authorized for Issuance under the Plan, To Make Certain Other Changes to the Plan and To Re-Approve the Material Terms of the Performance Goals under the Plan

The board has adopted, and proposes that our stockholders approve, the amendment and restatement of our 2003 OfficeMax Incentive and Performance Plan (“OMIPP”), which was previously approved by our stockholders. The board, the Executive Compensation Committee and Company management all believe that the effective use of stock-based long-term incentive compensation is essential to maintain a balanced and competitive compensation program, has been integral to the Company’s success in the past and is vital to its ability to achieve strong performance in the future.

A total of 15,251,000 shares of our common stock, par value $2.50 per share, have previously been reserved for awards under the OMIPP. On March 1, 2013, subject to stockholder approval, the board amended and restated the OMIPP, effective as of April 29, 2013 (the “Effective Date”), (i) to increase the number of shares of our common stock authorized for awards under the OMIPP by 11,000,000 shares to 26,251,000, (ii) to extend the term of the OMIPP to April 29, 2023 and (iii) to make certain other amendments to the OMIPP described below.

As of December 29, 2012, 6,530,494 shares were reserved for issuance under the OMIPP, the 2003 Director Stock Compensation Plan (“2003 DSCP”) and all prior plans in connection with 5,212,738 outstanding stock options (with a weighted average exercise price of $10.57 and a weighted average remaining term of 5.14 years) and 1,317,756 outstanding shares to be issued pursuant to other awards (for example, restricted stock units). As of December 29, 2012, 1,946,187 shares remained available for future awards under the OMIPP and 2003 DSCP. Subject to stockholder approval of the amended and restated OMIPP, on the Effective Date, there will be 12,946,187 shares available for future awards, reduced by awards made after December 29, 2012 and prior to the Effective Date.

Purpose of the Amendments

The board of directors believes that an increase in the number of shares of our common stock authorized under the OMIPP is advisable to enable the Company to continue to grant equity-based awards. The board further believes that the increase and the other amendments to the OMIPP are consistent with market practices and are important to allow us to attract, motivate, reward and retain the broad-based talent critical to achieving our business goals.

Stockholder approval of the amended and restated OMIPP is sought to satisfy the New York Stock Exchange’s requirements with respect to material revisions of equity compensation plans. In addition, Section 19 of the OMIPP provides that certain amendments to the OMIPP, including an increase in the number of shares authorized for awards under the OMIPP, may not be made without the approval of our stockholders.

Approval of the amended and restated OMIPP will also serve to re-approve the material terms of the performance goals under the OMIPP for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The material terms of the performance goals include the eligible class of employees, the business criteria (including new criteria) on which performance objectives may be based and the maximum amounts payable for the various types of awards under the OMIPP, each as further described below. The effectiveness of the 2010 stockholder approval of the material terms of the OMIPP’s performance goals would otherwise expire in 2015 for Section 162(m) purposes. If the amended and restated OMIPP (including the performance goals) is approved, the effectiveness of the approval will last until 2018 for Section 162(m) purposes. If the approval expires without being renewed, some of the compensation paid to the Company’s senior executives may not be deductible to the Company, resulting in additional taxable income for the Company.

The amended and restated OMIPP will be effective on the date of stockholder approval and after that date will apply to all awards made under the OMIPP before, on or after that date. We intend to register the additional shares authorized under the amended and restated OMIPP under the Securities Act of 1933. If our stockholders do not approve the amended and restated OMIPP, the present version of the OMIPP will continue as currently in effect.

Proposed Plan Amendments

At our 2013 annual stockholders’ meeting, stockholders will be requested to consider and approve the proposed amendment to the OMIPP (i) to increase the number of shares of our common stock authorized for awards as of the Effective Date under the OMIPP from 15,251,000 to 26,251,000 (subject to stockholder approval of the OMIPP, on the Effective Date, there will be 12,892,696 shares available for future awards, reduced by awards made after December 29, 2012 and prior to the Effective Date and excluding 53,491 available shares under the 2003 DSCP), (ii) to extend the term of the OMIPP to April 29, 2023 and (iii) to make certain other amendments to the OMIPP, including the following:

•

Amendment to increase from 1.55 to 1.65 the number of shares by which each share granted as an award (other than a stock option or stock appreciation right) after December 29, 2012 reduces the aggregate number of shares available under the OMIPP;

•

Amendment to increase from 1.55 to 1.65 the number of shares by which each share granted as an award (other than a stock option or stock appreciation right), which after December 29, 2012 is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of stock, increases the aggregate number of shares available under the OMIPP;

•

Amendment to add back to the reserve shares withheld to satisfy withholding taxes on awards other than stock options and stock appreciation rights after December 29, 2012, at 1.65 shares for each share withheld;

•

Amendment to provide for the automatic exercise of stock options and stock appreciation rights on the expiration date if the fair market value of a share of stock on that date exceeds the exercise price for the option or stock appreciation right;

•

Amendment to add a $250,000 limit to the value of awards that may be granted to a director in any fiscal year (excluding awards granted pursuant to a director’s voluntary election to receive stock in lieu of cash); and

•	Amendment to add a sunset to the prohibition on amendments to the Plan after a potential change in control.

History and Operation of the OMIPP

In 2003, our board of directors adopted and our stockholders approved the 2003 OfficeMax Incentive and Performance Plan. At our 2008 annual stockholder meeting, our stockholders approved the amendment and restatement of the OMIPP to increase the number of shares authorized for awards under the OMIPP and to make certain other changes to the OMIPP. In December 2008, the board amended the OMIPP to provide for annual incentive award performance periods of less than one year. At our 2010 annual stockholder meeting, our stockholders approved the amendment and restatement of the OMIPP to increase the number of shares authorized for awards under the OMIPP and to make certain other changes to the OMIPP.

The OMIPP is intended to:

•	Attract, motivate, reward and retain the management talent critical to achieving our business goals;

•	Link a portion of each participant’s compensation to our performance; and

•	Encourage ownership of our common stock by participants.

The OMIPP provides flexibility to shape incentive awards that align stockholder interests with those of our employees and non-employee directors. A summary description of the material features of the OMIPP (as it is proposed to be amended) follows. This summary is qualified in its entirety by reference to the terms and conditions of the OMIPP, a copy of which (as it is proposed to be amended) is attached to this Proxy Statement as Appendix A.

General Description of Awards

There are eight general types of awards that may be granted under the OMIPP:

•

Stock options (including both incentive stock options within the meaning of Section 422 of the Code and nonqualified stock options, which are stock options that do not qualify as incentive stock options);

•	Stock appreciation rights;

•	Restricted stock;

•	Restricted stock units;

•	Performance units;

•	Performance shares;

•	Annual incentive awards; and

•	Stock bonus awards.

Administration

The OMIPP is administered by the Executive Compensation Committee of our board of directors, each of whom is a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange. The Executive Compensation Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the OMIPP. The Executive Compensation Committee also has the authority to modify the OMIPP or adopt sub-plans as desirable or necessary to comply with laws of foreign countries in which the OMIPP is offered. The Executive Compensation Committee may delegate the right to make awards and otherwise take action on its behalf under the OMIPP to our employees and, to the extent permitted by law, the Executive Compensation Committee may give authority to executive officers to make awards to employees who are not directors or executive officers.

Participants

The individuals eligible to receive awards under the OMIPP (the “participants”) consist of non-employee directors of the Company and executive officers (including named executive officers) and other employees of the Company and its subsidiaries. As of March 8, 2013, approximately ten executive officers, 345 other employees and seven non-employee directors are eligible to receive awards under the OMIPP. The Company grants awards to participants at the discretion of the Executive Compensation Committee.

Authorized Shares under the OMIPP

Subject to stockholder approval, a total of 26,251,000 shares of our common stock are reserved for awards under the amended and restated OMIPP. Subject to stockholder approval of the amended and restated OMIPP, on the Effective Date, there will be 12,892,696 shares available for future awards, reduced by awards made after December 29, 2012 and prior to the Effective Date and excluding 53,491 shares available under the 2003 DSCP. These shares of stock are subject to adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification or other similar corporate transaction or event. Any shares of stock that may be granted under the OMIPP to any person pursuant to a stock option or stock appreciation right will be counted against this limit as one share for every one share granted. Shares of our common stock with respect to all other awards granted under the OMIPP will be counted against this limit as one and sixty-five one hundredths (1.65) shares for every one such share granted after December 29, 2012. Shares of our common stock that are subject to an award that is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of shares of our common stock (including awards granted prior to the Effective Date and awards granted under the 1984 Key Executive Stock Option Plan, a predecessor plan to the OMIPP) will be available for awards under the OMIPP. Shares of our common stock subject to a stock option or stock appreciation right will be added back to the reserve as one share for every one share cancelled or forfeited after December 29, 2012. Shares of our common stock with respect to all other awards will be added back to the reserve as one and sixty-five one hundredths (1.65) shares for every one such share cancelled or forfeited. Shares of our common stock withheld to satisfy withholding taxes on awards other than stock options and stock appreciation rights after December 29, 2012 will be added back to the reserve at one and sixty-five one hundredths (1.65) shares for every one such share withheld. Any shares of our common stock not issued on the stock settlement of stock appreciation rights and any shares of our common stock purchased on the open market with cash proceeds from the exercise of a stock option will not again be available for awards under the OMIPP. In addition, any shares of our common stock withheld for the payment of the exercise price of an award or to satisfy withholding taxes for stock options and stock appreciation rights will not again be available for awards under the OMIPP.

Substitute awards for grants made under a plan of an acquired entity will not reduce the number of shares of our common stock authorized for awards under the OMIPP. Additionally, in the event that we acquire or combine with a company that has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of the other company’s plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used to determine the consideration payable in the acquisition or combination) may be used for awards under the OMIPP and will not reduce the number of shares authorized for grant under the OMIPP; provided that awards using the shares available under the other company’s pre-existing plan may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not our employees or directors prior to the acquisition or combination.

Qualification of Performance-Based Compensation

Certain compensation under the OMIPP is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. In general, Section 162(m) prohibits a deduction by a publicly held corporation for compensation paid to a “covered employee” (i.e., the chief executive officer and the next three highest paid executive officers employed at the end of the fiscal year, other than the chief financial officer) to the extent that the compensation to the covered employee for a taxable year exceeds $1 million. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by Company stockholders. By approving the amended and restated OMIPP, our stockholders will also be re-approving the material terms of the performance goals under the OMIPP for Section 162(m) purposes, which material terms were last approved by our stockholders in 2010. If our stockholders approve the amended and restated OMIPP and other Section 162(m) conditions relating to performance-based compensation are satisfied, compensation of covered employees pursuant to awards under the OMIPP will continue to be unaffected by the Section 162(m) limitations, other than (i) restricted stock and restricted stock units that vest solely on continued employment and (ii) stock bonuses. However, if our stockholders do not approve the amended and restated OMIPP, including the material terms of the performance goals, some of the compensation paid to the Company’s senior executives may not be deductible, resulting in additional taxable income for the Company.

Awards that are designed to comply with the performance-based exception from the tax deductibility limitation of Section 162(m) are also subject to annual per-participant limitations. No participant may receive in any fiscal year (i) stock options for more than 1,500,000 shares, (ii) stock appreciation rights with respect to more than 1,500,000 shares, (iii) more than 1,500,000 shares of restricted stock, (iv) more than 1,500,000 restricted stock units, (v) more than 1,500,000 performance shares, (vi) performance units in an amount greater than $4,000,000, or (vii) annual incentive awards in an amount greater than $5,000,000.

Types of Awards

The Executive Compensation Committee will determine the amounts, terms and conditions of all awards in accordance with the OMIPP. Awards will become exercisable or otherwise vest at the times and upon the conditions that the Executive Compensation Committee may determine, as reflected in the applicable award agreement, except that the OMIPP provides for minimum vesting or performance periods for certain awards as described below. The Executive Compensation Committee may also make any or all awards performance-based, which means such awards will be paid based on the attainment of specified performance objectives, in addition to any other conditions the Executive Compensation Committee may establish.

The following is a summary of the types of awards that may be granted under the OMIPP.

Stock Options

Stock options entitle the holder to purchase shares of our common stock during a specified period at a purchase price set by the Executive Compensation Committee (the “exercise price”). Except for substitute awards for grants made under a plan of an acquired entity, the purchase price may not be less than 100% of the fair market value of the common stock on the grant date (with respect to incentive stock options, 110% of the fair market value on the grant date for any participant who owns, within the meaning of Section 424(d) of the Code, stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company, any subsidiary or any affiliate). Each stock option granted under the OMIPP generally will be exercisable for a period of seven years from the grant date or for a lesser period if the Executive Compensation Committee so determines. However, if due to a black-out period (which is defined as a period of time when Company policies do not allow the trading of our securities by certain persons) a nonqualified stock option may not be exercised during the three business days prior to the normal expiration date of the stock option, then the expiration date of the stock option will be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Executive Compensation Committee. Participants exercising a stock option may pay the exercise price with cash or previously acquired shares of our common stock, by delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise and to deliver the amount of the proceeds of such sale to the Company, by having the Company deduct from the shares issuable upon exercise of the stock option a number of shares having a value equal to the exercise price of the option, or by such other payment method permitted by the Executive Compensation Committee. In no event will holders of stock options be entitled to dividends or dividend equivalents with respect to stock options. Unexercised stock options will be automatically exercised upon their expiration date if the fair market value of a share of our common stock on that date exceeds the per-share exercise price of the stock option. The vesting period for stock options may be no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity. Incentive stock options may not be granted under the OMIPP on or after April 29, 2023. Without stockholder approval, the exercise price of issued stock options may not be reduced, stock options may not be cancelled and replaced with either other stock options with a lower exercise price or another award under the OMIPP or another Company plan and, except in the event of a change in control, stock options may not be cancelled for a cash payment.

Stock Appreciation Rights

A stock appreciation right is the right, denominated in shares of our common stock, to receive upon exercise, without payment to us, an amount equal to the excess of the fair market value of our common stock on the exercise date over the fair market value of our common stock on the grant date, except for substitute awards complying with Section 424 of the Code (the “exercise price”). Payment may be made in cash, our common stock or a combination of cash and our common stock. The Executive Compensation Committee may grant stock appreciation rights to participants as either freestanding awards or as awards related to stock options. For stock appreciation rights related to a stock option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related stock option, and exercise of either the stock appreciation right or the stock option will cause the cancellation of the other to the extent exercised, unless otherwise determined by the Executive Compensation Committee. The Executive Compensation Committee will determine the terms and conditions applicable to awards of freestanding stock appreciation rights, except that the term of a stock appreciation right generally may not exceed seven years from the grant date. However, if due to a black-out period a stock appreciation right may not be exercised during the three business days prior to the normal expiration date of the stock appreciation right, then the expiration date of the stock appreciation right will be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Executive Compensation Committee. In no event will holders of stock appreciation rights be entitled to dividends or dividend equivalents with respect to stock appreciation rights. Unexercised stock appreciation rights will be automatically exercised upon their expiration date if the fair market value of a share of our common stock on that date exceeds the exercise price of the stock appreciation right. The vesting period for stock appreciation rights may be no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity. Without stockholder approval, the exercise price of stock appreciation rights may not be reduced, stock appreciation rights may not be cancelled and replaced with either other stock appreciation rights with a lower exercise price or another award under the OMIPP or another Company plan, and, except in the event of a change in control, stock appreciation rights may not be cancelled for a cash payment.

Restricted Stock

Restricted stock is our common stock that is issued or sold by us to a participant and that is subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The Executive Compensation Committee will determine the amounts, terms and conditions (including the attainment of performance objectives) of any grant of restricted stock. Except for substitute awards for grants made under a plan of an acquired entity, the restriction period for time-based awards in excess of 5% of the total number of shares of our common stock authorized for awards under the OMIPP shall not be less than three years (with restrictions lapsing on a pro-rata basis) and for performance-based awards the performance period may not be less than one year; provided that the Executive Compensation Committee may provide that the restrictions will lapse in the events of death, disability, retirement and change in control. Except for restrictions on transfer and the requirement that any dividends paid on performance-based restricted stock be held in escrow until all applicable restrictions lapse (and any other restrictions that the Executive Compensation Committee may impose), participants will have all the rights of a stockholder with respect to their restricted stock. Unless the Executive Compensation Committee determines otherwise, a participant’s termination of employment during the restricted period generally will result in forfeiture of all shares of our common stock subject to restrictions.

Restricted Stock Units

Restricted stock units are similar to restricted stock, except that the shares of our common stock are not issued to the participant until after the end of the restriction period or the attainment of specified performance objectives and upon satisfaction of any other applicable conditions. Accordingly, holders of restricted stock units have no voting rights with respect to the restricted stock units. The Executive Compensation Committee may provide that dividend equivalents will be credited with respect to the restricted stock units, provided that dividend equivalents credited with respect to performance-based restricted stock units that vest only upon attainment of the performance objectives shall be held in escrow until the applicable restrictions lapse. Except for substitute awards for grants made under a plan of an acquired entity, the restriction period for time-based awards in excess of 5% of the total number of shares of our common stock authorized for awards under the OMIPP shall not be less than three years (with restrictions lapsing on a pro-rata basis) and for performance-based awards the performance period may not be less than one year; provided that the Executive Compensation Committee may provide that the restrictions will lapse in the events of death, disability, retirement and change in control. Restricted stock units may also be paid in cash rather than our common stock or in a combination of cash and our common stock, at the Executive Compensation Committee’s discretion.

Performance Units

Performance units, which are cash denominated awards that confer the right to receive a payment upon the attainment of specified performance objectives, may also be awarded by the Executive Compensation Committee. The Executive Compensation Committee will establish the applicable performance objectives at the time the units are awarded. The performance period for award of performance units shall be not less than one year. Payment may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee’s discretion.

Performance Shares

Performance shares represent the right to receive a payment at a future date based on the value of our common stock in accordance with the terms of the grant and upon the attainment of specified performance objectives. The Executive Compensation Committee will establish the performance objectives and all other terms applicable to the grant. It may provide that dividend equivalents will be credited with respect to the performance shares, provided that such dividend equivalents be held in escrow and paid only to the extent the performance objectives are satisfied. The performance period for awards of performance shares in excess of 5% of the aggregate number of shares authorized for awards under the OMIPP shall not be less than one year, although payment of performance shares may be accelerated in the events of death, disability, retirement and change in control. Payment may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee’s discretion.

Annual Incentive Awards

Annual incentive awards are payments based on the attainment of performance objectives specified by the Executive Compensation Committee. The performance period for annual incentive awards is determined by the Executive Compensation Committee. Awards are calculated as a percentage of salary, based on the extent to which the performance objectives are attained during the year, as determined by the Executive Compensation Committee. Awards may be made in cash, our common stock or a combination of cash and our common stock, at the Executive Compensation Committee’s discretion.

Stock Bonuses

Stock bonus awards, consisting of our common stock, in payment of earned incentive compensation, may be made at the discretion of the Executive Compensation Committee upon the terms and conditions, if any, determined by the Executive Compensation Committee.

Section 162(m) Performance Objectives

Awards of restricted stock, restricted stock units, performance units, performance shares, annual incentive awards and other awards under the OMIPP may be subject to the attainment of performance objectives relating to one or more business criteria within the meaning of Section 162(m) of the Code. These performance objectives may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net income available from continuing operations to common stockholders excluding special items; net earnings; net sales or net sales growth; price of our common stock; return on any of the following metrics: capital, sales, assets, net assets, invested capital, equity, or stockholders’ equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to stockholders. Performance objectives (i) may be used to measure our performance as a whole or the performance of any “subsidiary” (as defined in the OMIPP), business unit, division or segment, (ii) may include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings, discontinued operations and other unusual and non-recurring items, and the cumulative effects of tax or accounting changes, each determined on a GAAP or non-GAAP basis, and/or (iii) may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index or other external measure, in each case determined at the Executive Compensation Committee’s discretion.

Amendment and Termination

The board of directors may amend or terminate the OMIPP at any time. The Executive Compensation Committee may amend or modify the OMIPP or any award agreements necessary to comply with applicable laws. In addition, the OMIPP and outstanding awards may be equitably adjusted, without stockholder approval, in the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification or other similar corporate transaction or event. However, our stockholders must approve amendments that:

•	Increase the number of shares of our common stock authorized for awards under the OMIPP;

•	Materially increase the cost of the OMIPP to the Company or the benefits to participants;

•

Allow for (i) the exercise price of outstanding stock options or stock appreciation rights to be reduced, (ii) stock options or stock appreciation rights to be cancelled and replaced either with a new award of stock options or stock appreciation rights with a lower exercise price or with another award under the OMIPP or another Company plan, or (iii) stock options or stock appreciation rights to be cancelled in exchange for a cash payment (other than in connection with a change in control); or

•	Are required by applicable law to be approved by our stockholders.

The board of directors may terminate the OMIPP at any time. However, awards outstanding at the termination of the OMIPP will remain in effect according to their terms and the provisions of the OMIPP.

Change in Control

Except as otherwise provided in an employment agreement, award agreement or change in control agreement, upon both a “change in control” and a “qualifying termination” (as such terms are defined in the OMIPP or applicable agreement) the vesting of all outstanding awards (other than annual incentive awards) will be accelerated, except in cases where an acquiring entity does not assume the awards, in which case only a change in control, but not a qualifying termination, is required to cause acceleration. This means that, in general, upon a change in control and a qualifying termination with respect to a participant in the OMIPP, all outstanding stock options and stock appreciation rights held by that participant will vest and become fully exercisable; all restrictions applicable to outstanding shares of restricted stock and restricted stock units will lapse; and all performance objectives will be deemed attained at target levels and award payouts with respect to the performance objectives will be prorated for the portion of the performance period completed prior to the change in control or qualifying termination, as applicable. Upon an acceleration due only to a change in control, each annual incentive award will be payable at either the target award amount or the actual award amount determined by year-to-date performance, in either case prorated for the portion of the performance period completed prior to the change in control, unless otherwise provided in the applicable award agreement. As previously disclosed, on February 20, 2013 OfficeMax entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Office Depot, Inc. (“Office Depot”) and certain other parties. Equity-based awards under the OMIPP will generally be converted into equity awards with respect to shares of Office Depot upon the closing of the transactions contemplated by the Merger Agreement, and these transactions will constitute a change in control under the OMIPP and will have the effects described above. In addition, the Merger Agreement provides that upon the closing, performance-vesting awards with respect to which the applicable performance period is then ongoing will be adjusted into time-vesting awards, which will vest at the target level of performance if the recipient remains employed through the vesting period.

Limited Transferability

A participant’s rights in an award granted under the OMIPP may be assigned or transferred in the event of death, subject to certain conditions. In addition, subject to applicable law, the Executive Compensation Committee’s approval and any specified conditions, a participant may elect to transfer an award under the OMIPP to immediate family members (including a trust for the benefit of immediate family members or a partnership in which immediate family members are the only partners) or a qualified tax-exempt charitable organization, provided that no transfer may be made in exchange for consideration.

Anti-Dilution Adjustment

If our outstanding shares of common stock are changed by reason of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification, or other similar corporate transaction or event, appropriate adjustments will be made to (i) the number or kind of securities that may be issued under the OMIPP, (ii) the maximum number of shares subject to awards that may be awarded to any participant during any fiscal year and (iii) the terms of outstanding awards, including the number and kind of securities or other property issued or issuable in respect of awards and the exercise prices, other stock prices and share-related provisions of awards, provided that, with respect to incentive stock options, adjustments shall be made in accordance with Section 424 of the Code.

Tax Withholding

When cash is to be paid pursuant to an award under the OMIPP, the Company may deduct an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When shares of our common stock are to be delivered pursuant to an award under the OMIPP, the Company may require the participant to remit to the Company in cash an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. With Executive Compensation Committee’s approval, a participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of our common stock having a value equal to the minimum amount of required tax to be withheld.

Federal Income Tax Consequences

The following discussion covers the principal United States federal income tax consequences with respect to awards that may be granted under the OMIPP. It is a brief summary only. The discussion is limited to the federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe state, local or foreign tax consequences of an individual’s participation in the OMIPP. The summary does not purport to address all tax considerations that may be relevant.

Stock Options

A participant will not realize taxable income upon the receipt of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will realize ordinary taxable income equal to the difference between the fair market value of the common stock being purchased and the exercise price. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the nonqualified stock option.

If a participant exercises a nonqualified stock option and subsequently sells the shares of our common stock received on exercise, any appreciation or depreciation will be taxed as capital gain or loss, respectively, in an amount equal to the difference of the sale proceeds for the shares of stock and the participant’s tax basis in the shares. The participant’s tax basis in the shares of stock will generally be the amount paid for the stock plus the amount included in the participant’s ordinary income upon exercise.

A participant generally will not realize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the acquired shares after the later of (i) one year from the date the participant exercised the option and (ii) two years from the grant date of the option, the participant will recognize capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

The Company generally will also be entitled to a deduction in the amount of ordinary income, if any, recognized by the participant with respect to the incentive stock options.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

The tax treatment of a stock appreciation right is essentially the same as for a nonqualified stock option. Thus, a participant will realize no income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the common stock received. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the stock appreciation right.

Restricted Stock

A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the stock. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, then on the date that the restrictions to which the restricted stock are subject terminate, the holder will generally recognize ordinary income in an amount equal to the fair market value of the stock on that date, less any amount paid for the stock.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has previously made a Section 83(b) election or with respect to which the restrictions were previously terminated, and the holder has, therefore, recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder’s basis in the stock. The holder’s basis will equal the fair market value of the stock at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the stock on the grant date.

The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant or vesting of the restricted stock.

Stock Bonuses

Generally, a participant receiving a stock bonus award (unrestricted stock) will recognize taxable income at the time of grant of the award of unrestricted stock. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock.

The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant of the unrestricted stock.

Other Awards

In the case of an award of restricted stock units, performance shares, performance units, annual incentive awards or other stock or cash awards, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. The Company generally will be entitled to a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the award.

Section 409A

Section 409A of the Code addresses federal income tax treatment of all amounts that are nonqualified deferred compensation. The Company intends that awards granted under the OMIPP comply with, or otherwise are exempt from, Section 409A of the Code, but makes no representation or warranty to that effect. If the OMIPP or the terms of an award fail to meet the requirements of Section 409A with respect to such award, then such award shall remain in effect and be subject to taxation in accordance with Section 409A.

Section 162(m)

Section 162(m) of the Code provides that any compensation paid to a “covered employee” within the meaning of Section 162(m) that exceeds $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, (i) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (ii) certain components of the plan or agreement providing for such performance-based compensation have been approved by the stockholders. We intend that stock options, stock appreciation rights, performance-based restricted stock, performance-based restricted stock units, annual incentive awards, performance shares and performance units that are granted under the OMIPP to persons expected to be “covered employees” will constitute “qualified performance-based compensation” and, accordingly will not be subject to the $1,000,000 Section 162(m) deductibility limit. However, the Executive Compensation Committee reserves the right to grant compensation that does not qualify as performance-based compensation under Section 162(m) or that is otherwise not deductible by the Company.

Parachute Payments

In the event any payments or rights accruing to a participant upon a change in control, including any payments or vesting under OMIPP triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax) and we may be disallowed a deduction for the amount of the actual payment.

Additional Information

As of March 8, 2013, the aggregate numbers of shares of our common stock that are subject to stock options previously granted to the following persons under the OMIPP were as follows: (i) Ravi Saligram, president and chief executive officer, 1,520,448 shares; (ii) Bruce Besanko, executive vice president and chief financial officer, 346,654 shares; (iii) Matthew Broad, executive vice president, general counsel and chief compliance officer, 153,497 shares; (iv) John Kenning, executive vice president and president, workplace, 150,000 shares; (v) Michael Lewis, executive vice president and president, retail, 131,454 shares; and (vi) all current executive officers as a group, 2,769,616 shares; (vii) all current directors (who are not executive officers) as a group, 6,000 shares; and (viii) all current employees (including all current officers who are not executive officers) as a group, 2,210,870 shares. These amounts do not include the following numbers of shares of our common stock previously subject to stock options granted under the OMIPP that are no longer subject to such stock options because such stock options have expired or been exercised: all current executive officers as a group, 25,000 shares; and all current employees (including all current officers who are not executive officers) as a group, 314,592 shares.

Since awards under the OMIPP are determined by the Executive Compensation Committee in its sole discretion, the benefits or amounts that will be received by or allocated to participants in the future under the OMIPP are not currently determinable. The closing sale price per share of our common stock on the New York Stock Exchange on March 8, 2013 was $12.09.

Equity Compensation Plan Information

Our stockholders have approved all of the Company’s equity compensation plans, including the Director Stock Compensation Plan and the OMIPP. The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 29, 2012.

Equity Compensation Plan Information(1)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity Compensation Plans Approved by Security Holders	6,529,309	(2)	$8.43	(3)	1,946,187	(4)

Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	6,529,309		$8.43		1,946,187

(1)	Neither of the following are included in this table: (a) Series D Preferred Stock in the ESOP fund or (b) the deferred stock unit components of the Company’s 2001 Key Executive Deferred Compensation Plan.

(2)	Includes 7,475 shares issuable under the Director Stock Compensation Plan, 3,696 shares issuable under the 2003 Director Stock Compensation Plan, and 6,518,138 shares issuable under the OMIPP.

(3)	The inclusion of restricted stock units in this calculation dilutes the weighted-average exercise price of outstanding options, warrants and rights, as the restricted stock units have no exercise price. The outstanding options, warrants and rights included 5,212,738 outstanding stock options, which had a weighted average exercise price of $10.57 per share.

(4)	As of December 29, 2012, 53,491 shares were issuable under the 2003 DSCP and 1,892,696 shares were issuable under the OMIPP.

The following table sets forth the number of stock options and time-based RSUs granted by the Company in the years indicated. In addition, the table provides the number of shares of common stock issued following vesting of performance-based RSUs and the weighted average number of shares of common stock outstanding in the year indicated.

Year	Number of Options Granted	Number of Time-Based RSUs Granted	Number of Shares of Common Stock Issued Following Vesting of Performance-Based RSUs	Weighted Average Number of Shares of Common Stock Outstanding
2012	2,087,453	242,087	59,059	86,593,528
2011	1,457,280	112,296	303,041	85,881,340
2010	2,060,246	530,139	735,366	84,908,469

Our board of directors therefore unanimously recommends a vote “FOR” the approval of the amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance under the plan, to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan.

5.	Such Other Business as May Properly Come before the Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are properly presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

Board of Directors

Structure and Nominee Biographies

The board has nominated eight directors for election in 2013, each to hold office until the annual meeting of stockholders in 2014 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Each of the nominees is currently serving as a director and our stockholders have previously elected all of the nominees to the board. We prepared the following director summaries using information furnished to us by the nominees:

Warren F. Bryant, 67, joined our board of directors in 2004. From 2002 to 2008, Mr. Bryant served as a Director and the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008 he served as the Chairman of the Board of Longs Drug Stores. Mr. Bryant served as Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. Mr. Bryant also served as a director of The National Association of Chain Drug Stores from 2003 to 2008 and as Chairman of the Association during 2008. Mr. Bryant previously served as a director of Longs Drug Stores Corporation (2002-2008) and Pathmark Stores, Inc., a retail grocery chain (2004-2005). Since 2009, Mr. Bryant has served as a director of Dollar General Corporation, a discount retailer, and, since 2010, Mr. Bryant has served as a director of George Weston Limited, a food processing and distribution company.

Mr. Bryant has an exceptional depth of experience in retail leadership, gaining substantial experience in marketing, merchandising, operations and strategy. This experience gives him extensive, relevant knowledge of the retail industry, which, together with his participation on our board and his experience as a board member (including as chairman and as lead director) for several other public company retailers, led the board to conclude that he should again be nominated as a director.

Joseph M. DePinto, 50, joined our board of directors in 2006. Mr. DePinto has been the President and Chief Executive Officer of 7-Eleven, Inc., a convenience retailer, since December 2005. Prior to joining 7-Eleven, Inc., Mr. DePinto served as the President of GameStop Corp., a video game and entertainment software retailer, beginning in March 2005. Mr. DePinto was the Vice President of Operations of 7-Eleven from March 2002 until he joined GameStop Corp. in March 2005. Prior to March 2002, Mr. DePinto was Senior Vice President and Chief Operating Officer of Thornton Oil Corp., an independent gasoline/convenience-chain retailer. From 2008 until 2010, Mr. DePinto was a director of Jo-Ann Stores, Inc., a specialty retailer. Since 2010, he has been a director of Brinker International, Inc., an owner, operator and franchisor of restaurant brands.

As the Chief Executive Officer of 7-Eleven, the world’s largest convenience store chain, Mr. DePinto has gained extensive domestic and international retail industry experience. He is currently involved with all aspects of retailing, including marketing, merchandising, strategy and operations. Mr. DePinto is a graduate of the United States Military Academy (West Point) and subsequently served as an officer with the United States Army, contributing to his leadership skills. Mr. DePinto’s retail leadership experience, as well as his participation on our board and his experience as a board member for other large and/or public companies, led the board to conclude that he should again be nominated as a director.

Rakesh Gangwal, 59, joined our board of directors in 1998. From June 2003 to August 2007, Mr. Gangwal was the Chairman, President and Chief Executive Officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the President and Chief Executive Officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the President and Chief Executive Officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the President and Chief Operating Officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003. Mr. Gangwal has been a director of PetSmart, Inc., a specialty retailer of pet products and services, since 2005 and a director of CarMax, Inc., a retailer of used cars, since 2011.

Mr. Gangwal has an exceptional depth of experience in commerce between businesses in the United States and internationally, with substantial experience in operations, technology, strategy, and finance. In addition to his experience as the President and Chief Executive Officer of a public company, his participation on our board and his role as a board member for other large or public companies, including two large, public retailers, led the board to conclude that he should again be nominated as a director.

V. James Marino, 62, joined our board of directors in 2011. From 2006 until his retirement in August 2011, Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company, a personal care products company. Prior to holding that position, Mr. Marino served as President of Alberto-Culver Consumer Products Worldwide from 2004 to November 2006 and as President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from 2002 to 2004. Mr. Marino has been a member of the board of directors of PVH Corp., a leading apparel company, since 2007. He was also a member of the board of directors of Alberto-Culver Company from 2006 to 2011.

Mr. Marino has substantial prior leadership experience in commerce between businesses, both in the United States and internationally. In addition to his experience as the President and Chief Executive Officer of a public company, his participation on our board and his role as a board member for other consumer products public companies led the board to conclude that he should be nominated to continue as a director.

William J. Montgoris, 66, joined our board of directors in 2007. Mr. Montgoris was the Chief Operating Officer of The Bear Stearns Companies Inc., a leading global investment banking, securities trading and brokerage firm, from 1993 until his retirement in 1999. Prior to holding this position, he served Bear Stearns as its Chief Financial Officer from 1987 to 1993 and as a Senior Managing Director from 1985 to 1987. Mr. Montgoris currently serves on the Board of Trustees of Hackensack Medical Center and Colby College. In addition, he has been a director of Carters, Inc., a branded marketer of apparel for babies and children, since 2007 and Stage Stores, Inc., a specialty department store retailer, since 2004. Mr. Montgoris has been the independent Chairman of the Board at Stage Stores, Inc. since 2009. Mr. Montgoris served on the Board of Trustees of The Reserve Funds, a family of money market mutual funds, from 2007 to 2009, and since 2009, has served as a consultant to the independent trustees of The Reserve Funds.

Mr. Montgoris’ prior leadership experience in commerce between businesses, reflected in his summary, as well as his financial and accounting expertise and experience in corporate finance, his participation on our board and his experience as a board member for several other public companies, including as chairman of a large public retailer, led the board to conclude that he should again be nominated as a director.

Francesca Ruiz de Luzuriaga, 58, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999 and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan.

Ms. Luzuriaga has substantial prior leadership experience in commerce between businesses, both in the United States and internationally, with experience in operations and strategy. This experience, together with her financial expertise and experience in corporate finance, her participation on our board and her experience as a board member for other public companies, led the board to conclude that she should again be nominated as a director.

Ravichandra (“Ravi”) K. Saligram, 56, joined our board of directors on November 8, 2010, the effective date of his election as Chief Executive Officer and President of the Company. Until his election as Chief Executive Officer and President of the Company, Mr. Saligram had been Executive Vice President, ARAMARK Corporation (“ARAMARK”), a global professional services company, since November 2006, President, ARAMARK International since June 2003, and ARAMARK’S Chief Globalization Officer since June 2009. Mr. Saligram held the position of Senior Vice President, ARAMARK from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International; and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Since 2006, he has been a director of Church & Dwight Co., Inc., a consumer and specialty products company.

Mr. Saligram’s prior leadership experience in commerce between businesses, including his experience building businesses and brands in various industries and across the globe, reflected in his summary, as well as his experience as a board member for another public company, led the board to conclude that he should be nominated as a director.

David M. Szymanski, 56, joined our board of directors in 2004. Dr. Szymanski became the Dean of the University of Cincinnati Lindner College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation, a specialty retailer of fine jewelry.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus, as well as his participation on our board and his experience as a board member for another public company, led the board to conclude that he should again be nominated as a director.

.

None of the companies named in these biographies as current or previous employers of the nominees are affiliated with the Company.

Director Independence

The board has determined that, except for Mr. Saligram, the nominees for election as directors are, and all other members of the board in 2012 were, independent within the meaning of the NYSE Listed Company Manual and other NYSE rules and requirements (“NYSE rules”).

For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE’s independence standards. For purposes of these standards, an “immediate family member” includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The board will presume a director is independent if, during the last three years, he or she has not:

•

Been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman, chief executive officer or other executive officer;

•

Been a partner or employee of a firm that is OfficeMax’s internal or external auditor; had an immediate family member who was a partner of such a firm; or had an immediate family member who was an employee of such a firm and personally worked on the Company’s audit;

•	Been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee included one or more current executives of OfficeMax;

•

Received (or had an immediate family member who has received) more than $120,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services; and

•

Been an employee of, or had an immediate family member who was an executive officer of, a company that made payments to or received payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

•	Has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

•	Is not an “affiliated person” of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

Our board will review the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

In 2012, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax in the ordinary course of business. None of these purchases accounted individually for more than the greater of $1 million or 2% of our revenues or the other company’s revenues in 2012, and none of these purchases were material to our business or the other company’s business. All of the transactions were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arm’s-length negotiated rates. Our board has determined that these transactions are not material relationships under the NYSE rules and do not otherwise impair the independence of our directors.

Related Transactions

Our Governance and Nominating Committee is required by its charter to review all related person transactions required to be disclosed by SEC rules on an ongoing basis, and all such transactions must be approved or ratified by the committee. In conducting its review, the Governance and Nominating Committee’s charter states that the committee will consider the following factors: the nature of the related person’s interest in the transaction; whether the transaction involves standard prices, rates or charges or is otherwise on terms consistent with arm’s-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related person (such as the absence of a similarly qualified unrelated party); whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and any other factors the committee may deem relevant with respect to the particular transaction. Any member of the Governance and Nominating Committee who is a related person with respect to a transaction is recused from the review of the transaction.

Our board of directors unanimously recommends a vote “FOR” the election of the board’s nominees identified above.

Director Compensation

The following table presents compensation information for the independent members of the board of directors during the fiscal year ended December 29, 2012: Mr. Warren F. Bryant, Mr. Joseph M. DePinto, Mr. Rakesh Gangwal, Mr. V. James Marino, Ms. Sharon L. McCollam (who served as a director from July 25, 2012 to November 12, 2012), Mr. William J. Montgoris, Ms. Francesca Ruiz de Luzuriaga, and Mr. David M. Szymanski. Compensation for Mr. Ravi K. Saligram, our President and Chief Executive Officer is set forth in the “Summary Compensation Table” on page 55. Mr. Saligram did not receive compensation for service as a director in 2012.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 29, 2012

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (1) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2) (f)	Total ($) (h)
Warren F. Bryant	$101,000		$99,999	$713	$201,712

Joseph M. DePinto	$94,000	(3)	$99,999	—	$193,999

Rakesh Gangwal	$216,000	(3)	$99,999	—	$315,999

V. James Marino	$94,000		$99,999	—	$193,999

Sharon L. McCollam (4)	$43,709		$99,999	—	$143,708

William J. Montgoris	$94,000		$99,999	—	$193,999

Francesca Ruiz de Luzuriaga	$126,000		$99,999	$272	$226,271

David M. Szymanski	$119,000		$99,999	—	$218,999

(1)	The figures in this column represent the aggregate grant date fair value of the annual equity award in the form of RSUs awarded to our directors. Each non-employee director was granted 23,419 RSUs under the OMIPP on July 25, 2012, based on an award value of $100,000 and the closing price of our common stock on that date. Other than the RSUs granted to Ms. McCollam, these RSUs vested on January 25, 2013, and are payable in common stock six months following a director’s date of termination of board service for any reason. Ms. McCollam’s RSUs were forfeited upon her resignation as a director, on November 12, 2012. See “Note 13. Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for a discussion of the assumptions used by the Company to calculate grant date fair value.

As of December 29, 2012, the directors held the following outstanding option and stock awards. As of January 25, 2013, all vesting requirements were met with respect to these outstanding securities:

Name	Outstanding Option Awards (a)	Outstanding Stock Awards (b)
Warren F. Bryant	—	64,327

Joseph M. DePinto	—	61,726

Rakesh Gangwal	3,000	64,327

V. James Marino	—	38,299

Sharon L. McCollam	—	—

William J. Montgoris	—	60,375

Francesca Ruiz de Luzuriaga	3,000	64,327

David M. Szymanski	—	64,657

(a)	This column does not include options elected to be received by a director in lieu of cash fees.

(b)	This column does not include RSUs elected to be received by a director in lieu of cash fees.

(2)	The figures in this column represent above-market interest earned by directors who had balances in the 2005 Director Deferred Compensation Plan. Such above-market earnings are calculated as the cumulative monthly earnings for the fiscal year (based on actual plan returns for each month) that exceed the monthly amounts that would have been earned on plan balances if they had accrued interest at 120 percent of the applicable federal long-term rate.

(3)	Mr. DePinto and Mr. Gangwal elected to receive a percentage of their cash fees in the form of RSUs pursuant to the 2003 OfficeMax Incentive and Performance Plan (“OMIPP”). For each director, the number of RSUs issued in lieu of fees was determined by dividing the amount of cash fees foregone by $9.29, the closing price of our common stock as reported on the consolidated tape of the NYSE on December 28, 2012, the last trading day prior to December 29, 2012. Mr. DePinto was issued 4,815 RSUs in lieu of $47,000 in fees and Mr. Gangwal was issued 22,131 RSUs in lieu of $216,000 in fees. The difference between the fees foregone and the value of the RSUs issued was paid in cash in lieu of issuing fractional RSUs, unless the difference was a de minimis amount, in which case the difference was forfeited.

(4)	Ms. McCollam served as a director from July 25, 2012 until her resignation on November 12, 2012 in connection with a change in her employment. Ms. McCollam’s RSUs were forfeited upon her resignation.

Description of Director Compensation

Our current board members, except Mr. Saligram, receive compensation for board service. In 2012, that compensation included:

Annual Director Retainer:	$51,000

Attendance Fees:	$2,000 for each board meeting $1,000 for each committee meeting Expenses related to attendance

Equity-Based Compensation Award:	$100,000 annually

In addition to the compensation described above, the chair of each committee of the board receives the following additional annual retainer.

Committee	2012 Committee Chair Retainer	Chairman
Audit	$30,000	Ms. Ruiz de Luzuriaga

Executive Compensation	$20,000	Dr. Szymanski

Governance and Nominating	$10,000	Mr. Bryant

Outside Directors (1)	$30,000	Mr. Gangwal

(1)	The Lead Director (Chairman of the Committee of Outside Directors) receives an annual retainer of $30,000 if there is no independent Chairman of the Board. Since November 2010, Mr. Gangwal has served as the independent Chairman of the Board, for which he receives an annual retainer of $125,000. This retainer replaces the Lead Director retainer and is paid in addition to Mr. Gangwal’s annual director retainer, attendance fees and equity award.

The Governance and Nominating Committee did not recommended any changes in the compensation of board members for 2012 and no changes were made in 2012. The Governance and Nominating Committee did not recommended any changes in the compensation of board members for 2013.

2003 OfficeMax Incentive and Performance Plan

Through our stockholder-approved OMIPP, each non-employee director annually receives a form of long-term equity compensation approved by our Governance and Nominating Committee and Executive Compensation Committee. As referenced above, for 2012, each eligible non-employee director was to receive a grant of restricted stock units (“RSUs”) with a target value of $100,000. On July 25, 2012, the grant date, the Company’s closing stock price was $4.27, which resulted in an actual grant of RSUs with a fair market value of $99,999.13 because fractional RSUs are not issued. The RSUs vested or will vest six months after the date of grant (or immediately upon death or total and permanent disability) and are payable six months following the date of a director’s termination of board service for any reason. RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. These notional dividends are accumulated and paid in cash at the time the RSUs are paid.

Additional Director Compensation Plans

Our non-employee directors may choose to receive their cash compensation (meeting and retainer fees) in any one or more of the following three ways:

•	Cash;

•	Cash deposited in the 2005 Director Deferred Compensation Plan; and/or

•	RSUs (awarded through the OMIPP).

Non-employee directors must specify by December 31 of each year how much of their cash compensation for the following year they wish to receive in each available payment form.

Director Deferred Compensation Plan

Our 2005 Director Deferred Compensation Plan allows each non-employee director to defer all or a portion of the cash compensation he or she receives for services as a director. Non-employee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred under this plan are credited with interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances under this plan at the time the decision to defer compensation under the plan is made. Participants will receive payment in cash, in a lump sum or in annual installments, following the termination of their service on the board. In the event of a change in control of the Company, as defined in the plan, a trust may pay our obligations under the 2005 Director Deferred Compensation Plan. For more information on this trust, see “Deferred Compensation” beginning on page 66. None of the eight eligible non-employee directors participated in the plan in 2012 and none of the seven eligible non-employee directors have elected to participate in the plan in 2013.

Restricted Stock Units in Lieu of Cash Compensation (Awarded through the OMIPP)

Through our stockholder approved OMIPP, non-employee directors can elect to receive RSUs in lieu of part or all of their cash compensation. Under this plan, RSUs are granted to participating directors on the last trading day of each calendar year. The number of RSUs granted to a participating director is determined by dividing the amount of cash compensation he or she elected to receive in RSUs by the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. The RSUs are payable immediately after termination of a participating director’s service on the board in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. The notional dividends are accumulated and paid in cash when the RSUs are paid. Two of the seven eligible directors, Mr. DePinto and Mr. Gangwal, elected to receive RSUs in lieu of all or a portion of their cash compensation in 2012 and two of the seven eligible directors, Mr.  DePinto and Gangwal, have elected to receive RSUs in lieu of all or a portion of their cash compensation in 2013.

Director Stock Ownership Guidelines

In 2005, the Governance and Nominating Committee established stock ownership guidelines for directors. These guidelines are intended to increase the directors’ stake in the Company and more closely align their interests with those of the OfficeMax stockholders. These guidelines provide that over a four-year period (beginning at inception of the guidelines or upon election to the board) directors should acquire and maintain stock ownership equal to three times the annual cash retainer amount. The amount of stock required to be held will adjust whenever the retainer for directors is adjusted. All shares of stock owned outright by a director, unvested restricted stock and stock options with an exercise price of $2.50 per share issued under former director stock plans are taken into consideration in determining whether a director has met these guidelines. In April each year, the Governance and Nominating Committee of the board of directors reviews the progress of each director towards achievement of the guidelines. The committee will apply OfficeMax’s stock price on March 31 to each director’s securities on that date to determine each director’s level of compliance with the guidelines. Stock options will be valued at the excess of the market price of the underlying stock over the exercise price. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of securities he or she holds. Once a director reduces his or her holdings, such director will be subject to review each successive April for compliance with the guidelines. All of our directors were in compliance with the guidelines as of April 2012.

In addition to the stock ownership guidelines, OfficeMax requires that directors hold all of the RSUs received under the directors’ compensation program until termination of board service. For all RSUs other than those received in lieu of cash compensation, there is an additional six-month holding period following termination of board service. This mandatory hold policy serves to reinforce the Stock Ownership Guidelines and is intended to ensure that director ownership of OfficeMax common stock increases over time.

Meetings of the Board

During 2012, our board of directors met 19 times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of over 95%. All of the directors attended at least 89% of the meetings of the board and the committees on which they served. While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. All of our directors attended our 2012 annual meeting of stockholders.

The standing committees of the board of directors (other than the Executive Committee), with the membership indicated, are set forth in the table below. Mr. Saligram, as the only director who is not independent, does not serve on any committee of the board.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee
Warren F. Bryant *	X				X		X	(C)
Joseph M. DePinto *	X		X		X
Rakesh Gangwal *	X	(C)	X				X
V. James Marino *	X		X				X
William J. Montgoris *	X		X		X
Francesca Ruiz de Luzuriaga *	X				X	(C)	X
Ravi K. Saligram
David M. Szymanski *	X		X	(C)	X
2012 Meetings	0	†	8		11		6

*	Independent director within the definition under the NYSE rules.

†	The Committee of Outside Directors met numerous times during 2012 on an ad hoc basis.

(C)	Committee Chair.

Committee of Outside Directors and Lead Director

The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of any management director. The Committee of Outside Directors reviews and evaluates our chief executive officer’s performance against his goals and strategies. The Committee of Outside Directors meets at least twice each year either formally or on an ad hoc basis as part of regularly scheduled board meetings.

The chair of our Committee of Outside Directors acts as the lead independent director (“Lead Director”) for our board. When the Company has an independent, non-executive Chairman, as it currently does, the Chairman fulfills the duties of the Lead Director. The duties are:

•	Convening and presiding at all meetings of the board, including executive sessions of the independent directors;

•	Coordinating the activities of our independent directors;

•	Facilitating communications between the president and chief executive officer and other board members;

•	Reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

•	Assuring that appropriate topics are being discussed with sufficient time allocated for each; and

•	Reviewing the results of the president and chief executive officer’s performance evaluation with the president and chief executive officer and with the chair of the Executive Compensation Committee.

The chairs of our other board committees are consulted, as needed, to avoid any dilution of their authority or responsibility.

You may contact our independent directors in the manner set forth under “Communications with Directors” on page 31.

Executive Committee

In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the Chairman of the Board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee and the Committee of Outside Directors. In 2012, the Executive Committee did not meet.

Governance and Nominating Committee

The Governance and Nominating Committee, comprised entirely of directors meeting the independence requirements of the NYSE, is responsible for the following pursuant to its charter:

•	Assisting the board in identifying and recommending qualified individuals for board membership;

•	Recommending nominees for election at the annual meeting of stockholders;

•

Reviewing the continued appropriateness of a director’s board membership upon a change in the circumstances of a director and recommending to the board whether the director’s resignation should be accepted or rejected;

•	Reviewing the board’s committee structure and recommending the composition of each committee;

•	Developing our corporate governance guidelines;

•	Annually reviewing director compensation and benefits;

•	Recommending responses to stockholder proposals;

•	Overseeing the process of evaluation of our senior management, except our president and chief executive officer;

•	Reviewing related person transactions;

•	Developing and recommending to the board an annual self-evaluation process of the board and its committees; and

•	Receiving reports regarding the Company’s compliance with new material corporate governance requirements established by the NYSE and the SEC or other applicable entities.

Qualifications for Directors

The Governance and Nominating Committee and the board have established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our stockholders and us. In evaluating board candidates, the Governance and Nominating Committee considers these qualifications as well as several other factors, including but not limited to:

•	Demonstrated maturity and experience;

•	Geographic balance;

•	Expertise in business areas relevant to OfficeMax;

•	Background as an educator in business, economics, or the sciences; and

•	Diversity.

The Governance and Nominating Committee believes board diversity is an expansive attribute that includes differing points of view, professional experience and expertise and education, as well as more traditional diversity concepts. The board annually reviews its own composition during its evaluation by asking its members to indicate whether the board has the right mix of competencies, skills, experience and backgrounds.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Governance and Nominating Committee decides not to nominate a member for re-election, the committee will review the desired skills and experience of a new nominee in light of the criteria set forth above or may choose to recommend a reduction in the number of board members. Given the significant time demands and responsibilities of serving on a public company board, our directors may not serve on more than four public-company boards in addition to our board.

The Governance and Nominating Committee relies on management and director recommendations and the use of third party search firms when identifying potential board candidates. The Governance and Nominating Committee does not have a written policy regarding stockholder nominations for directors. In accordance with our Bylaws, however, the committee will consider stockholder nominations for directors (see “Stockholder Nominations for Directors” beginning on page 81). OfficeMax has not received any stockholder nominations or recommendations for director in connection with our 2013 annual meeting.

Ms. Sharon L. McCollam, who was appointed by the board as a new director in July 2012 upon the recommendation of the Governance and Nominating Committee, resigned in November 2012 in connection with a change in her employment. She was first identified to the Governance and Nominating Committee by a third party search firm retained by the Company to identify potential board candidates and provide information to assist in the evaluation of possible nominees.

Governance Guidelines and Committee Charters

We maintain a corporate governance page on our website that includes our Corporate Governance Guidelines, Code of Ethics and charters for our Audit, Executive Compensation and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at investor.officemax.com by clicking on “Corporate Governance.” You also may obtain copies of these materials by contacting our Investor Relations Department at 263 Shuman Boulevard, Naperville, Illinois 60563, email: investor@officemax.com, or telephone: 630-864-6800.

Our policies and practices reflect corporate governance standards that comply with the NYSE rules and the corporate governance requirements of the Sarbanes-Oxley Act, including:

•	Our board of directors adopted clear corporate governance policies, including standards for determining director independence;

•	With the exception of Mr. Saligram, our President and Chief Executive Officer, OfficeMax’s board has determined that all of our directors meet the independence standards of the NYSE;

•	All members of our Audit, Executive Compensation and Governance and Nominating Committees are independent;

•	Our board committee charters clearly establish their respective roles and responsibilities;

•	Our non-management directors meet at least twice a year without management present, under the direction of our independent chairman;

•	We have a Code of Ethics that applies to all OfficeMax directors, officers and associates and to any company that we own or manage;

•	Our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls, and reports regularly to the Audit Committee;

•	We have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

•	Callers on our toll-free reporting service may request that an issue be reported to the Audit Committee.

Communications with Directors

Stockholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You also may correspond with our directors by email at boardofdirectors@officemax.com. We will forward all communications to the person(s) to whom they are addressed. All correspondence will also be referred to our independent chairman. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary. You can direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We also have a telephone tipline staffed by a live operator from an independent third party company 24 hours a day, seven days a week. Calls are free and confidential and may be made anonymously. You may request that your concern or issue be forwarded to the Audit Committee. The tipline number is 1-800-241-5689.

Board Leadership Structure and Oversight of Risk

Board Leadership Structure

Under our bylaws, our directors have the discretion to combine or separate the positions of chairman and chief executive officer as they deem appropriate in light of our current circumstances. In 2010, in connection with the retirement of our previous chairman and chief executive officer, the board decided to separate the positions. Our current Chairman, Rakesh Gangwal, is an independent director who has been on the board since 1998. Mr. Gangwal is also our Lead Director, and has held that role since 2008. Ravi Saligram, our President and Chief Executive Officer, joined the Company and our board in November 2010. This separation of roles allows our president and chief executive officer to focus his efforts on managing the Company while the independent chairman coordinates the board’s activities. The separation of roles notwithstanding, we believe it is important that the president and chief executive officer and the independent chairman work together to ensure the board is fully advised of important issues, trends and business developments. To that end, the flow of information between management and the board is frequent, timely and substantive.

Board Oversight of Risk

The Audit Committee of the board administers its risk oversight function. The committee’s charter states that one of its duties is to “discuss with management and the independent registered public accounting firm, as appropriate, OfficeMax’s risk assessment and risk management policies, including OfficeMax’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.” Under the direction of the Audit Committee, the Company’s general counsel (who also serves as the Company’s chief compliance officer) oversees corporate compliance activities. Such activities include training, maintenance of telephone and email tiplines and participation in investigations. In addition, the office of corporate compliance maintains a list of enterprise risks that it believes are material to the Company and a plan and person responsible for monitoring and mitigation of each such risk. The Audit Committee receives an annual report from the general counsel ranking the enterprise risks and describing the status of mitigation activities. The board also receives a report at each meeting that describes compliance risks. The Company’s internal audit services group and loss prevention group are also involved in the management of risk.

The Executive Compensation Committee receives a risk-assessment report from management at least annually related to the Company’s compensation plans and policies. As further described on page 54, Company management reviews the compensation plans and policies and presents to the committee its assessment of the related risks. In addition, the committee’s independent compensation consultant reviews and evaluates management’s risk assessment related to the Company’s compensation plans and policies, and reports on its review and evaluation to the committee.

Under its charter, the internal audit services group is tasked with determining whether the Company’s risk management, control, governance and operational processes are adequate and operating effectively. The internal audit services group also assists the Company in identifying and evaluating the Company’s risk exposures and related controls. Subject to limited exceptions, the internal audit services personnel have unrestricted access to all functions, records, property and personnel of the Company. To provide for the independence of internal audit services, internal audit personnel report to the chief audit executive, who reports functionally to the Audit Committee of the board and has unrestricted access to the board. The chief audit executive reports administratively to Mr. Besanko, the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. The chief audit executive includes, as part of her regular reports to the Audit Committee, an assessment of the controls in the process or area being reviewed.

The loss prevention group is tasked with managing various security risks to the Company including facility access and security and product shrinkage and theft. The loss prevention personnel report to the vice-president of loss prevention, who reports administratively to Mr. Besanko and has unrestricted access to the Audit Committee of the board. The vice-president of loss prevention will include, as part of his or her reports to the Audit Committee, a regular report on the activities of loss prevention.

Audit Committee Report

The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax’s financial statements, the system of internal controls established by management related to accounting, financial reporting, disclosure and ethics and the integrity of OfficeMax’s financial statements. The Audit Committee also assists the board in the oversight of OfficeMax’s compliance with legal and regulatory requirements; the evaluation of the independence, performance and qualifications of the independent public accounting firm; and the performance of OfficeMax’s internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter. All of the Audit Committee members are “financially literate,” and the chairman of the committee is an “audit committee financial expert” as defined by the SEC. See “Board of Directors” on page 21 for a description of the experience of each Audit Committee member.

The Audit Committee, formed in 1969, has had a charter since 1973. The Audit Committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

The Audit Committee’s responsibilities include:

•

Discussing with management and the independent registered public accounting firm OfficeMax’s annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements, and recommending to the board whether the annual audited financial statements should be included in OfficeMax’s Annual Report on Form 10-K;

•

Discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, analyst and rating agency guidance and other financial information provided to the public;

•

Recommending, for stockholder approval, the independent registered public accounting firm to examine OfficeMax’s accounts, controls and financial statements and considering whether there should be rotation of the auditor. The Audit Committee has the sole authority and responsibility to select, terminate and determine the compensation of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee and the Audit Committee is directly responsible for oversight of the work of the independent registered public accounting firm, including resolution of disagreements between Company management and the independent registered public accounting firm regarding financial reporting. The Audit Committee annually considers any partner rotation requirements. The Audit Committee meets with the independent auditor annually prior to the audit to discuss and review the scope, planning and staffing of the audit. The Audit Committee or an authorized Committee member pre-approves any audit and permitted nonaudit service provided to the Company by the Company’s independent auditor;

•

Discussing with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management’s response, as well as OfficeMax’s risk assessment and risk management policies, including OfficeMax’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure;

•

Reviewing, with the independent registered public accounting firm and management, OfficeMax’s financial reporting, accounting standards and principles and critical accounting policies and practices; significant changes in those standards, principles, policies or practices or in their application; the key accounting decisions affecting OfficeMax’s financial statements, including alternatives to, and the rationale for, the decisions made and the treatment preferred by the independent auditor; the information required to be disclosed to the Company by its independent auditors and other material written communications between the independent auditor and management; and the effect of regulatory and accounting initiatives, as well as proposed off-balance-sheet structures, on the financial statements of the Company;

•

Reviewing and approving, if required, the following periodically with respect to the internal corporate audit staff function: (i) purpose, authority, and organizational reporting lines, (ii) the appointment, replacement, reassignment or dismissal of the senior internal audit executive, (iii) annual audit plan, budget, and staffing, (iv) internal audit charter, (v) reports on completed audits, including management response and status of audits in process and planned, (vi) any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the functions’ work; and (vii) reports of any material irregularities encountered in the course of the functions’ work or fraud regarding unauthorized access to Company assets;

•

Reviewing, with the chief financial officer, the controller, the senior internal audit executive, or such others as the Audit Committee deems appropriate, (i) the Company’s internal system of audit, financial, and disclosure controls; (ii) the scope of the internal and independent auditors’ review of internal control over financial reporting and obtaining reports on significant findings and recommendations, together with management responses; and (iii) major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any significant deficiencies identified;

•

Obtaining and reviewing at least annually a written report from the independent registered public accounting firm delineating: the accounting firm’s internal quality control procedures; and any material issues raised within the preceding five years by the accounting firm’s internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Audit Committee also reviews steps taken by the accounting firm to address any findings in any of the foregoing reviews;

•

Assessing the external auditor’s independence and the absence of conflicts of interest, by reviewing at least annually all relationships between the independent registered public accounting firm and OfficeMax;

•	Preparing and publishing an annual committee report in OfficeMax’s proxy statement;

•	Setting policies for hiring employees or former employees of OfficeMax’s independent registered public accounting firm;

•

Overseeing the Company’s ethics and compliance program by ensuring the board receives periodic reports on compliance matters and, at least annually, meeting independently with the chief compliance officer and/or the director of corporate compliance to review the ethics and compliance program and its effectiveness. In addition, the Audit Committee reviews any significant recommendations from the Company’s independent registered public accountant and internal auditors concerning ethics and compliance. Both the chief compliance officer and the director of corporate compliance have direct access to the Committee to report any matter that, in their discretion, should be brought to the attention of the Committee;

•

Reviewing and investigating matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in OfficeMax’s policies. In connection with these reviews, the Audit Committee will meet, as deemed appropriate, with the general counsel, chief compliance officer, director of corporate compliance and other OfficeMax officers and employees;

•	Establishing procedures concerning the submission, receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters;

•

Discussing with management and the independent auditors any correspondence between the Company and regulators or governmental agencies and any associate complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies; and

•

Receiving quarterly reports detailing all hedging activities and pre-approving hedging transactions or categories of hedging transactions if they constitute swaps under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Audit, Audit-Related, and Other Nonaudit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of KPMG LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible nonaudit services provided by KPMG LLP.

Prior to engagement of KPMG LLP for the next year’s audit, management or KPMG LLP will submit to the Audit Committee for approval a list of services expected to be rendered during that year within each of four categories of services and related fees.

•

Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only KPMG LLP can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

•

Audit-Related services are for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits, financial due diligence and special procedures required to meet certain regulatory requirements.

•

Tax services include all services performed by KPMG LLP’s tax personnel except those services specifically related to the audit of the financial statements, including tax analysis, assisting with the coordination of tax-related activities, supporting other tax-related regulatory requirements and tax compliance and reporting.

•	All Other services are those services not captured in the audit, audit-related or tax categories. OfficeMax generally does not request such services from KPMG LLP.

Prior to engagement, the Audit Committee considers whether proposed services would impair KPMG LLP’s independence before approving any services within each category.

During the year, circumstances may arise when it becomes necessary to engage KPMG LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging KPMG LLP. To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend or modify the list of approved permissible audit and nonaudit services and fees to its chair. For informational purposes only, the chair or KPMG reports any action taken pursuant to this authority at the next Audit Committee meeting. The Audit Committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG LLP.

OfficeMax did not use KPMG LLP for any of the following nonaudit services in 2012:

•	Bookkeeping or other services related to our accounting records or financial statements;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services; or

•	Legal services and expert services unrelated to the audit.

Based on its review, the Audit Committee believes that KPMG LLP’s provision of nonaudit services is compatible with maintaining its independence.

Financial Statements Recommendation

The Audit Committee is responsible for recommending to the board that OfficeMax’s audited financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2012, including discussing with KPMG LLP the:

•	Conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	Auditors’ independence, including receipt of a letter from KPMG LLP regarding its independence, as required under the applicable requirements of the Public Company Accounting Oversight Board; and

•	Management’s assessment of the effectiveness of internal control over financial reporting and KPMG LLP’s audit of the effectiveness of internal control over financial reporting.

As the final step in this procedure, the Audit Committee reviewed the OfficeMax audited consolidated balance sheet at December 29, 2012, and its audited consolidated statements of operations, cash flows and equity for the year ended December 29, 2012, and discussed them with KPMG LLP and management.

Based on the discussions with OfficeMax’s management regarding the audited financial statements and with KPMG LLP regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in OfficeMax’s Annual Report on Form 10-K for the year ended December 29, 2012.

Audit Committee of the Board of Directors

Francesca Ruiz de Luzuriaga, Chair

Warren F. Bryant

Joseph M. DePinto

William J. Montgoris

David M. Szymanski

Executive Compensation Committee Interlocks and Insider Participation

Mr. DePinto, Mr. Gangwal, Mr. Marino, Ms. McCollam, Mr. Montgoris and Mr. Szymanski served on our Executive Compensation Committee during some or all of the last completed fiscal year. None of the members of our Executive Compensation Committee is now or was previously an officer or employee of the Company and none of the members was party to a related party transaction in 2012. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Executive Compensation Committee.

Executive Compensation Committee Report

The Executive Compensation Committee of the board of directors (throughout this section, the “committee”) operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The members of the committee are appointed by the board on the recommendation of the Governance and Nominating Committee and may be removed by the board in its discretion.

The board established the committee to discharge the board’s responsibilities relating to compensation of the Company’s president and chief executive officer and each of the Company’s other elected officers. The “elected officers” of the Company consist of the Company’s president and chief executive officer, all officers with a title of executive vice president, and select officers with a title of senior vice president. All of the Company’s named executive officers are elected officers. The committee has overall responsibility for approving and evaluating all compensation plans, policies and benefit programs pertaining to the president and chief executive officer and other elected officers unless they are generally applicable to all Company employees.

Committee Authority and Responsibilities

The Executive Compensation Committee’s responsibilities include:

•	The committee works with management to establish and periodically review the compensation philosophy and policies of the Company for elected officers;

•

The committee reviews trends in management compensation, oversees the development of new compensation plans pertaining to the elected officers, and when necessary, approves the revision of existing plans;

•

The committee annually reviews and approves corporate goals and objectives relevant to president and chief executive officer compensation. Together with the board’s Committee of Outside Directors (including the independent chairman and lead director), the committee annually evaluates the chief executive officer’s performance in light of those goals and objectives and determines and approves the chief executive officer’s overall compensation levels based on this evaluation;

•	The committee annually reviews and approves the annual base salaries and annual incentive opportunities of the Company’s elected officers;

•	Periodically and when appropriate, the committee reviews and approves the following as they affect the president and chief executive officer and the Company’s other elected officers:

•	All other incentive awards and opportunities including both cash-based and equity-based awards and opportunities;

•	Any employment agreements and severance arrangements;

•	Any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and

•	Any special or supplemental compensation and benefits;

•

The committee receives periodic reports on the status of outstanding incentive awards and opportunities granted to elected officers, including both cash-based and equity-based awards and opportunities;

•	The committee receives a report at least annually regarding the risks related to the Company’s compensation plans and policies;

•	The committee receives periodic reports on the Company’s compensation programs as they affect all employees;

•	The committee is responsible for producing a committee report for inclusion in the Company’s proxy statement;

•

The committee reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management. Based on this review and discussion, the committee determines whether to recommend to the board that the section be included in the Company’s Annual Report on Form 10-K or proxy statement;

•	The committee periodically reviews executive succession plans for business and staff organizations; and

•	The Committee receives reports regarding the Company’s compliance with new material laws and regulations pertaining to elected officer compensation and benefits.

In addition, the Executive Compensation Committee reviews the results of the stockholder advisory vote on executive compensation that takes place at the Company’s annual meeting each year.

Committee Procedures

In the performance of its duties, the Executive Compensation Committee may consult with other parties, including the following:

•

The committee has the sole authority to retain and terminate any compensation consultant to be used to assist it in its duties and has sole authority to approve the consultants’ fees and the other terms and conditions of the consultants’ retention. The committee’s analysis regarding the independence of a compensation consultant includes consideration of the independence factors required by NYSE and SEC rules. If the committee deems a consultant independent, the consultant shall report directly to the committee, unless otherwise directed by the committee, and may not act as an adviser or consultant to the Company without the committee’s consent;

•	The committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate; and

•	The committee may form and delegate authority to subcommittees, but did not do so in 2012.

The Executive Compensation Committee has reviewed and discussed the information appearing below under the heading “Compensation Discussion and Analysis,” beginning on page 38, with management. Based on that review and discussion, the committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Executive Compensation Committee of the Board of Directors

David M. Szymanski, Chair

Joseph M. DePinto

Rakesh Gangwal

V. James Marino

William J. Montgoris

Executive Compensation

Compensation Discussion and Analysis

Overview

The Company’s named executive officers for 2012 are:

•	Ravichandra (“Ravi”) K. Saligram, President and Chief Executive Officer;

•	Bruce Besanko, Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

•	Matthew R. Broad, Executive Vice President, General Counsel;

•	John C. Kenning, Executive Vice President and President, Workplace; and

•	Michael J. Lewis, Executive Vice President and President, Retail.

Compensation Objectives

The Executive Compensation Committee (referred to as the committee in the remainder of this section) and management base their executive compensation policies and decisions with respect to our elected officers on achievement of the following objectives:

•

Create alignment between executive compensation and business performance by rewarding elected officers for the achievement of strategic and tactical goals that are intended to contribute to long-term stockholder value;

•	Attract, motivate and retain elected officers who are vital to our short- and long-term success, profitability and growth; and

•	Provide targeted overall compensation levels that are comparable and competitive to the national marketplace where we compete for talent.

In order to achieve these objectives, the committee and management have implemented a compensation program that consists of the following material components:

•	Base salary;

•	Annual performance-based incentive compensation; and

•	Long-term incentive compensation that is primarily performance-based.

We also provide certain other limited compensation and benefit plans, as well as modest perquisites. In designing the compensation programs, management and the committee placed a heavy emphasis on performance, and consequently, a substantial portion of each elected officer’s total annual compensation is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value.

We describe each of these components in more detail below, including their relationship to the objectives outlined above.

Consideration of Results of 2012 Advisory Vote on Executive Compensation

When establishing compensation for fiscal year 2013 and in determining compensation policies, the committee took into account the results of the stockholder advisory vote on executive compensation that took place in April 2012. At that time, our stockholders approved the compensation of our named executive officers as disclosed in the proxy statement for the 2012 annual meeting of stockholders. The committee believes the strong support for our compensation policies reflected by the approval of more than 95% of the shares voted is evidence that the Company’s compensation policies are sound. This high level of support was a strong factor in the committee’s continued application of the same principles in determining the amounts and types of executive compensation for 2013.

Independent Consultant to the Executive Compensation Committee

The committee has the authority under its charter to directly retain compensation consultants to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. (referred to in the rest of this section as Cook) as its independent outside compensation consultant to advise it on matters related to the president and chief executive officer and other executive compensation. The committee has the sole authority to retain and terminate Cook. Cook only interacts with management with the express permission of the committee. In its capacity as advisor to the committee, Cook is available to meet with the committee and management when requested and regularly attends committee meetings. The services provided to the committee by Cook in 2012 included: reviewing compensation proposals prepared by management; advising on the design of incentive plans, including the structure of the plans, the selection of performance metrics and the setting of performance goals, and the composition of the peer group for compensation surveys; advising on the maximum number of shares that can be authorized for issuance under the OMIPP; advising on the design of indirect elements of the total compensation program, such as change in control severance benefits, stock ownership policy and perquisites; reviewing and evaluating management’s assessment of risk arising from the Company’s compensation programs; providing periodic updates on executive compensation regulatory developments, emerging trends and best practices with regard to compensation design and policy; assisting with preparation of the annual proxy statement and other matters related to disclosure of executive compensation; and reviewing an annual competitive analysis of compensation rates for the Company’s elected officers.

The committee has reviewed its relationship with Cook and confirmed that there was no conflict of interest during 2012. In reaching this conclusion, the committee considered the factors set forth in the SEC and NYSE rules regarding compensation consultant independence.

Management Consultant

Historically, management has engaged consultants as needed in order to provide executive compensation recommendations, market data and calculations to management. In 2011 management engaged The Hay Group (referred to in the rest of this section as Hay) to conduct a survey of compensation paid by a peer group of companies (referred to in the rest of this section as the compensation survey) to provide a market-based foundation for executive compensation decisions. The 2011 compensation survey described compensation paid in 2010 within the peer group. In 2012, management decided to forgo a full compensation survey by Hay, because no base salary increases or changes in annual incentive targets were recommended for elected officers and because short-term affordability was expected to impact compensation decisions in 2012 more than peer comparability. In 2012, the executive vice president, chief human resources officer fulfilled the functions previously performed by the consultant.

Peer Group

The peer group for the compensation survey is reviewed and approved annually by the committee. Management, together with Cook, initially proposes a peer group of companies drawn from Hay’s Retail Industry Total Remuneration Survey. The peer group is finalized by the committee after considering the advice of Cook.

The peer group includes competitors and leading retailers that have submitted their compensation data for the prior year to Hay. Because Hay’s database is limited in the number of same-sized companies participating in the survey, companies that are smaller or larger than us are included in the peer group so that a reasonable number of companies is available for statistical analysis. The compensation data are then adjusted for company size to control for compensation differences that would arise from company size differences alone. The committee has approved the criteria set forth below to use in evaluating the companies to include in the peer group:

•	Peer competes with OfficeMax for business;

•	Peer has a similar business model to OfficeMax;

•	Peer competes with OfficeMax for talent;

•	Peer sets compensation trends in OfficeMax’s hiring market; and

•	Peer has similar revenues to OfficeMax.

The 2012 peer group included the 25 companies listed below.

Ace Hardware Corporation	Foot Locker, Inc.
Advance Auto Parts, Inc.	Limited Brands, Inc.
AutoZone, Inc.	Meijer, Inc.
Big Lots, Inc.	Michaels Stores, Inc.
The Bon-Ton Stores, Inc.	Office Depot, Inc.
Collective Brands, Inc. (Payless ShoeSource)	PetSmart, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	Shopko Stores, Inc.
Dollar Tree Stores Inc.	Staples, Inc.
Family Dollar Stores, Inc.	Toys ‘R’ Us, Inc.
Williams Sonoma

The committee approved the following changes to the 2012 peer group for 2013 (which is listed below) in order to better align the peer group with the Company’s multi-channel business. Ace Hardware Corporation, Meijer, Inc., Michaels Stores, Inc., Shopko Stores, Inc. and Toys ‘R’ Us, Inc. were removed from the peer group for 2013 because they are private companies and equity compensation and total shareholder return statistics are not available for them. Although the compensation data are adjusted for size, The Bon-Ton Stores, Inc. was removed from the peer group for 2013 because it is significantly smaller than the Company. Dick’s Sporting Goods, Inc., Limited Brands, Inc., Ross Stores, Inc. and Williams Sonoma were removed from the peer group for 2013 because they deal in different products than does the Company. Barnes & Noble, Inc. and RadioShack Corporation were added to the peer group for 2013 because they are specialty retailers who consider the Company as a peer. CDW Corp., Insight Enterprises, Inc., Systemax Inc., United Stationers Inc., WESCO International, Inc. and W.W. Grainger, Inc. were added to the peer group for 2013 because they use a business-to-business sales model and either operate in a similar industry or are of a similar size. Genuine Parts Company (S.P.Richards) was added to the peer group for 2013 because it uses a business-to-business model and considers the Company as a peer. The Company’s revenues are between the median and the 75th percentile of the 2013 peer group.

Advance Auto Parts, Inc.	Genuine Parts Company (S.P.Richards)
AutoZone, Inc.	Insight Enterprises, Inc.
Barnes & Noble, Inc.	Office Depot, Inc.
Big Lots, Inc.	PetSmart, Inc.
CDW Corp.	RadioShack Corporation
Collective Brands, Inc. (Payless ShoeSource)	Staples, Inc.
Dollar General Corporation	Systemax Inc.
Dollar Tree Stores Inc.	United Stationers Inc.
Family Dollar Stores, Inc.	WESCO International, Inc.
Foot Locker, Inc.	W.W. Grainger, Inc.

Relationship Among the Different Components of Compensation

In order to ensure that elected officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases with increasingly higher levels of responsibility.

The committee, taking into consideration the recommendations of management, generally allocates annual target compensation for each elected officer among the components of compensation on a basis consistent with the results of the applicable compensation survey, although the total compensation paid to any individual elected officer may be above or below the median shown in the survey for that individual’s position based on his or her original terms of hire, level of responsibility, performance against annual performance goals, and considerations of fairness and comparability within the Company. In 2012, when no compensation survey was performed, the committee focused less on the comparability of compensation levels and more on the overall cost of compensation, although it did refer to 2012 peer group data when determining compensation for new executive hires.

Named executive officers’ 2012 base salaries, annual incentive awards and long-term incentive awards were established in February 2012. Our 2012 compensation reflected an overall initiative to lower compensation expense; accordingly, no base salary increases or increases to named executive officers’ annual short-term incentive targets were recommended in 2012. The 2012 annual incentive program was structured similarly to the 2011 program, although the committee established new performance metrics and targets. For the 2012 long-term incentive compensation program, there was a Company-wide reduction in long-term incentive values, in an effort to reduce expense and conserve shares available for grant under the OMIPP; in addition, the entire 2012 performance-based RSU awards will not vest until February 2015, three years after the grant date, even though vesting levels are dependent on the Company’s performance in 2012, 2013 and 2014 (vesting levels of the RSU awards are based one-third on the performance in each year).

The committee annually consults with Cook to ensure that the Company’s elected officer compensation program supports strategic objectives related to attraction and retention of critical talent, alignment of management interests with those of stockholders, and overall affordability from cost and share dilution perspectives. We believe each component of our compensation program serves an important role, and that together these components combine to provide us opportunities to attract and retain talented management, provide management with appropriate incentives to continuously improve the Company’s performance, and reward improvement as it occurs.

We believe our base salaries are appropriate given the challenging macroeconomy and business environment, and given the fact that our bonus plans emphasize performance-based compensation. We provide our elected officers the opportunity to significantly increase their annual cash compensation through our annual incentive program by improving the Company’s performance in financial areas relevant to the Company on an annual basis. We also expect that as those yearly improvements are maintained and built upon, the Company’s stock price will reflect these improvements, and we therefore use equity awards to reward the long-term efforts of management. These equity awards serve the additional purpose of increasing the ownership stake of our management in the Company and further aligning their interests with those of our other stockholders.

Base Salary

Overview

Generally, base salaries represent the only fixed, cash portion of our elected officers’ total direct compensation. Salary is paid to ensure that we are able to attract and retain the talent necessary to lead our Company and to ensure that sufficient fixed income is provided even when variable compensation programs pay out below target (or not at all), thereby mitigating incentive for executives to assume overly risky business strategies.

Initial Salaries

When initially establishing an elected officer’s salary, the committee generally chooses an amount relative to the midpoint of the salary range of companies in the peer group that is appropriate given relevant experience and expertise and employment market conditions at the time of election. The midpoint, or median, is a useful reference because it enables the Company to attract high quality talent while ensuring a fixed-cost structure that is appropriate but not above-market. The committee and management also make comparisons to similar OfficeMax positions in circumstances where the executive position does not exist in the peer group or when no data is gathered on the job in the peer group.

Annual Base Salary Review

In 2012, after taking into consideration the recommendation of management (as described in the next paragraph), the committee decided not to provide salary increases to any of the Company’s elected officers as a result of the Company’s 2011 financial performance and in order to reduce overall compensation expenses.

Annually, with respect to elected officers reporting directly to Mr. Saligram, the recommended salaries and supporting information are presented to Mr. Saligram by the executive vice president, chief human resources officer. With respect to elected officers not reporting directly to Mr. Saligram, the process is the same except the supervising elected officer reviews and provides input to the executive vice president, chief human resources officer prior to presenting the recommended salaries to Mr. Saligram. After reviewing this information, Mr. Saligram may make modifications based on his own assessment of individual performance and then makes salary recommendations to the committee. Cook is present at the committee meeting to provide input on the salary recommendations. The committee approves the base salary for each of the named executive officers and all other elected officers.

In reviewing base salaries for any year, the committee may consider some or all of the following: the Company’s aggregate budget for salary increases, the penetration of an elected officer’s salary into his or her salary range, compensation survey data (if available), the elected officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The committee also reviews and may adjust salaries at the time of promotions or other significant increases in executive responsibilities.

Mr. Saligram’s base salary is established in the same way as it is for other elected officers, except no recommendation is made by management with respect to his compensation. Mr. Saligram annually provides the committee and the Committee of Outside Directors with his goals and priorities or strategies for the upcoming fiscal year. The Committee of Outside Directors provides Mr. Saligram with an annual performance review, which includes consideration of the financial performance of the Company for the year. The committee joins the Committee of Outside Directors when it conducts this review so that it can take the results into consideration when it sets Mr. Saligram’s compensation for the upcoming year.

Base salary information for all named executive officers is set forth below under “2012 Named Executive Officer Compensation” on page 49 and in the “Summary Compensation Table” on page 55.

Annual Incentive Compensation (Cash Bonus)

Overview

The committee establishes annual incentive compensation in the form of cash bonuses in order to tie a significant portion of annual compensation to the Company’s annual financial performance. These awards are issued under the OMIPP, which was previously approved by our stockholders and the amendment of which is being submitted to stockholders for approval at the 2013 annual meeting as discussed on page 9. Each year the committee also establishes objective financial performance criteria that must be met by the Company in order for bonuses to be paid (establishing minimum, target and maximum payout levels for each type of performance criteria), a bonus target for each elected officer that is expressed as a percentage of salary, and other terms and conditions of awards under the bonus program. Each of these components is described below.

The committee typically approves annual performance criteria in February of each year in order to comply with the provisions of Section 162(m) of the Internal Revenue Code (referred to in the rest of this section as Section 162(m)). Compliance with Section 162(m) allows the awards to qualify as “performance-based” compensation and allows the awards granted to our named executive officers employed at the end of our fiscal year (other than Mr. Besanko, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer, whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any named executive officer exceeds $1 million for any fiscal year.

In order to receive an award or payout under the award agreements, elected officers generally must have commenced employment with the Company no later than September 29, 2012, must have been employed by the Company at the time of award payment (subject to exceptions in certain circumstances including some involuntary terminations, death, disability or retirement) and must not have been performing at an unsatisfactory performance level. In the event of a change in control, as defined in the award agreements, the vesting of the awards could have accelerated under certain circumstances described in all award agreements.

The annual incentive award agreements typically provide that if a participant joins the Company during the year, his or her award payout is pro-rated based on the number of days he or she worked during the award period.

Performance Criteria That Must Be Met Before Bonuses Are Paid

The Company’s 2012 annual incentive award program was structured to reflect the Company’s underlying business conditions and to support its strategic plan. As a condition of payment of an award under the 2012 program, the Company’s 2012 net income from continuing operations available to common stockholders adjusted for special items included in Company earnings releases in 2012 (“2012 Net Income”) had to be positive and the Company’s 2012 earnings from continuing operations, excluding the impact of foreign currency exchange-rate fluctuation, before interest and taxes, adjusted for special items included in Company earnings releases in 2012 (“2012 EBIT”) had to exceed a specified threshold. The committee selected Net Income and EBIT targets as threshold performance criteria in order to ensure that the Company was profitable before any incentive is paid under the program. If these threshold requirements were met, then the amount of the award actually earned depended on the Company’s achievement of the three following performance metrics during 2012, each given a weighting of 33.3%: (i) the Company’s 2012 net sales, excluding the impact of foreign currency exchange-rate fluctuation (“2012 Net Sales”); (ii) the Company’s 2012 EBIT; and (iii) the Company’s 2012 EBIT divided by 2012 Net Sales (“2012 Return on Sales”). The committee gave each of the three Company-based performance metrics equal weighting for 2012 to emphasize balancing sales growth and margin improvement. A portion of the payouts of the 2012 annual incentive awards granted to Mr. Kenning and Mr. Lewis also depended on the achievement of performance metrics by their respective business units (North American Workplace for Mr. Kenning and U.S. Retail for Mr. Lewis); for these individuals, payouts depended 80% on the achievement of the Company-based performance metrics, 10% on the achievement of their respective business unit’s EBIT performance metrics and 10% on the achievement of their respective business unit’s Net Sales performance metrics. The impact of foreign currency exchange-rate fluctuation was explicitly excluded from the calculation of 2012 EBIT and 2012 Return on Sales to eliminate the impact of influences outside of participant control. If 2012 Net Income is positive and the Company’s 2012 financial performance equaled or exceeded the minimum target for any of the metrics, a participant would receive a payout based upon the level of performance against the metrics, with the maximum payout capped at 175% of a participant’s target award (200% for Mr. Saligram).

Net Sales, EBIT and Return on Sales were selected because they reinforce the objective of profitable growth and the committee considers them highly indicative of our success in executing our strategic and tactical plans. The performance criteria and targets were intended to motivate and reward elected officers to strive for continued financial improvement for the Company, consistent with increasing stockholder value. The 2012 EBIT target was approximately 19% higher than the EBIT achieved in 2011. The minimum payout threshold for the 2012 Net Sales target was higher than the level of Net Sales achieved in 2011. Achievement of all performance criteria at target was dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs and offset the effect of economic conditions and the successful execution of new initiatives arising from the Company’s five-year growth plan. The committee has the authority to determine whether to include special one-time or extraordinary gains or losses in the calculation of the performance criteria when determining whether the criteria have been met and excluded those disclosed by the Company in its 2012 earnings releases in the calculation of awards in 2012.

Under the 2012 annual incentive award agreement, to receive an award and payment, a participant must be employed by the Company a minimum of 90 days during the award period, must be employed by the Company at the time of award payment (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement), and must not be performing at an unsatisfactory or below expectations performance level during 2012. In the event of a change in control, as defined in the award agreement, the vesting of the award may accelerate under certain circumstances described in the agreement.

Target Bonus Opportunities

The committee annually establishes a target bonus opportunity for each elected officer. Target bonus opportunities are expressed as a percentage of the elected officer’s base salary. In 2012, the initial target bonus percentages for all named executive officers (other than Mr. Kenning, who joined the Company in April 2012 and did not receive an annual incentive bonus award in 2011) were identical to their respective target bonus percentages in effect at the end of 2011 and ranged from 55% to 100% of base salary, depending on position. In establishing target bonus opportunities, the committee may consider some or all of the following: compensation survey data, the Company’s aggregate budget for annual incentive compensation, the elected officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The committee also reviews and may adjust the target bonus percentage at the time of promotions or other significant increases in executive responsibilities.

An elected officer’s actual payout is typically either above or below the targeted amount when it is based on the Company’s level of achievement of performance targets. For 2012, the maximum potential award for any participant, including the named executive officers, was 175% of target award opportunity (200% for Mr. Saligram). The committee has the discretion to reduce or eliminate an award regardless of whether the performance goals applicable to the elected officer’s bonus have been achieved. The committee did not exercise this discretion for 2012. The bonus opportunity for each named executive officer is set forth below under “2012 Named Executive Officer Compensation” on page 49 and the threshold, target and maximum awards for each named executive officer are contained in the “Grants of Plan-Based Awards” table on page 58.

The named executive officers bonus opportunities for 2012, as well as their actual bonuses earned for 2012, are set forth below:

	Target Bonus (as a percentage of base salary)	Target Bonus (dollar amount)	Actual Bonus paid for 2012 performance
Ravi K. Saligram	100%	$900,000	$686,700
Bruce Besanko	65%	$396,545	$302,564
Matthew R. Broad	55%	$269,597	$205,703
John C. Kenning	65%	$262,286	$200,593
Michael J. Lewis	75%	$476,250	$290,703

Actual Payments Made Under Plan

In 2012, the Company’s financial performance resulted in a payout under the 2012 annual incentive plan at 76.3% of target for Company-based performance. Information on the achievement of each target is shown in the chart below.

2012 Annual Incentive Plan

Threshold Criteria	Minimum Threshold	Financial Performance Against Minimum Threshold Requirement
2012 Net Income	Positive	$68.5 million
2012 EBIT	$110.0 million	$139.2 million

Performance Criteria	Target (100% payout)	Financial Performance Against Performance Criteria
2012 Net Sales	$7,153.0 million	$6,920.4 million
2012 EBIT	$137.0 million	$139.2 million
2012 Return on Sales	1.92%	2.01%

2013 Annual Incentive Plan

On February 18, 2013, the committee approved the design of the 2013 annual incentive plan. Before any payment will be made on any plan awards, the Company’s “2013 Net Income” (calculated the same manner as the 2012 Net Income) must be positive. If the 2013 Net Income requirement is met, the amount of a participant’s payout actually earned will depend on the achievement of performance metrics by the Company, and in some cases, the achievement of performance metrics by the participant’s business unit.

The performance metrics applicable to the Company’s performance are “2013 Net Sales” (weighted 20%) (calculated in the same manner as 2012 Net Sales); “2013 EBIT” (weighted 30%) (calculated in the same manner as 2012 EBIT); “2013 Return on Sales” (weighted 30%) (calculated the same manner a 2012 Return on Sales); and “2013 Cash Flow from Continuing Operations” (weighted 20%) (defined as the Company’s 2013 cash from operations less capital expenditures, excluding the impact of foreign currency exchange-rate fluctuation). The Committee approved the addition of Cash Flow from Continuing Operations as a performance metric to reflect the Company’s focus on maintaining a strong liquidity position. The performance metrics applicable to named executive officers’ business units are based in the officer’s business unit’s EBIT, Net Sales and/or Return on Sales.

The payouts of the 2013 annual incentive awards granted to Mr. Saligram, Mr. Besanko and Mr. Broad depend on the achievement of the Company-based 2013 performance metrics. The 2013 annual incentive award payouts to each of Mr. Kenning and Mr. Lewis depend on both the achievement of the Company-based performance metrics and the achievement of performance metrics by their respective business units (North American Workplace for Mr. Kenning and U.S. Retail for Mr. Lewis). Mr. Kenning’s payout depends 70% on the achievement of the Company-based performance metrics, 15% on the achievement of North American Workplace’s 2013 EBIT performance metrics and 15% on the achievement of North American Workplace’s 2013 Net Sales performance metrics. Mr. Lewis’ payout depends 70% on the achievement of the Company-based performance metrics, 10% on the achievement of U.S. Retail’s 2013 EBIT performance metrics, 10% on the achievement of U.S. Retail’s 2013 Net Sales performance metrics and 10% on the achievement of U.S. Retail’s 2013 Return on Sales performance metrics.

Subject to the 2013 Net Income threshold described above, if the Company’s or applicable business unit’s 2013 financial performance equals or exceeds the minimum target for any of the metrics, a participant will receive a payout based upon the level of performance against the target metrics, with the maximum payout capped at 175% of a participant’s target award for all participants other than Mr. Saligram. Pursuant to the terms of his employment agreement, Mr. Saligram’s maximum payout is capped at 200% of his target award. Mr. Saligram’s award requires achievement of the same target metrics as all other participants, except that his higher maximum payout cap requires achievement of incremental performance levels.

Under the 2013 annual incentive award agreement, to receive an award and payment, a participant must be employed by the Company a minimum of 90 days during the award period, must be employed by the Company at the time of award payment (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement), and must not be performing at an unsatisfactory or below expectations performance level during 2013. In the event of a change in control, as defined in the award agreement, the vesting of the award may accelerate under certain circumstances described in the agreement.

Annual incentive target percentages for 2013 were approved for the named executive officers at the same target percentages in effect at the end of 2012 for the officers’ awards under the 2012 annual incentive plan, except for Mr. Broad’s target percentage, which was increased from 55% to 60% of his base salary.

Long-Term Incentive Compensation (Equity Awards)

Overview

The committee annually grants long-term equity awards in order to serve several compensation objectives. First, the committee believes equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by elected officers, which aligns the interests of those officers with those of our stockholders. In addition, the vesting provisions applicable to the awards help retain elected officers and reward the achievement of long-term business objectives that benefit our stockholders. The committee believes performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The committee intends to continue to align the metrics for future long-term incentive compensation programs with our strategic and tactical goals as they evolve.

These awards are issued under the OMIPP, which was approved by our stockholders. The OMIPP permits the grant of various types of awards, which allows the committee to choose awards they believe will provide competitive long-term incentive compensation.

Annually, the committee approves the design of the long-term incentive program for the upcoming year. Management discusses the initial program elements prior to presenting them to our president and chief executive officer for further review and recommendation to the committee. This includes the type of equity award to be granted as well as the aggregate size of the awards for elected officers. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that may apply, the committee considers the strategic goals of the Company, trends in corporate governance, accounting impact, tax-deductibility, the Company’s aggregate budget for long-term incentive compensation, cash flow, the impact on the Company’s earnings per share and the number of shares of stock that would be required to be allocated. Throughout the process, Cook is informed and provides ongoing feedback to the committee and management (at the committee’s request).

In general, the committee grants long-term incentive compensation awards annually, typically at the board of directors meeting held each February, in order to comply with the provisions of Section 162(m) applicable to certain performance-based awards. The grant date for all securities other than those granted to a newly-hired elected officer is the date on which the grant is approved by the committee. Under the OMIPP, grants may not be made to non-employees. As a result, the grant date for a security granted to a newly-hired elected officer is the date on which the officer commences employment rather than the date on which the committee approves the grant.

2012—Type of Equity Granted and Performance Metrics

For 2012, management recommended and the committee approved an award for each elected officer with a title of executive vice president or above comprised of 40% nonqualified stock options and 60% performance-based RSUs. Stock options only have value if the stock price increases, which both supports our stockholder alignment objectives and maximizes the shares of stock we have available under the OMIPP. The performance-based RSU grants were designed to vest only upon achievement of performance criteria intended to contribute to long-term shareholder value, and both the RSU grants and the option grants reward elected officers for generating improved financial performance and increasing the Company’s stock price. In addition, the performance-based RSUs’ cost is variable and only incurred to the extent operating goals are achieved. Performance-based RSUs and stock options further support our financial efficiency objectives as they are tax deductible under Section 162(m).

In order for any portion of the RSUs to vest with respect to a particular fiscal year, the Company’s Net Income must be positive for that fiscal year and the Company’s EBIT must equal or exceed a threshold value. Net Income and EBIT were chosen as threshold metrics here and in the annual incentive grant because meeting them ensures that the Company is profitable before any incentive is paid. Subject to the achievement of positive 2012 Net Income and the 2012 EBIT threshold (set at $110.0 million), the first third of the 2012 RSU award will vest on February 15, 2015, and will be adjusted based upon 2012 Net Sales and 2012 EBIT. Each of the remaining two thirds of the RSU award shall be adjusted based on the Company’s achievement of performance metrics for each of fiscal year 2013 and fiscal year 2014, respectively, and will vest on February 15, 2015.

Similar to the Company’s 2011 long-term incentive award performance targets, attaining the 2012 EBIT and Net Sales targets under the 2012 RSU awards was intended to be challenging but achievable in consideration of the Company’s internal budget. Achievement of the 2012 target was dependent on the successful execution of numerous initiatives designed to increase efficiency and reduce costs and the successful execution of new initiatives arising from the Company’s five-year growth plan. In 2012, no named executive officer’s long-term incentive required accomplishment of individual performance measures, although if a named executive officer performs at an unsatisfactory or below expectations performance level for a fiscal year, a portion of the RSU award or option award will not vest, as further described below under “2012 Performance-Based RSU Award Agreements” and “2012 Option Award Agreements” on pages 58 and 59.

Determination of Award Size

Annually, the committee establishes a target long-term incentive award value for each elected officer. In 2012, the committee determined an appropriate range of target long-term incentive award values for the named executive officers other than Mr. Saligram. In its discretion and based on recommendations from Mr. Saligram, the committee determined each of those named executive officers’ target long-term incentive award values within that range, based upon the named executive officers’ salary grades and the availability of shares under the OMIPP. The value of the 2012 long-term incentive awards was less than the value of the awards granted in 2011 because of a Company-wide effort to reduce the number of shares granted under the OMIPP (given the low level of shares available for issuance under the OMIPP) and the Company’s efforts to reduce overall compensation expense and share usage. Mr. Saligram recommended to the committee that his long-term incentive award value be reduced by 10% from the value of his 2011 long-term incentive award. The value of Mr. Kenning’s long-term incentive award was approved by the committee in connection with the negotiation of his hiring in April 2012. The target values of the other named executive officers’ 2012 long-term incentive awards were, on average, 10% less than the target values of their respective 2011 long-term incentive awards. The committee determined the value of Mr. Saligram’s long-term incentive award separately.

The executive’s actual payout can vary from the targeted amount depending on the level of the achievement of the performance goal applied to the RSU awards, as well as changes in the value of the shares of stock underlying the grant that occur between the grant date and payout. The maximum potential RSU award for any participant, including the named executive officers, was 175% of the target RSU award.

The long-term incentive awards granted to our named executive officers are listed below under “2012 Named Executive Officer Compensation” on page 49 and the threshold, target and maximum awards for the performance-based RSUs granted to each of our named executive officers are listed in the “Grants of Plan-Based Awards for Fiscal Year Ended December 29, 2012” table on page 58.

2012 Performance-Based RSUs

RSU awards are paid in shares of Company common stock upon vesting. The performance-based RSUs will vest on February 15, 2015, subject to adjustment based upon achievement of specified performance metrics during the three-year performance period consisting of the Company’s 2012, 2013 and 2014 fiscal years. The amount of the RSU awards that vests will depend one-third upon achievement of performance metrics with respect to the Company’s 2012 fiscal year, another third upon achievement of performance metrics with respect to the Company’s 2013 fiscal year and the final third upon achievement of performance metrics with respect to the Company’s 2014 fiscal year. In order for any portion of the RSUs to vest with respect to a fiscal year’s performance metrics, the Company’s Net Income for that year must be positive and the Company’s EBIT for that year must exceed the threshold established by the committee. If either of those threshold levels are not achieved for a fiscal year, the third of the award attributable to such year is forfeited in full.

Subject to the Net Income and EBIT thresholds described above, the amount of the third of the RSU awards subject to 2012 performance that actually vested was based on the Company’s achievement of the following performance metrics during 2012, each given equal weight, with the amount of possible vesting ranging from 20% to 175% of the target RSU award: (i) 2012 Net Sales; and (ii) 2012 EBIT. The vesting of that third of the 2012 performance-based RSU awards is further described under “2012 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric” on page 48.

Subject to the Net Income and EBIT thresholds described above, the amount of the third of the RSU awards subject to 2013 performance that actually vests will depend on the Company’s achievement of the following performance metrics during 2013, each given equal weight, with the amount that vests ranging from 20% to 175% of the target RSU award: (i) 2013 Net Sales; and (ii) 2013 EBIT. The performance metrics and the vesting ranges for the third of the RSU awards based upon 2014 performance will be determined by the committee within the first 90 days of the 2014 fiscal year.

The terms of the 2012 performance-based RSU awards are further described under “2012 Performance-Based RSU Award Agreements” on page 58.

2012 Options

The exercise price of the elected officers’ stock options is $5.57, the closing price of our common stock on February 16, 2012, the grant date. One-third of each option will vest on each of the first three anniversaries of the grant date for those elected officers who are employed with the Company on the vest date and each option will expire in seven years.

The terms of the 2012 options awards are further described under “2012 Stock Option Award Agreements” on page 59.

2011 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric

One half of the RSUs granted under the 2011 long-term equity award in 2011 were performance-based RSUs that depended upon the Company’s achievement of a 2011 EBIT minimum target. The other half of the performance-based RSUs granted under the 2011 long-term equity award in 2011 depended upon the Company’s achievement of a 2012 EBIT minimum target. In order for any portion of the RSUs to vest, the sum of the Company’s 2011 Net Income and 2012 Net Income must be positive and the sum of the Company’s 2011 EBIT and 2012 EBIT must equal or exceed a threshold value. In 2011, the Company did not achieve the 2011 EBIT minimum target, so that half of the RSUs was forfeited at the end of its vesting period, in February 2013. The Company did not achieve the 2012 EBIT minimum target in 2012 or the two-year cumulative EBIT threshold for 2011 and 2012, and the committee declared the other half of the RSUs to be forfeited effective in February 2013.

2012 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric

As described under “Long-Term Incentive Compensation (Equity Awards)” on page 45, one third of the RSUs granted under the 2012 long-term equity award granted in 2012 were performance-based RSUs that could vest only upon the Company’s satisfaction of a 2012 EBIT minimum threshold and a positive 2012 Net Income. The Company met the 2012 EBIT and 2012 Net Income threshold requirements, and the amount of that third of the RSU award expected to be awarded at the end of its vesting period was based upon the Company’s achievement of performance metrics with respect to 2012 EBIT and 2012 Net Sales (50% weighting each). Based on the Company’s 2012 performance, that third of the RSU award will be paid out at 54.5% at the end of the performance period. The other two-thirds of the RSU awards remain outstanding subject to the Company’s achievement of performance measures for 2013 and 2014.

Performance Based RSUs – 2012 Grant Results

Performance Criteria	Target	Financial Performance Against Performance Criteria	Percentage Payout
2012 EBIT (first tranche)	$137.0 million	$139.2 million	109.0%
2012 Net Sales (first tranche)	$7,153 million	$6,920.4 million	0%

		Overall RSU award percentage payout (first tranche)	54.5%

2013 Long-Term Incentive Plan; Performance-Based RSUs and Time-Based RSUs

On February 19, 2013, the committee approved the design of the 2013 long-term incentive plan under the OMIPP. Under the plan, named executive officers will receive an award that is comprised of 50% performance-based RSUs and 50% time-based RSUs. The named executive officers’ 2013 long-term incentive awards consisted of an equal number of performance-based and time-based awards to balance the objectives of driving performance and retaining the executives. The RSU awards are generally subject to the same terms as the RSUs granted to executive officers under the Company’s long-term incentive plans in previous years.

The performance-based RSUs will vest on February 19, 2016, subject to adjustment based upon achievement of an Operating Margin (defined the same as Return on Sales) performance criterion for the three-year period from 2013 to 2015. One third of each of the time-based RSUs will vest on each of the first three anniversaries of the February 19, 2013 grant date, subject in most cases to the recipient’s continued employment.

As previously disclosed, on February 20, 2013 OfficeMax entered the Merger Agreement with Office Depot. Equity-based awards (including the 2013 time-based and performance-based RSUs) will generally be converted into equity awards with respect to shares of Office Depot upon the closing of the transactions contemplated by the Merger Agreement, and these transactions will constitute a change in control under the OMIPP and will have the effects described above on page 16 under “Change in Control.” In addition, the Merger Agreement provides that upon the closing the 2013 performance-vesting awards will be adjusted into time-vesting awards, which will vest at the target level of performance if the recipient remains employed through the vesting period.

2012 Named Executive Officer Compensation

Mr. Saligram

Mr. Saligram was elected Chief Executive Officer, President and Director of the Company effective November, 2010. Unlike our other named executive officers, Mr. Saligram has an Employment Agreement (the “Employment Agreement”), which became effective November 8, 2010. The Employment Agreement establishes the majority of Mr. Saligram’s compensation terms beginning on that date and ending on November 7, 2013. The terms of Mr. Saligram’s Employment Agreement are described below under “Employment Agreement—Mr. Saligram” on page 59.

Base Salary:    Pursuant to his Employment Agreement Mr. Saligram received a base salary of $900,000 in 2012, the same salary level he has received since joining the Company in 2010. In 2013, he received a salary increase to $920,000.

Annual Incentive Compensation (Cash Bonus):    Pursuant to his Employment Agreement, Mr. Saligram’s annual bonus target must equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award not less than 200% of target cash incentive level. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2012, Mr. Saligram received an annual incentive award equal to 100% of his annual base salary on the same terms as the awards granted to the Company’s other elected officers. For 2013, Mr. Saligram’s bonus target has again been set at 100% of his annual base salary.

Long-Term Incentive Awards:    In 2012, Mr. Saligram received a grant under the long-term incentive award program on the same terms as the Company’s other elected officers with a target value of $2,707,596, consisting of 291,662 RSUs and an option to purchase 340,528 shares. For 2013, he received a long-term incentive award with a target value of $3,000,010, consisting of 115,385 performance-based RSUs and 115,385 time-based RSUs.

Other Compensation:    Other compensation received by Mr. Saligram in 2012 is discussed in the summary compensation table on page 55.

Mr. Besanko

Base Salary:    Salaries for all officers were frozen during 2012 and Mr. Besanko’s 2012 salary remained at the same level as his 2011 salary. He received $610,069 in salary for 2012. In 2013, he received a salary increase to $620,000.

Annual Incentive Compensation (Cash Bonus):    For 2012, Mr. Besanko’s annual bonus target was set at 65% of his annual base salary, the same target percentage as 2011. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2013, his annual incentive target will remain at 65%.

Long-Term Incentive Awards:    For 2012, Mr. Besanko received a long-term incentive award with a target value of $475,001, consisting of 51,167 RSUs and an option to purchase 59,740 shares. Mr. Besanko’s award had a value within the value range determined by the committee for all named executive officers. For 2013, Mr. Besanko received a long-term incentive award with a target value of $424,996, consisting of 16,346 performance-based RSUs and 16,346 time-based RSUs.

Other Compensation:    Other compensation received by Mr. Besanko in 2012 is discussed in the summary compensation table on page 55.

Mr. Broad

Base Salary:    Salaries for all officers were frozen during 2012 and Mr. Broad’s 2012 salary remained at the same level as his 2011 salary. He received $490,177 in salary for 2012. In 2013, he received a salary increase to $505,000.

Annual Incentive Compensation (Cash Bonus):    For 2012, Mr. Broad’s annual bonus target was set at 55% of his annual base salary, the same target percentage as 2011. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2013, his annual incentive target will increase to 60%.

Long-Term Incentive Awards:    For 2012, Mr. Broad received a long-term incentive award with a target value of $375,001, consisting of 40,395 RSUs and an option to purchase 47,163 shares. Mr. Broad’s award had a value within the value range determined by the committee for all named executive officers. For 2013, he received a long-term incentive award with a target value of $450,008, consisting of 17,308 performance-based RSUs and 17,308 time-based RSUs.

Other Compensation:    Other compensation received by Mr. Broad in 2012 is discussed in the summary compensation table on page 55.

Mr. Kenning

Base Salary:    Pursuant to his offer letter, Mr. Kenning received a base salary at the annualized rate of $540,000 in 2012 for the portion of the year in which he was employed by the Company. This salary was comparable to the median salary for the executive officers in similar positions at the peer companies included in the 2012 peer group. The committee believed that this salary was reasonable considering his relevant experience. In 2013, he received a salary increase to $550,000.

Annual Incentive Compensation (Cash Bonus):    On April 2, 2012, the effective date of his employment, Mr. Kenning received an annual incentive award on the same terms as the annual incentive awards granted to the Company’s other elected officers on February 16, 2012. Pursuant to the terms of his offer letter, Mr. Kenning’s annual bonus target for 2012 was equal to 65% of his annual base salary. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2013, his annual incentive target will remain at 65%.

Long-Term Incentive Awards:    On April 2, 2012, Mr. Kenning received a grant under the Company’s 2012 long-term incentive award program with a target value of $515,127, consisting of 60,000 RSUs and an option to purchase 50,000 shares. This award was on the same terms as the long-term incentive awards made to other elected officers in February 2012. For 2013, he received a long-term incentive award with a target value of $424,996, consisting of 16,346 performance-based RSUs and 16,346 time-based RSUs.

Other Awards:    On April 2, 2012, Mr. Kenning also received a one-time incentive award with a target value of $334,254, consisting of an option to purchase 100,000 shares. This award is on the same terms as the long-term incentive awards made to other elected officers in February 2012.

Other Compensation:    Other compensation received by Mr. Kenning in 2012 is discussed in the summary compensation table on page 55.

Mr. Lewis

Base Salary:    Salaries for all officers were frozen during 2012 and Mr. Lewis’ 2012 salary remained at the same level as his annualized 2011 salary. He received $635,000 in salary for 2012. In 2013, he received a salary increase to $640,000.

Annual Incentive Compensation (Cash Bonus):    For 2012, Mr. Lewis’ annual bonus target was set at 75% of his annual base salary, the same target percentage as 2011. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2013, his annual incentive target will remain at 75%.

Long-Term Incentive Awards:    For 2012, Mr. Lewis received a long-term incentive award with a target value of $500,001, consisting of 53,860 RSUs and an option to purchase 62,884 shares. Mr. Lewis’s award had a value within the value range determined by the committee for all named executive officers. For 2013, he received a long-term incentive award with a target value of $400,010, consisting of 15,385 performance-based RSUs and 15,385 time-based RSUs.

Other Compensation:    Other compensation received by Mr. Lewis in 2012 is discussed in the summary compensation table on page 55.

Other Perquisites and Benefit Programs

We provide our elected officers with limited perquisites and other benefits. The committee believes these limited programs are necessary to be competitive within our industry and the expense of these programs is offset by their attraction and retention value.

Officers with the title of senior vice president and above are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive term life insurance coverage equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). Premiums are paid monthly and are treated as taxable income to the participant for the applicable tax year.

Officers with the title of senior vice president and above may participate in the Officer Annual Physical Program, which was adopted by the committee in 2005. Under the current program, the Company pays the costs of an annual physical exam. The costs of the exam are treated as taxable income to the officer in the applicable tax year.

The Financial Counseling Program is available to officers of the Company with the title of senior vice president or higher. Under this program, the officers are reimbursed for financial counseling services. An eligible officer may be reimbursed each year for an amount up to $5,000 plus up to $5,000 in unused amounts carried over from the previous year. Reimbursements are treated as taxable income to the participant in the applicable tax year.

Officers with the title of executive vice president and above are eligible to use the Company aircraft for personal use, subject to availability and certain restrictions, including an annual limit of $100,000 on each officer’s personal use of the aircraft. Personal use of the Company aircraft generally is treated as compensation income and is taxable according to applicable tax rules. As further described in footnote 7 to the “Summary Compensation Table” on page 56, three of the Company’s named executive officers used the Company aircraft in 2012.

Officer Stock Ownership Guidelines

The committee has established stock ownership guidelines for certain officers, including all named executive officers. The guidelines are intended to increase the stake these officers hold in the Company and to more closely align their interests with those of our stockholders. The guidelines provide that:

•	The chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

•	Each executive vice president, including all other named executive officers, should acquire and maintain stock ownership equal in value to three times his or her base salary;

•	Each senior vice president should acquire and maintain stock ownership equal in value to twice his or her base salary; and

•	Each vice president should acquire and maintain stock ownership equal in value to his or her base salary.

Stock held directly and vested restricted stock are taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. Ownership levels are reviewed annually using the Company’s closing stock price on March 31st. Unvested RSUs and stock options are not included in determining ownership levels. Annually, management provides a report to the committee regarding the number and value of the shares of stock held by each officer subject to the guidelines. Following the vesting of RSUs or the exercise of options, officers subject to the guidelines who have not met the guidelines are expected to retain at least 50% of the net value of the shares of stock received (after payment of income tax withholding and, if applicable, exercise price). This policy applies to grants made in 2005 and later for named executive officers. As of December 29, 2012, based on the closing price of our common stock on the NYSE on December 28, 2012, of $9.29 per share, the last trading day prior to December 29, 2012: Mr. Saligram held 144% of his salary, Mr. Besanko held 124% of his salary, Mr. Broad held 135% of his salary, Mr. Kenning held 0% of his salary, and Mr. Lewis held 5% of his salary.

Prohibition on Speculative Stock Transactions

The Company considers it inappropriate for any director, officer, or other employee to enter into speculative transactions in OfficeMax securities. Therefore, the Company’s insider trading policy also prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors, officers and other employees may not purchase OfficeMax securities on margin, or borrow against any account in which Company securities are held.

Deferral Plans

Our Executive Savings Deferral Plan (the “ESDP”) is described beginning on page 66. The purpose of this plan is to permit participants to defer amounts that would otherwise be payable in cash and taxable on an immediate basis that may not be deposited in our qualified OfficeMax Savings Plan (our 401(k) plan) (the “Savings Plan”) as a result of Internal Revenue Code and plan contribution limits. The plan thereby supports retention objectives by providing a competitive benefit that is tax-efficient to the participant. The plan also supports our succession planning strategy by enabling participants to accumulate sufficient retirement savings, thereby promoting an orderly succession of management talent. Our two legacy deferred compensation plans, the OfficeMax Incorporated 2005 Deferred Compensation Plan (the “2005 Plan”) and the OfficeMax Incorporated 2001 Key Executive Deferred Compensation Plan (the “2001 Plan”) are also described, beginning on pages 66 and 67.

Pension Provisions

Our pension plans for salaried employees, which are described beginning on page 68, were frozen as of December 31, 2004, and employees hired on or after November 1, 2003 are not eligible to participate in the plans. Only one of our named executive officers, Mr. Broad, was eligible to participate in a qualified pension plan and a nonqualified supplemental pension plan. His combined frozen pension benefit from these pension plans is approximately $56,400 annually upon reaching early retirement age, which is 62 years. The plans were frozen because they represented a significant expense to the Company, were not a benefit generally provided by competitors in our industry, and therefore were not considered necessary for attracting or retaining executive talent. Overall, management and the committee agree that a defined benefit pension plan provides the Company less value in attracting and retaining talent, and so we have redirected that investment to other forms of compensation.

Change in Control Agreements

Our named executive officers are parties to change in control agreements with us, the principal terms of which are described beginning on page 69. Under the change in control agreements, the officer will receive the benefits provided under the agreement if both a change in control of the Company occurs and, after the change in control (or in certain circumstances prior to a change in control), the officer’s employment is terminated under certain conditions. Beginning with Mr. Saligram’s change in control agreement in 2010, the Company no longer includes an excise tax gross-up provision in the agreement.

The committee’s overall objective in implementing the change in control policy was to encourage the Company’s most senior executives to review and consider possible change in control transactions in an independent and objective manner without the influence of self-interest or fear of economic impact associated with the possible loss of their positions. In support of this objective, the policy is intended to provide reasonable and competitive severance benefits to executives who lose their jobs after or in contemplation of a change in control and to avoid windfall payments associated with completing a transaction. For this reason, benefits under the policy are provided only upon the occurrence of a “double trigger” event, which is defined as completion of a change in control and a qualifying termination of employment. In the absence of a reasonable change in control policy, an incentive may exist for senior executives to oppose transactions that are in stockholders’ best interests, and conversely, an inappropriately designed program that provides benefits without loss of employment could incent management to pursue transactions that are not necessarily in stockholders’ best interests. The committee believes the amounts to be paid upon termination related to a change in control are market competitive and have an aggregate potential cost that falls within reasonable competitive parameters.

Severance

The desire to recruit and retain top talent by providing reasonable and competitive severance benefits to executives who lose their jobs led to the decision to include the severance provisions reflected in our executive officer severance policy and in Mr. Saligram’s Employment Agreement, which is described under “Employment Agreement — Mr. Saligram” on page 59. The potential severance benefits arising from his agreement are described in the section entitled “Estimated Termination Benefits—Mr. Saligram” on page 72. The severance provisions in Mr. Saligram’s agreement were an important factor in his recruitment to the Company.

Our standard executive officer severance policy applies to all elected officers (unless they have a superseding individual agreement) and provides, among other things, for payment of an amount equal to 12 months of salary if the officer’s employment is terminated involuntarily without a disciplinary reason. We may also, at our discretion, continue health, vision and dental group insurance coverage at the associate rate for up to 12 months following the officer’s date of termination. An officer is not eligible for benefits under the policy if the officer’s employment is terminated as a result of documented unacceptable job performance where at least two corrective action notices have been issued to the officer in the 12 months preceding the termination of employment. We believe this severance policy is similar to policies of many of the other companies with which we compete for management talent, and is therefore a valuable recruiting tool that also helps us to retain management.

Because our severance provisions and change in control provisions can at times overlap, all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy. For Mr. Lewis, we entered into a letter agreement in connection with his hiring in 2011, that provides that if he is eligible for severance under the executive officer severance policy, then the amount of his severance pay entitlement will be at least 12 months of his base salary regardless of whether the policy is amended in the future to reduce or eliminate this amount.

Recapture Policy

Under our recapture policy, the board shall take such action as it deems necessary against any officer with a title of executive vice president or higher whose misconduct contributes to a financial restatement. The board may (a) require reimbursement of any bonus or incentive compensation awarded to such officer after July 26, 2007, (b) cancel any stock awards granted to such officer after July 26, 2007, and/or (c) require the repayment of stock proceeds.

Tax Impact and Financial Implications

Under Section 162(m), certain items of compensation paid to Mr. Saligram and to each of the other named executive officers, other than Mr. Besanko, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer (“Covered Employees”), in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes it is in our best interest to preserve maximum tax deductibility for compensation paid to the Covered Employees under Section 162(m), however, to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee’s intent and general practice to pay compensation that we can deduct for federal income tax purposes. Given that executive compensation decisions are multifaceted, the committee also reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program. In 2012, Mr. Saligram’s salary, perquisites, Company-paid life insurance premiums, relocation expense reimbursements and the vesting of the portions of his time-based RSUs granted upon his hiring that was taxable in 2012 were his only items of compensation that were not performance-based. His compensation exceeded, by approximately $321,000, the $1,000,000 non-performance-based compensation threshold for 2012.

The committee also considers other financial implications when developing and implementing the Company’s compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.

Recommendation

As set forth in the “Executive Compensation Committee Report” on page 36, the committee has reviewed this Compensation Discussion and Analysis and recommended its inclusion in this proxy statement.

Compensation Risk

The Company reviewed its compensation policies and practices in 2012 to identify and assess areas of risk (or the potential for unintended consequences) in the design of the Company’s compensation programs and to evaluate the Company’s incentive compensation programs relative to Company business risks. The Company’s assessment included a review of the Company’s short-term and long-term incentive programs discussed in this proxy statement, incentive plans applicable to the Company’s retail and sales employees, the employment agreement of the chief executive officer and president, and the executive change in control policy. Cook reviewed the analysis conducted by management (which includes all variable incentive plans maintained by the Company), concluded that it was comprehensive, and concurred with the conclusion of management that the compensation program does not encourage inappropriate behaviors that could create material risk for the Company. In addition, as independent advisor to the Committee, Cook evaluates risk in all aspects of the plans and policies over which the Committee has oversight responsibility and has confirmed that the programs in which the named executive officers participate do not encourage inappropriate behaviors that could create material risks for the Company.

Summary Compensation Table

The following table presents compensation information for Mr. Saligram, our President and Chief Executive Officer; Mr. Besanko, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer; and Mr. Broad, Mr. Kenning and Mr. Lewis, our three next most highly compensated executive officers serving on December 29, 2012.

SUMMARY COMPENSATION TABLE

FOR FISCAL YEAR ENDED DECEMBER 29, 2012

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)		Bonus ($) (2) (d)	Stock Awards ($) (3) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($) (5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6) (h)	All Other Compensation ($) (7) (i)	Total ($) (j)
Ravi K. Saligram President and Chief Executive Officer	2012	$900,000		—	$1,624,557	$1,083,039	$686,700	—	$840,591	$5,134,887
	2011	$917,308		—	$1,199,926	$1,800,030	—	—	$470,784	$4,388,048
	2010	$121,154	(8)	$250,000	$2,268,750	$9,219,746	$173,250	—	$58,622	$12,091,523

Bruce Besanko Executive Vice President, Chief Financial Officer, and Chief Administrative Officer	2012	$610,069		—	$285,000	$190,001	$302,564	—	$18,531	$1,406,165
	2011	$617,359		—	$222,552	$333,794	—	—	$23,554	$1,197,259
	2010	$587,975		—	$962,906	$333,809	$500,747	—	$46,275	$2,431,712

Matthew R. Broad Executive Vice President, General Counsel	2012	$490,177		—	$225,000	$150,001	$205,703	$135,495	$26,886	$1,233,262
	2011	$496,034		—	$146,851	$220,216	—	$80,930	$5,960	$949,991

John C. Kenning Executive Vice President and President, Workplace	2012	$405,000	(9)	—	$348,000	$501,381	$200,593	—	$3,066	$1,458,040

Michael J. Lewis Executive Vice President and President, Retail	2012	$635,000		—	$300,000	$200,001	$290,703	—	$4,735	$1,430,439
	2011	$427,404	(10)	—	$540,000	$359,993	—	—	$1,475	$1,328,872

(1)	2011 salary totals include an extra week of salary due to the timing of the Company’s fiscal year-end. The Company’s fiscal year had 53 weeks in 2011 and 52 weeks in each of 2012 and 2010.

(2)	Includes a sign-on bonus of $250,000 paid to Mr. Saligram in 2010 in connection with the commencement of his employment.

(3)	The amounts in this column represent the aggregate grant date fair value of (a) a grant of 125,000 time-based RSUs to Mr. Saligram in 2010 when he commenced employment with the Company; (b) retention grants in the form of time-based RSUs to Mr. Besanko (66,881 RSUs) in 2010; (c) a grant of 15,000 time-based RSUs to Mr. Lewis in 2011 when he commenced employment with the Company; (d) the value at target of 39,000 performance-based RSUs granted to Mr. Lewis in 2011 when he commenced employment with the Company; and (e) the value at target of the long-term incentive program RSU grants made to other named executive officers in the years indicated. See “Note 13. Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for a discussion of the assumptions used by the Company to calculate aggregate grant date fair value. The maximum potential value of the long-term incentive program RSU grant for any participant, including the named executive officers, was 150% of the target award for RSUs granted in 2010 and 2011 and 175% of the target award for the RSUs granted in 2012. Assuming that maximum aggregate value is received, the value of Mr. Saligram’s 2012 grant (and the 2012 total shown in column (e)) would be $2,842,975; Mr. Besanko’s 2012 grant (and the 2012 total shown in column (e)) would be $498,750; Mr. Broad’s 2012 grant (and the 2012 total shown in column (e)) would be $393,750; Mr. Kenning’s 2012 grant (and the 2012 total shown in column (e)) would be $609,000; Mr. Lewis’ 2012 grant (and the 2012 total shown in column (e)) would be $525,000.

(4)

The amounts in this column represent the aggregate grant date fair value of (a) two options granted to Mr. Saligram in 2010 when he commenced employment with the Company; (b) an option granted to Mr. Lewis in 2011 when he commenced employment with the Company; and (c) the long-term incentive program options granted to the named executive officers in the years indicated, each computed using the Black Scholes pricing model. For the options granted in 2012, the model generated a Black Scholes value of $3.18 for each share underlying an option granted to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis and a value of $3.34 for each share underlying an option granted to Mr. Kenning. For the options granted in 2011, the model generated a Black Scholes value of $8.78 for each share underlying an option granted to Mr. Saligram, Mr. Besanko and Mr. Broad and a value of $5.25 for each share underlying an option granted to Mr. Lewis. For the options granted in 2010, the model generated a Black Scholes value of $9.46 for each share underlying an option granted to Mr. Saligram and a value of $6.82 for each share underlying an option granted to Mr. Besanko. See “Note 13. Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for a discussion of the assumptions used by the Company to calculate aggregate grant date fair value.

(5)	Annual incentive program bonus payments for each of the named executive officers earned based on Company performance in the fiscal year indicated. See “Annual Incentive Compensation (Cash Bonus)” as discussed on page 42.

(6)	The amounts shown for Mr. Broad in 2012 represent the change in his pension value ($129,003) and the above-market earnings on his nonqualified deferred compensation plan balances ($6,492). Such above-market earnings are calculated as the cumulative monthly earnings for the fiscal year (based on actual plan returns for each month) that exceed the monthly amounts that would have been earned on plan balances if they had accrued interest at 120 percent of the applicable federal long-term rate. In our proxy statement for 2011 the change in pension value figures for 2011 assumed a retirement age of 65, which resulted in a value of $69,712 in column (h). The OfficeMax Pension Plan for Salaried Employees and the OfficeMax Supplemental Pension Plan define retirement age to be age 65. However, unreduced benefits are payable if the employee is age 62 or older and has 15 or more years of credited service with OfficeMax. Since Mr. Broad has more than 15 years of credited service, his benefits under the plans would become payable at age 62. Thus the calculations in the above table with respect to the change in Mr. Broad’s pension value assume a retirement age of 62, and result in a change in value of $80,067 for 2011. The amounts shown for Mr. Broad in 2011 include such amount and the above-market earnings on his nonqualified deferred compensation plan balances ($863) in 2011. In our proxy statement for 2011 this $863 was inadvertently omitted due to an administrative error.

(7)	Includes the following items:

	Year	Amounts Paid in Accordance with Relocation Agreements (a)	Personal Use of Company Aircraft (b)	Reimbursements under Our Financial Counseling Program (c)	Policy Premiums Paid Pursuant to Our Executive Life Insurance Program (d)	Company Matching Contributions Made Under Our Qualified Savings Plan and Nonqualified Deferred Compensation Plan (e)	Other/ Severance (f)	Total
Ravi K. Saligram	2012	$805,561	$11,739	—	$23,291	—	—	$840,591
	2011	$430,039	$17,454	—	$23,291	—	—	$470,784
	2010	—	$9,590	—	—	—	$49,032	$58,622

Bruce Besanko	2012	—	$5,186	$5,460	$4,135	$3,750	—	$18,531
	2011	—	$4,868	$4,906	$2,923	$3,675	$7,182	$23,554
	2010	—	$37,836	$1,175	$3,462	—	$3,802	$46,275

Matthew R. Broad	2012	—	$19,832	—	$3,305	$3,750	—	$26,886
	2011	—	—	—	$2,285	$3,675	—	$5,960

John C. Kenning	2012	—	—	—	$1,517	—	$1,549	$3,066

Michael J. Lewis	2012	—	—	—	$4,282	$453	—	$4,735
	2011	—	—	$675	$800	—	—	$1,475

(a)	Under the Company’s relocation policy, the Company provides relocation benefits to relocated associates. Company payments may include a relocation allowance, costs of travel, the cost of transportation of household goods, storage costs and temporary living expenses. Pursuant to our relocation policy, an executive then subsequently receives payments under our standard relocation policy to offset the tax costs of that portion of the relocation payment that is not tax deductible to the executive ($15,912 to Mr. Saligram in 2012, and $7,037 to Mr. Saligram in 2011).

Under the Company’s relocation policy, the Company engaged a third-party relocation company, which purchased Mr. Saligram’s previous home for an amount approved by the Company and resold it. We bore the cost of any difference between the relocation company’s loss related to its sale of the home, the carrying costs related to the home until it is sold and the transaction costs related to the sale of the home. In 2012 we paid the relocation company the following amounts in connection with the sale of the home: $159,339 in carrying costs; $725,000 for the loss on the sale of the home; and $212,810 for transaction costs and fees related to the sale of the home; less a credit of $307,500 for an advance paid by the Company in 2011.

(b)	The payments shown for personal use of Company aircraft are calculated based on an hourly rate of $3,419 for 2012, $2,950 for 2011, and $2,863 for 2010. The hourly rate represents the incremental cost to the Company of aircraft use calculated based on the average cost of fuel and aircraft maintenance and trip related landing fees, hangar and parking costs and other immaterial variable costs. Incremental cost excludes fixed costs which do not change based on usage of the aircraft, including pilot salaries. In 2010, the Company instituted a policy that caps elected officer personal use of the Company aircraft at $100,000 (calculated based on the applicable hourly rate) annually beginning in 2011.

(c)	Officers of the Company with the title of senior vice president or higher are eligible to participate in our Financial Counseling Program, as further described under “Other Perquisites and Benefit Programs” on page 51. Under the program, we reimburse participating officers for investment planning, tax preparation, tax planning and compliance and estate planning. Prior to 2010, the benefits were grossed-up for tax purposes, however, the gross-up practice ended in 2010. This program was suspended in 2009 and reinstituted in 2010.

(d)	Officers with the title of senior vice president or higher are eligible to participate in our Executive Life Insurance Program. The amounts in this column are the policy premiums paid by the Company.

(e)	For a description of our nonqualified ESDP, see page 66. Under our qualified Savings Plan and our nonqualified ESDP, in 2011 and 2012 we matched amounts contributed at a rate of 50% of the amount contributed into each plan (up to a maximum in each plan of 3% of the maximum recognizable compensation applicable to retirement plans under the Internal Revenue Code ($7,500 in 2012)). In addition, a participant could only receive matching payments on aggregate contributions up to 6% of the participant’s combined annual salary and bonus. All of our named executive officers are limited by provisions of the Savings Plan and the Internal Revenue Code in the amount they can contribute to our qualified Savings Plan.

(f)	The amounts in this column include reimbursement of legal fees in connection with negotiation of Mr. Saligram’s Employment Agreement (in 2010); reimbursement of costs of COBRA continuation coverage for Mr. Saligram (in 2010) and Mr. Kenning (2012); payment of costs of an annual physical examination for Mr. Besanko (2011 and 2010). Reimbursements and payments by the Company are treated as taxable income to the named executive officer. The committee voted to cease grossing up the benefits in February 2010.

(8)	The amount shown in the table represents a pro rata portion of Mr. Saligram’s salary, reflecting his employment commencement date of November 8, 2010. Pursuant to his Employment Agreement, Mr. Saligram received a base salary at the annualized rate of $900,000 in 2010 for the portion of the year in which he was employed by the Company.

(9)	The amount shown in the table represents a pro rata portion of Mr. Kenning’s salary, reflecting his employment commencement date of April 2, 2012. Mr. Kenning received a base salary at the annualized rate of $540,000 in 2012 for the portion of the year in which he was employed by the Company.

(10)	The amount shown in the table represents a pro rata portion of Mr. Lewis’ salary, reflecting his employment commencement date of May 2, 2011. Mr. Lewis received a base salary at the annualized rate of $635,000 in 2011 for the portion of the year in which he was employed by the Company.

Salary and Bonus Compared to Total Compensation

The ratio of salary (column (c) in the Summary Compensation Table) plus non-equity short-term incentive awards (column (g) in the Summary Compensation Table), which are the major cash components of compensation, to total compensation in 2012 (column (j) in the Summary Compensation Table) is set forth below for each named executive officer.

•	Mr. Saligram, 31%

•	Mr. Besanko, 65%

•	Mr. Broad, 56%

•

Mr. Kenning, 42%: this figure is based on Mr. Kenning’s 2012 employment period, which ran from April 2, 2012, through December 29, 2012, and his total compensation includes the grants he received in connection with the commencement of his employment.

•	Mr. Lewis, 65%.

Award Tables

The following three tables set forth information regarding awards granted by OfficeMax to the named executive officers during the last fiscal year and the status of existing awards. The “Grants of Plan-Based Awards” table immediately following provides additional information about the plan-based compensation disclosed in the “Summary Compensation Table” on page 55.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 29, 2012

	Grant Date (b)	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (4) (l)
Name (a)			Threshold ($) (1) (c)	Target ($) (1) (d)	Maximum ($) (1) (e)	Threshold (#) (2) (f)	Target (#) (2) (g)	Maximum (#) (2) (h)
Ravi K. Saligram	2/16/12	2/16/12	$180,000	$900,000	$1,800,000
	2/16/12	2/16/12				58,332	291,662	510,409			$1,624,557
	2/16/12	2/16/12							340,528	$5.57	$1,083,039

Bruce Besanko	2/16/12	2/16/12	$79,309	$396,545	$693,953
	2/16/12	2/16/12				10,233	51,167	89,542			$285,000
	2/16/12	2/16/12							59,740	$5.57	$190,001

Matthew R. Broad	2/16/12	2/16/12	$53,919	$269,597	$471,795
	2/16/12	2/16/12				8,079	40,395	70,691			$225,000
	2/16/12	2/16/12							47,163	$5.57	$150,001

John C. Kenning	4/2/12	2/16/12	$52,457	$262,286	$459,000
	4/2/12	2/16/12				12,000	60,000	105,000			$348,000
	4/2/12	2/16/12							150,000	$5.80	$501,381

Michael J. Lewis	2/16/12	2/16/12	$95,250	$476,250	$833,438
	2/16/12	2/16/12				10,772	53,860	94,255			$300,000
	2/16/12	2/16/12							62,884	$5.57	$200,001
(1)	Consists of annual incentive bonus opportunities for each of the named executive officers awarded in 2012. See “Annual Incentive Compensation (Cash Bonus)” beginning on page 42. For Mr. Kenning the amount shown is pro rata based on the commencement of his employment on April 2, 2012. Actual annual incentive payments for the fiscal year reported are listed in column (g) of the “Summary Compensation Table” on page 55.

(2)	Reflects long-term incentive awards in the form of performance-based RSUs granted to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis on February 16, 2012 and to Mr. Kenning on April 2, 2012, in accordance with the OMIPP as discussed in “Long-Term Incentive Compensation (Equity Awards)” beginning on page 45. These awards are also included in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 62 and the aggregate grant date fair value is disclosed in column (e) of the “Summary Compensation Table” on page 55. The closing stock price on the date the committee approved the 2012 long-term incentive program (February 16, 2012) of $5.57 was used to determine the number of RSUs awarded to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis. The closing stock price on April 2, 2012, Mr. Kenning’s effective date of employment and the grant date for Mr. Kenning’s award, of $5.80 was used to determine the number of RSUs awarded to Mr. Kenning.

(3)	Reflects stock options granted to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis on February 16, 2012 and to Mr. Kenning upon the commencement of his employment on April 2, 2012, in accordance with the OMIPP as discussed in “Long-Term Incentive Compensation (Equity Awards)” beginning on page 45. These awards are also listed in column (c) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 62 and the aggregate grant date fair value is disclosed in column (f) of the “Summary Compensation Table” on page 55. The closing stock price on the date the committee approved the 2012 long-term incentive program (February 16, 2012) of $5.57 was used to determine the number of options awarded to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis and the closing stock price on April 2, 2012, Mr. Kenning’s effective date of employment and the grant date for Mr. Kenning’s award, of $5.80 was used to determine the number of options awarded to Mr. Kenning.

(4)	The grant date fair value of long-term incentive awards is described in notes 3 through 5 to this table. See “Note 13. Shareholders’ Equity—Share-Based Payments” to Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for a discussion of the assumptions used by the Company to calculate the grant date fair value of share-based employee compensation.

2012 Long-Term Incentive Plan Awards

The terms of these grants are described below and under “Long-Term Incentive Compensation (Equity Awards)” beginning on page 45.

2012 Performance-Based RSU Award Agreements

The award agreements applicable to the 2012 RSU awards provide that a participant must be employed by the Company in order for the RSUs to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement). In addition, if a participant performs at an unsatisfactory or below expectations performance level for a fiscal year, the third of the RSU award dependent upon performance metrics for that year will not vest. RSUs may not be sold or transferred prior to vesting. Recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. In addition, if a participant is terminated for disciplinary reasons (as defined in our severance policy) or if a participant retires or resigns and within six months thereafter the Company determines that the participant’s conduct prior to retirement or resignation warranted termination for disciplinary reasons (as defined in our severance policy), then any RSUs, including any vested portion, will immediately be forfeited and cancelled and the Company may recover from the participant the value at the time of the determination, of the shares paid to participant upon vesting of RSUs, or if such shares were already disposed of, the value of such shares at the time of disposition.

2012 Option Award Agreements

The award agreements applicable to the 2012 stock option awards provide that if a participant terminates employment with the Company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if a participant is terminated for disciplinary reasons (as defined in our severance policy), then the option, including any vested portion, will immediately be cancelled. If a participant performs at an unsatisfactory or below expectations performance level for a fiscal year, the third of the stock option award that would otherwise vest the following year instead will not vest. In addition, if a participant’s employment at the Company ends and within six months thereafter the Company determines that the participant’s conduct prior to the end of his or her employment warranted termination for disciplinary reasons, then the option, including any vested portion, will immediately be cancelled and the Company may repurchase from the participant, at the exercise price, the shares acquired by the participant under the option award agreement, or, if the participant no longer owns the shares, the Company may recover the gross profit earned by the participant from the exercise and disposition of such shares.

The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date, one year after a participant terminates employment as a result of retirement, death, or disability and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash. In the event of a change in control, as defined in the option award agreement, the vesting of the options may accelerate under certain circumstances described in the agreement.

Other Compensation Arrangements

Employment Agreement—Mr. Saligram

On October 13, 2010, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Saligram to serve as the Company’s President and Chief Executive Officer effective November 8, 2010 (the “Effective Date”). The Employment Agreement was intended to encourage Mr. Saligram to join the Company and set forth the terms and conditions of his employment. Some of the ongoing terms are described below.

Term.    The term of the Employment Agreement commenced on the Effective Date and will end on November 7, 2013 (the “Term”). On November 8, 2013, and on each anniversary thereof, the Term will automatically extend for an additional one-year period, unless either party gives the other party at least 90 days prior written notice of non-renewal.

Director.    As of the Effective Date, the Company was required to cause Mr. Saligram to be elected to the Board. Thereafter, while he is employed during the Term, the Company will cause Mr. Saligram to be included in the slate of persons nominated for election annually. In the event that his employment with the Company is terminated, Mr. Saligram will promptly resign from the Board.

Base Salary.    During the Term, Mr. Saligram will receive an annual base salary of $900,000, payable in accordance with the Company’s regular payroll practices for senior executives, subject to periodic review by the Executive Compensation Committee for possible increase. Mr. Saligram’s salary for 2013 was increased to $920,000.

Annual Incentive Award.    During the Term, Mr. Saligram will participate in the Company’s annual cash incentive compensation plans. Mr. Saligram’s annual target cash incentive opportunity will equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award not less than 200% of target cash incentive level. Payments, if any, are dependent on performance versus goals specified by the Executive Compensation Committee for each year.

Long-Term Incentive Compensation.    Beginning in 2011 and annually thereafter while Mr. Saligram is employed during the Term, the Company will grant Mr. Saligram a long-term incentive award consistent with the form and mix provided to the other senior officers of the Company as described under “Long-Term Incentive Compensation (Equity Awards)” on page 45.

Employee Benefits.    During the Term, Mr. Saligram will be entitled to participate in the Company’s retirement plans, its fringe benefit and perquisite programs and welfare benefits plans and programs on the same terms as other senior officers of the Company.

Relocation Benefits.    Mr. Saligram received relocation benefits for expenses incurred in connection with his relocation to the greater Chicago, Illinois area, consistent with the Company’s relocation policy. Mr. Saligram’s relocation benefit differs from the standard policy in that he will not be required to repay the relocation expenses to the Company if he terminates employment for Good Reason, as defined in his Employment Agreement.

Change in Control Agreement.    On the Effective Date, Mr. Saligram and the Company entered into a change in control agreement (the “Change in Control Agreement”). A description of the form of Change in Control Agreement can be found under “Change in Control Agreements” on page 69. If Mr. Saligram’s employment is terminated under circumstances entitling him to severance benefits under the Employment Agreement and the Change in Control Agreement, the severance payments due under the Employment Agreement will be offset by similar payments and benefits provided under the Change in Control Agreement.

Termination of Employment.    The Company and Mr. Saligram will have the right to terminate his employment as set forth below:

•

Death or Disability.    Mr. Saligram’s employment will terminate automatically upon Mr. Saligram’s death. The Company will be entitled to terminate Mr. Saligram’s employment due to Disability, as defined in the Employment Agreement.

•

Termination by the Company.    The Company may terminate Mr. Saligram’s employment for “Cause” (which requires a certain vote of the Board, as described in the Employment Agreement) or without “Cause.” Cause means Mr. Saligram’s (a) willful and continued failure to substantially perform his duties (subject to certain exceptions described in the Employment Agreement), or (b) Mr. Saligram’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise, when such conduct is done not in good faith and is done without reasonable belief that it is in the best interest of the Company.

•

Good Reason.    Mr. Saligram may terminate his employment with the Company for “Good Reason” or without “Good Reason.” “Good Reason” means, without Mr. Saligram’s written consent, (a) the assignment to him of any duties materially inconsistent with his responsibilities as an executive officer, or a significant adverse alteration in his responsibilities, provided that election of another executive as President will not constitute Good Reason; (b) a material reduction in Mr. Saligram’s annual base salary (subject to certain exceptions); (c) a material reduction in Mr. Saligram’s target annual incentive award; (d) a requirement that Mr. Saligram be located anywhere that is more than 50 miles from Naperville, Illinois; (e) a material reduction by the Company in the aggregate benefits and compensation available to Mr. Saligram; (f) a material reduction in long-term equity incentives available to Mr. Saligram (subject to certain exceptions); (g) failure of the Company to obtain a satisfactory agreement from any successor to assume the Employment Agreement; or (h) any material breach of the Employment Agreement by the Company. The Company will have an opportunity to cure an event or circumstance that may constitute Good Reason.

Obligations of the Company Upon Termination.

•

Other Than for Cause, Death or Disability, or for Good Reason.    If the Company terminates Mr. Saligram’s employment for any reason other than Cause, death or Disability, or Mr. Saligram terminates his employment for Good Reason, subject to the terms of the Employment Agreement, the Company will pay to Mr. Saligram (a) a lump sum in cash equal to two times Mr. Saligram’s annual base salary immediately prior to the date of termination (without taking into account any reduction that triggered the Good Reason), (b) a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary, accrued (unused) vacation time, and previously earned but unpaid bonus through the date of termination that has not yet been paid, and (c) a pro rata portion of Mr. Saligram’s annual incentive award for the fiscal year in which the termination occurs, based on actual Company performance. Subject to exception in the event that a delay in payment is required under Section 409A of the Internal Revenue Code (“Section 409A”), in addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination and Mr. Saligram, his spouse and dependents will for up to 24 months be eligible to participate in Company medical, vision and life insurance at the employee rates. The Company will also reimburse Mr. Saligram 150% of the monthly COBRA premium for such medical and vision insurance coverage (unless a delay in payment is required under Section 409A, in which case the payment will be 100%). In the event that there is a delay in payment under Section 409A, Mr. Saligram will pay the required insurance premiums for such life insurance during the six-month period following termination and the Company will pay Mr. Saligram 150% of such premiums.

•

Upon Death and Disability.    If Mr. Saligram’s employment is terminated by reason of his death or Disability during the Term, the Company will pay to Mr. Saligram, his designated beneficiary, or his estate, a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus through the date of termination. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to him under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

•

By the Company For Cause; By Mr. Saligram Other Than for Good Reason.    If Mr. Saligram’s employment is terminated by the Company for Cause or Mr. Saligram voluntarily terminates employment other than for Good Reason during the Term, Mr. Saligram will be entitled to a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus for completed fiscal years. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

Section 409A.    To the extent any payment under the Employment Agreement is not exempt from Section 409A, the Employment Agreement is intended to comply with the provisions of Section 409A and contains provisions intended to establish the timing, form and treatment of payments to Mr. Saligram accordingly.

Disparagement.    The Employment Agreement contains customary non-disparagement provisions.

Outstanding Equity Awards

The following table sets forth outstanding options, unvested stock awards and outstanding equity incentive plan awards for each of our named executive officers at December 29, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

FOR FISCAL YEAR ENDED DECEMBER 29, 2012

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (1) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2) (c)	Option Exercise Price ($) ( e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Ravi K. Saligram	250,000	125,000	$18.15	11/8/2017			—	—
	400,000	200,000	$18.15	11/8/2017			—	—
	68,306	136,614	$16.86	2/9/2018
	—	340,528	$5.57	2/16/2019
					41,667	$387,086	327,247	$3,040,125
Bruce Besanko	200,000	—	$4.49	2/16/2016
	32,609	16,305	$14.52	2/11/2017
	12,666	25,334	$16.86	2/9/2018
	—	59,740	$5.57	2/16/2019
					22,294	$207,111	61,599	$572,250
Matthew R. Broad	49,000	—	$4.80	2/12/2016
	21,509	10,755	$14.52	2/11/2017
	8,356	16,714	$16.86	2/9/2018
	—	47,163	$5.57	2/16/2019
					17,913	$166,412	47,278	$439,208
John C. Kenning	—	50,000	$5.80	4/2/2019
	—	100,000	$5.80	4/2/2019
					—	—	60,000	$557,400
Michael J. Lewis	22,856	45,714	$10.00	5/2/2018
	—	62,884	$5.57	2/16/2019
					10,000	$92,900	73,360	$681,514

(1)	Includes options granted to Mr. Saligram on November 8, 2010, at the commencement of his employment; an option granted to Mr. Besanko on February 16, 2009, at the commencement of his employment; options granted to Mr. Broad on February 12, 2009 under the long-term incentive program; options granted to Mr. Besanko and Mr. Broad on February 11, 2010 under the long-term incentive program; options granted to Mr. Saligram, Mr. Besanko and Mr. Broad on February 9, 2011 under the long-term incentive program; and an option granted to Mr. Lewis on May 2, 2011, at the commencement of his employment.

(2)	Includes options granted to Mr. Saligram on November 8, 2010, at the commencement of his employment; options granted to Mr. Besanko and Mr. Broad on February 11, 2010 under the long-term incentive program; options granted to Mr. Saligram, Mr. Besanko and Mr. Broad on February 9, 2011 under the long-term incentive program; an option granted to Mr. Lewis on May 2, 2011, at the commencement of his employment; options granted to Mr. Saligram, Mr. Besanko, Mr. Broad and Mr. Lewis on February 16, 2012 under the long-term incentive program; and an option granted to Mr. Kenning on April 2, 2012, at the commencement of his employment. The options awarded in 2012 are also listed in column (j) of the “Grants of Plan-Based Awards” table on page 58 and the grant date fair value for these awards is disclosed in column (f) of the “Summary Compensation Table” on page 55.

The remaining unvested options will vest as follows:

Name	Year of Original Option Grant	Total Unvested Options as of December 29, 2012	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date
Ravi K. Saligram	2010	125,000	125,000	11/8/2013
	2010	200,000	200,000	11/8/2013
	2011	136,614	68,307	2/9/2013	68,307	2/9/2014
	2012	340,528	113,509	2/16/2013	113,509	2/16/2014	113,510	2/16/2015

Bruce Besanko	2010	16,305	16,305	2/11/2013
	2011	25,334	12,667	2/9/2013	12,667	2/9/2014
	2012	59,740	19,913	2/16/2013	19,913	2/16/2014	19,914	2/16/2015

Matthew R. Broad	2010	10,755	10,755	2/11/2013
	2011	16,714	8,357	2/9/2013	8,357	2/9/2014
	2012	47,163	15,721	2/16/2013	15,721	2/16/2014	15,721	2/16/2015

John C. Kenning	2012	50,000	16,666	4/2/2013	16,667	4/2/2014	16,667	4/2/2015
	2012	100,000	33,333	4/2/2013	33,333	4/2/2014	33,334	4/2/2015

Michael J. Lewis	2011	45,714	22,857	5/2/2013	22,857	5/2/2014
	2012	62,884	20,961	2/16/2013	20,961	2/16/2014	20,962	2/16/2015

(3)	Includes 125,000 RSUs granted to Mr. Saligram on November 8, 2010, pursuant to his Employment Agreement as described on page 59; RSUs granted to Mr. Besanko (66,881 RSUs) and Mr. Broad (53,738 RSUs) on August 13, 2010, as retention awards; and 15,000 RSUs granted to Mr. Lewis on May 2, 2011, at the commencement of his employment as described under “2011 Restricted Stock Unit Award Agreement—Time-Based and Performance-Based between the Company and Mr. Lewis” on page 65. Each of these time-based awards will vest with respect to one-third of the award on each of the first three anniversaries of the grant date assuming the service requirements are met. The named executive officers are not entitled to any voting rights with respect to the RSUs and are not entitled to receive dividends on the RSUs.

(4)	Based on the closing price of our common stock on the NYSE on December 28, 2012, of $9.29 per share, the last trading day prior to December 29, 2012.

(5)	Includes performance-based RSUs awarded on February 16, 2012 to Mr. Saligram (291,662 RSUs), Mr. Besanko (51,167 RSUs), Mr. Broad (40,395 RSUs) and Mr. Lewis (53,860 RSUs) and performance-based RSUs awarded on April 2, 2012 to Mr. Kenning (60,000 RSUs), assuming achievement of performance criteria at target levels. A portion of one third of such awards will vest on February 15, 2015 based on achievement of 2012 performance criteria, and the remaining portion of such third was forfeited on February 18, 2013 because the Company did not achieve the 2012 performance target, as further described under “Long-Term Incentive Compensation (Equity Awards)” on page 45 and under “2012 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric” on page 48. Assuming that performance targets for 2013 and 2014 are satisfied, the other two-thirds of such awards will vest on February 15, 2015. Also includes performance-based RSUs awarded on February 9, 2011, to Mr. Saligram (71,170 RSUs), Mr. Besanko (13,200 RSUs) and Mr. Broad (8,710 RSUs) and performance-based RSUs awarded on May 2, 2011, to Mr. Lewis (39,000 RSUs), assuming achievement of performance criteria at threshold levels. One half of such awards would have vested on February 9, 2013 if performance targets were satisfied for 2011, but was forfeited on that date because the Company did not achieve the minimum 2011 performance target, as further described under “2011 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric” on page 48. The other half of such awards would have vested on February 9, 2014 if performance targets were satisfied for 2012, but the executive compensation committee declared such portion of the awards forfeited on February 18, 2013 because the Company did not achieve the minimum 2012 performance target, as further described under “2011 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric” on page 48. Also includes the second half of performance-based RSUs awarded on February 11, 2010, to Mr. Besanko (7,663 RSUs) and Mr. Broad (5,055 RSUs), assuming achievement of performance criteria at threshold levels, that would have vested on February 11, 2013 if performance criteria were satisfied for 2011, but were forfeited on that date because the Company did not achieve the minimum 2011 performance criteria.

Outstanding Equity Awards (Other than Long-Term Incentive Plan Awards)

Nonqualified Stock Option Award Agreements between the Company and Mr. Saligram

Option One

On November 8, 2010, the Company granted Mr. Saligram an option to purchase 375,000 shares of Company common stock at an exercise price of $18.15 to replace compensation that was forfeited when he terminated employment with his prior employer. The option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date. The option vested and became fully exercisable with respect to 125,000 shares on each of November 8, 2011 and November 8, 2012, and it will vest and become exercisable with respect to the remaining 125,000 shares on November 8, 2013. The award is subject to all the terms and conditions of the OMIPP and the option agreement.

If Mr. Saligram’s employment with the Company is terminated prior to the third anniversary of the grant date because of death, Disability, without Cause by OfficeMax or for Good Reason by Mr. Saligram, the option will become fully vested and exercisable immediately upon termination. “Disability,” “Cause,” and

“Good Reason” have the meanings defined in Mr. Saligram’s Employment Agreement. If his employment is terminated for any other reason before the third anniversary of the grant date, any unvested options will be forfeited. The option, to the extent vested, must be exercised on or before the earliest of (a) the seventh anniversary of the grant date, (b) one year after Mr. Saligram terminates employment as a result of death or disability, as long as the nonsolicitation and noncompetition covenants of the option agreement have not been breached, and (c) three months after termination of employment for any other reason. The option will be cancelled immediately if Mr. Saligram is terminated for Cause. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash.

In the event of a change in control, as defined in the option agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The option agreement includes a nonsolicitation and noncompetition covenants stating that beginning on the grant date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the option agreement, (b) solicit any Company customer, as defined in option agreement, to make sales described in the option agreement, (c) employ or solicit for employment any person who is, or was within 12 months prior to Mr. Saligram’s termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

Option Two

On November 8, 2010, the Company also granted Mr. Saligram an option to purchase 600,000 shares of our common stock at an exercise price of $18.15 to encourage him to join the Company and to align his interests with those of our stockholders. The option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date. The option vested and became fully exercisable with respect to 200,000 shares on each of November 8, 2011 and November 8, 2012, and it will vest and become exercisable with respect to the remaining 200,000 shares on the next anniversary.

All terms of this option agreement are identical to those of the first option agreement, described above, except that vesting of this option would not accelerate upon termination of Mr. Saligram’s employment by the Company without Cause.

2010 Restricted Stock Unit Award Agreement—Time-Based between the Company and Mr. Saligram.

On November 8, 2010, the Company granted Mr. Saligram 125,000 time-based RSUs to replace compensation that was forfeited when he terminated employment with his prior employer. The award had a grant date fair value of $2,268,750 based on the Company’s closing stock price of $18.15 on the grant date. The award is subject to all the terms and conditions of the OMIPP and the award agreement. One-third of the award will vest on each of the first three anniversaries of the grant date. The award vested with respect to 41,666 shares on November 8, 2011, 41,667 shares on November 8, 2012, and will vest with respect to the remaining 41,667 shares on the next anniversary. If paid, RSUs are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award agreement provides that if Mr. Saligram’s employment with the Company terminates at any time after the award date and before November 8, 2013, all RSUs will both vest and be payable if Mr. Saligram terminates employment as a result of death or Disability or for Good Reason or Mr. Saligram is involuntarily terminated by the Company without Cause. “Disability,” “Cause,” and “Good Reason” have the meanings defined in Mr. Saligram’s Employment Agreement. RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the award agreement.

The award agreement includes a nonsolicitation and noncompetition covenant stating that beginning on the award date and ending one year after terminating employment with the Company, Mr. Saligram will not

(a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the award agreement, (b) solicit any Company customer, as defined in the award agreement, to make sales described in the agreement, (c) employ or solicit for employment any person who is, or was within 12 months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

2010 Retention Awards

On August 13, 2010, the Executive Compensation Committee of the board of directors granted retention awards in the form of RSUs to Mr. Besanko (66,881 RSUs) and Mr. Broad (53,738 RSUs). The awards had grant date fair values of $740,373 and $594,880, respectively, based on the Company’s closing stock price of $11.07 on the grant date. The awards are subject to all the terms and conditions of the OMIPP. One-third of each award vested on each of August 13, 2011 (22,293 RSUs for Mr. Besanko and 17,912 RSUs for Mr. Broad) and August 13, 2012 (22,294 RSUs for Mr. Besanko and 17,913 RSUs for Mr. Broad), and the remaining one-third of each award will vest on the next anniversary. If paid, RSUs are paid in whole shares of Company common stock, with any fractional share amounts paid in cash.

The award agreement provides that the recipient must be employed by the Company in order for the RSUs to vest, subject to exceptions in certain circumstances including some involuntary terminations qualifying the recipient for severance under a Company plan, death or disability. In the event of some involuntary terminations qualifying the recipient for severance under a Company plan, death or disability, a pro rata amount of the RSUs will vest based on the number of full months worked by the recipient as of the date of termination as described in the award agreement. RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. The award agreement includes a nonsolicitation and noncompetition covenants stating that beginning on the award date and ending one year after terminating employment with the Company, the recipient will not (i) employ or solicit for employment any person who is, or was within six months prior to the recipient’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which the recipient had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the Company. The award agreement states that violation of the nonsolicitation and noncompetition covenants will result in forfeiture of all RSUs and any shares of stock owned in settlement of RSUs on or after the date of violation.

2011 Restricted Stock Unit Award Agreement—Time-Based and Performance-Based between the Company and Mr. Lewis

On May 2, 2011, in addition to the Company’s award to Mr. Lewis of 24,000 performance-based RSUs and an option for 68,570 shares in accordance with the 2011 long-term incentive plan, the Company granted Mr. Lewis a one-time incentive award with a target value of $300,000 to encourage him to join the Company and further align his interests with those of our stockholders. The award is subject to all the terms and conditions of the OMIPP. One-half of this award was granted in the form of performance-based RSUs (on the same terms as the 2011 performance-based RSUs described under “2011 Long-Term Incentive Plan Performance-Based RSUs; Actual Results Compared to Performance Metric” on page 48) and the remaining half of the award was granted in the form of time-based RSUs, one-third of which vests on each of the first three anniversaries of the grant date. Each half of the award had a grant date fair value of $150,000 and consisted of 15,000 RSUs based on the Company’s closing stock price of $10.00 on the grant date.

Vested Stock

The following table describes the number of shares of stock acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on the vesting of RSUs:

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 29, 2012

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
Ravi K. Saligram	41,667	$333,336
Bruce Besanko	70,767	$384,020
Matthew R. Broad	37,750	$202,661
John C. Kenning	—	—
Michael J. Lewis	5,000	$21,600

(1)	We have estimated the value realized by multiplying the number of shares of stock received by the closing price per share on the applicable vesting date or, if applicable, on the last trading day before the vesting date: $5.62 on February 11, 2012 (Mr. Besanko and Mr. Broad), $5.62 on February 12, 2012 (Mr. Broad), $5.57 on February 16, 2012 (Mr. Besanko), $4.32 on May 2, 2012 (Mr. Lewis), $5.09 on August 13, 2012 (Mr. Besanko and Mr. Broad), and $8.00 on November 8, 2012 (Mr. Saligram).

Other Compensation and Benefit Plans

OfficeMax has established retirement and savings programs, health and welfare programs and other executive benefit programs as part of providing a competitive compensation program. Programs applicable to our elected officers are summarized below. The 2005 Deferred Compensation Plan and the 2001 Key Executive Deferred Compensation Plan are not available to officers of OfficeMax hired after December 2003. They are plans that existed prior to (or were created as a result of programs that existed prior to) December 2003. The Executive Savings Deferral Plan is available to all elected officers of OfficeMax Incorporated.

Deferred Compensation

Executive Savings Deferral Plan

On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the ESDP. Our named executive officers are eligible to participate in the plan. Participants may defer a percentage of their salary and short-term incentive award. The deferral election must be made prior to the commencement of the deferral period and pursuant to Section 409A of the Internal Revenue Code. The percentage may not exceed 47% of the participant’s salary and 87% of the participant’s short-term incentive award, subject to the limitations described in the ESDP. Participants receive a matching credit to the participant’s ESDP account after one year of service in an amount equal to 50% of the compensation deferred by the participant (up to 3% of the participant’s compensation and subject to other limitations). A participant will not be vested in his or her matching contributions until such participant has completed three years of service with us. Each participant must allocate amounts credited to his or her account among various investment funds. Amounts deferred will be distributed, as more specifically described in the ESDP, at the time elected by the participant. The ESDP provides for payment in cash in a lump sum or in quarterly installments, subject to minimum plan balance limits, as elected by the participant. Our competitors have similar plans in place. All of our named executive officers are eligible to participate in the ESDP; none of them elected to participate in 2012.

2005 Deferred Compensation Plan

On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the 2005 Plan. Participation in the 2005 Plan is limited to senior managers and highly compensated employees who were former participants in our legacy deferred compensation plans. The 2005 Plan allowed participants to defer a percentage of their salary and bonus, which percentage was required to be a minimum of 6% of the participant’s compensation and could not exceed the percentage such participant was deferring under our 2001 Key Executive Deferred Compensation Plan as of December 31, 2004. No additional deferrals have been permitted under this plan since December 31, 2007. In 2008, we made a matching credit to the participant’s 2005 Plan account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant’s compensation, and subject to other limitations). In 2012, amounts deferred under the 2005 Plan were credited with interest at a rate equal to 130%, 120% and 110%, for amounts deferred during 2005, 2006 and 2007, respectively, of Moody’s Composite Average of Yields on Corporate Bonds. Amounts deferred will be distributed, as more specifically described in the 2005 Plan, at the time elected by the participant. The plan provides for payment in cash in a lump sum or in monthly installments, as elected by the participant. Of our named executive officers, only Mr. Broad was eligible for and participated in the 2005 Plan.

2001 Key Executive Deferred Compensation Plan

On February 8, 2001, the Executive Compensation Committee of our board of directors adopted the 2001 Plan. Participation in the 2001 Plan is limited to senior managers and highly compensated employees of the Company who were participating in legacy deferred compensation plans of the Company as of January 1, 2001. The accrued account balances under previous deferred compensation plans were merged (with the exception of some of the accrued account balances under the 1982 Executive Officer Deferred Compensation Plan) into the 2001 Plan. Under this plan, executive officers could irrevocably elect to defer receipt of a portion (6% up to a specified maximum percentage) of their base salary and bonus until termination of employment or beyond. No additional deferrals have been permitted under this plan since December 31, 2004. For amounts deferred through December 29, 2012, a participant’s account is generally credited with imputed interest at a rate equal to an annualized rate of interest equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Amounts deferred will be distributed, as more specifically described in the 2001 Plan, as elected by each participating employee in the applicable deferred compensation agreement. Of our named executive officers, only Mr. Broad was eligible for and participated in the 2001 Plan.

The table below sets forth information regarding the named executive officers’ participation in the ESDP, the 2005 Plan and the 2001 Plan in 2012.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Plan (b)	Executive Contributions in Last FY ($) (c)	Registrant Contributions in Last FY ($) (d)	Aggregate Earnings in Last FY ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE ($) (1) (g)
Ravi K. Saligram	ESDP	—	—	—	—	—
Bruce Besanko	ESDP	—	—	—	—	—
Matthew R. Broad(2)	ESDP	—	—	$10,377	—	$127,700
	2005 Plan	—	—	$6,284	—	$129,313
	2001 Plan	—	—	$25,760	—	$494,247
John C. Kenning	ESDP	—	—	—	—	—
Michael J. Lewis	ESDP	—	—	—	—	—

(1)	Mr. Broad’s account balances include the amounts in the ESDP and in the legacy plans (the 2005 Plan and the 2001 Plan). In our proxy statement for 2011 the account balances for the legacy plans were inadvertently omitted due to an administrative error.

(2)	Of Mr. Broad’s aggregate earnings reported in column (e), $6,492 are included in column (h) of the “Summary Compensation Table” on page 55 for 2012 ($6,482 for the ESDP and $10 for the 2005 Plan). None of Mr. Broad’s aggregate balance amounts reported in column (g) have been included in the Company’s summary compensation tables in previous years.

Deferred Compensation and Benefits Trust

We have established an unfunded, deferred compensation and benefits trust that is intended to ensure that any successor Company honors deferred compensation obligations following a change in control. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements, which include the deferred compensation plans described above. If a potential change in control or an actual change in control of the Company (as defined in the plans and the agreements) occurs, the trust will be funded at the discretion of our Executive Compensation Committee. If the trust is funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from the Company or from the trust assets. If we become bankrupt or insolvent, the trust assets will be accessible to the claims of the Company’s creditors.

Pension Benefits

The following table reflects the pension benefits of Mr. Broad:

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits – Retirement at Age 62 ($) (d) (2)	Present Value of Accumulated Benefits – Retirement at Age 65 ($) (d) (2)
Matthew Broad (1)	OfficeMax Pension Plan for Salaried Employees	20.33	$526,543	$436,146

	OfficeMax Supplemental Pension Plan	20.33	$74,778	$62,006

(1)	Mr. Broad is eligible to participate in the OfficeMax Pension Plan for Salaried Employees and the OfficeMax Supplemental Pension Plan. None of the other named executive officers are eligible to receive pension benefits. These pension benefits were frozen as of December 31, 2004. In our proxy statement for 2011 these figures assumed a retirement age of 65. This table provides alternative figures assuming retirement at age 62 or at age 65. In the OfficeMax Pension Plan for Salaried Employees and the OfficeMax Supplemental Pension Plan retirement age is defined as age 65. However, unreduced benefits are payable if the employee is age 62 or older and has 15 or more years of credited service with OfficeMax. Since Mr. Broad has more than 15 years of credited service, his benefits under the plans would become payable at age 62.

(2)	The aggregate present value for both plans reflected above is approximately $129,003 greater than the estimated aggregated present value for both plans as of December 31, 2011, assuming retirement at age 62, and is approximately $115,651 greater than the estimated aggregated present value for both plans as of December 31, 2011, assuming retirement at age 65. The increase in present value is due to the shortening of the discount period and the decrease in the discount rate used to discount future benefit payments. The discount rate decreased from 4.93% as of December 31, 2011 to 3.88% as of December 29, 2012. See “Note 12. Retirement and Benefit Plans—Pension and Other Postretirement Benefit Plans—Assumptions” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, for further information regarding assumptions used in quantifying these amounts.

OfficeMax Pension Plan for Salaried Employees

Mr. Broad is the only named executive officer eligible to participate in the OfficeMax Pension Plan for Salaried Employees (the “Salaried Plan”). The Salaried Plan entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to:

•	1.25% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment ending December 31, 2004, multiplied by the participant’s years of service through December 31, 2003, plus

•	1.0% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment ending December 31, 2004.

Benefits under the Salaried Plan were frozen as of December 31, 2004 for all eligible participants. Effective November 1, 2003, new employees, rehired employees, and hourly employees who transferred to a full-time position were not eligible to participate in the plan. Under the Salaried Plan, “compensation” generally consists of the employee’s base salary plus any amounts earned under the Company’s variable incentive compensation programs other than its long-term incentive plans. Compensation and years of service, for purposes of the Salaried Plan, were frozen as of December 31, 2004. Annual compensation was limited to the applicable compensation limits for qualified pension plans, under Section 401(a)(17) of the Internal Revenue Code (the “Code”). As of December 31, 2004, the average of the highest five consecutive years of compensation for Mr. Broad for the prior ten years was approximately $224,000 and the years of service for Mr. Broad was 20.33.

Benefits under the Salaried Plan are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An eligible employee is 100% vested in his or her pension benefit after five years of service, not including breaks in service.

OfficeMax Supplemental Pension Plan

Mr. Broad is the only named executive officer eligible to participate in the OfficeMax Supplemental Pension Plan (the “Supplemental Plan”). The Supplemental Plan entitles each vested employee, including executive officers, to receive a monthly pension benefit at normal retirement equal to the:

•

Maximum monthly normal retirement benefit earned, calculated in accordance with the benefit formula under the Salaried Plan and determined without regard to any limitations imposed by the Code that apply to the benefits under the Salaried Plan.

minus

•

Monthly equivalent of the maximum benefit permitted by the Code to be paid to the participant in the Salaried Plan, taking into account all limitations required by the Code in order for the Salaried Plan to retain its qualified status under Section 401 of the Code.

“Compensation” under the Supplemental Plan means the participant’s compensation as defined in the Salaried Plan, but without regard to any limitations required by Section 401(a)(17) of the Code, and including amounts voluntarily deferred upon Mr. Broad’s election under any of the non-qualified deferred compensation plans of the Company. Compensation and years of service, for purposes of the Supplemental Plan, were frozen as of December 31, 2004. Mr. Broad had accrued 20.33 years of service when the plan was frozen.

Change in Control Agreements

Except with respect to Mr. Saligram, all of our employees, including our elected officers, are employed at the will of the Company. All of our named executive officers, however, have change in control agreements that formalize their severance benefits if the officer is terminated under the circumstances discussed below before or after a change in control of the Company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. The form of change in control agreement is the same for each named executive officer, except as indicated.

Under the change in control agreement, an officer will receive the benefits provided under the agreement if:

•	A change in control occurs, and

•

After the change in control (or, in certain circumstances described in the agreement, prior to the change in control) the officer’s employment is terminated and the termination is a qualifying termination or qualifying early termination as defined in the change in control agreement, unless such termination is as a result of the officer’s death, by the Company for cause or disability (as defined in the agreement) or by the officer for other than good reason (as defined in the agreement).

Under the agreements, a “change in control” would include any of the following events:

•

Any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our outstanding common stock or combined voting power of our outstanding securities, unless that person acquires all such securities directly from the Company;

•	During a two-year period, a majority of our directors being replaced under certain circumstances;

•

A merger or consolidation of the Company with any other corporation (other than a merger or consolidation where a majority of the Company’s directors continue as directors of the combined entity and the outstanding voting securities of the Company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the Company’s voting securities); and

•	Approval by our stockholders to liquidate or dissolve the Company or to sell all or substantially all of the Company’s assets in certain circumstances.

These agreements help ensure that we will have the benefit of these officers’ services without distraction in the face of a potential change in control. The board of directors believes the agreements are in the best interests of our stockholders and the Company. See “Change in Control Agreements” on page 53.

The principal benefits under the agreements upon a qualifying termination or a qualifying early termination include:

•	The officer’s salary through the termination date;

•

Severance pay equal to a multiple (two times for executive vice presidents and the president and chief executive officer) of the sum of the officer’s annual base salary and “target bonus.” For all elected officers other than the president and chief executive officer, his or her “target bonus” will be the average annual incentive award earned during the three years preceding termination, unless the officer has not earned three annual awards, in which case it will be the target annual incentive award in the year in which termination occurs. For Mr. Saligram, the target incentive award would equal the target annual incentive award in the year in which termination occurs. This severance payment will be in lieu of any severance pay to which the officer would be entitled under the severance policy for executive officers; and

•	Pay for accrued but unused time off.

For Mr. Besanko and Mr. Broad, we will gross-up the officer’s total payments under the agreement to cover any excise and other applicable taxes imposed by the Internal Revenue Service as a result of such payments such that the officer receives the full amount of payments due under the agreement, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. In 2010, the Executive Compensation

Committee determined that all future change in control agreements would no longer include the gross-up provisions increasing the officer’s total payments for excise taxes, and, as a result agreements for Mr. Saligram, Mr. Lewis and Mr. Kenning contain substantially similar provisions regarding payment of excise taxes and/or reduction of payment, but do not require a gross-up.

The agreements also contain provisions allowing the officer to continue to participate in our benefit plans or to receive cash at the Company’s discretion in lieu of participating, with the duration and cost of this arrangement differing depending on title.

Each agreement is effective for an initial term, then, on January 1st of each year, the agreement will automatically extend so as to terminate on the second anniversary of such date, unless we notify the officer by September 30th of the preceding year that we do not wish to extend the agreement.

Each change in control agreement includes confidentiality, nonsolicitation and noncompetition clauses that differ among the named executive officer group. If a recipient of severance and other payments pursuant to the Company’s change in control agreements were to breach these negative covenants, the agreements provide the Company with the right to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants. Payment is not wholly or partially conditioned on adherence to the covenants. However, payment of the benefits provided in the change in control agreements is conditioned upon the recipient’s execution and delivery to the Company of a customary general release of claims.

Estimated Current Value of Change in Control Benefits

The table below reflects the estimated amount of payments and other benefits (not including legal fees, if any, or payments made for accrued but unused vacation time) each named executive officer would receive under the change in control agreements, assuming that a change in control occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. The figures below assume that the officer was terminated and that options and RSUs were not continued or replaced. Actual payments made under the agreements at any future date would vary depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy. See “Change in Control Agreements” on page 69 for additional information regarding the change in control agreements.

Name	Accrued But Unpaid Bonus (1)	Severance Amount (2)	Early Vesting of Stock Options (3)	Early Vesting of Restricted Stock (4)	Other (5)	Estimated Tax Gross Up (6)	Total
Ravi K. Saligram	$686,700	$3,600,000	$1,266,764	$2,685,683	$90,114	—	$8,329,261
Bruce Besanko	$302,564	$1,755,679	$222,233	$610,362	$25,308	—	$2,916,146
Matthew R. Broad	$205,703	$1,367,019	$175,446	$484,771	$20,112	—	$2,253,051
John C. Kenning	$200,593	$1,782,000	$523,500	$472,861	$23,160	—	$3,002,114
Michael J. Lewis	$290,703	$2,222,500	$233,928	$517,379	$21,384	—	$3,285,894

(1)	Amount of accrued and unpaid annual incentive bonus for 2012.

(2)	Assumes severance pay calculated as described under “Change in Control Agreements” on page 69.

(3)	Options would become fully vested and exercisable immediately upon a change in control occurring prior to full vesting if they are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The value of the options shown is calculated using the difference between our closing stock price as of December 28, 2012 ($9.29 per share), and the option exercise price. The value of the options, other than those granted in 2012, is zero because the option exercise prices were higher than the applicable closing stock price on the measurement date.

(4)	RSUs become fully vested immediately upon a change in control if the awards are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of RSUs by $9.29, our per-share closing stock price as of December 28, 2012. For purposes of determining the number of performance-based RSUs under the outstanding awards as of December 29, 2012: (i) the performance-based RSUs granted in 2011 are zero (because the minimum performance thresholds were not achieved for the applicable performance periods); and (ii) the performance-based RSUs granted in 2012 are considered to be 84.83% of the named executive officer’s target number of RSUs (calculated as 54.5% of the named executive officer’s RSUs for which the payout is based on the Company’s 2012 performance, plus 100% of the named executive officer’s RSUs for which the payout is based on the Company’s performance in 2013 and 2014).

(5)	Includes the cost of continuing benefit plans as described in the change in control agreements. See “Change in Control Agreements” on page 69.

(6)	For Mr. Besanko and Mr. Broad, we will gross-up the officer’s total payments under the agreement to cover any excise and other applicable taxes imposed by the Internal Revenue Service as a result of such payments such that the officer receives the full amount of payments due under the agreement, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. In 2010, the Executive Compensation Committee determined that all future change in control agreements would no longer include the gross-up provisions increasing the officer’s total payments for excise taxes, and, as a result, agreements for Mr. Saligram, Mr. Kenning and Mr. Lewis contain substantially similar provisions regarding payment of excise taxes and/or reduction of payment but do not require a gross-up. Mr. Besanko and Mr. Broad would not receive gross-up payments for excise taxes because their payments would not exceed the applicable limits under Internal Revenue Service regulations.

Estimated Termination Benefits

Mr. Saligram

We entered into an Employment Agreement with Mr. Saligram, effective November 8, 2010, to serve as our President and Chief Executive Officer.

Effective on the same date, we entered into a change in control agreement with Mr. Saligram. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71.

November 8, 2010, we entered into a nondisclosure and fair competition agreement with Mr. Saligram. This agreement requires Mr. Saligram to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of Mr. Saligram’s duties and obligations for the Company. The agreement also includes a non-solicitation and noncompetition covenants stating that beginning on the date of the agreement and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a competitor, as defined below, (b) solicit any Company customer, as defined in the agreement, for the purpose of selling, distributing, purchasing or obtaining goods or services described in the agreement, (c) employ or solicit for employment any person who is, or was within 12 months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier. The agreement also contains a standard non-disparagement clause. A competitor under the agreement is an entity for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (not including any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals).

Estimated Current Value of Potential Payments to Mr. Saligram Upon Termination

The Company would be required to provide compensation to Mr. Saligram in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Saligram would receive upon his termination in each situation assuming that such event occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. Actual payments made at any future date would vary, depending in part upon what Mr. Saligram has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Saligram would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The table also does not include payments for accrued but unused vacation time for which Mr. Saligram may be eligible. If Mr. Saligram’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under his Employment Agreement would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Severance Amount (1)	$1,877,019	—	—
Accrued But Unpaid Bonus (2)	$686,700	$686,700	—
Early Vesting of Restricted Stock (3)	$879,317	$879,317	—
Total	$3,443,036	$1,566,017	—

(1)	Two times Mr. Saligram’s base salary immediately prior to the date of termination pursuant to the terms of his employment agreement ($1,800,000), plus the estimated cost of health and welfare benefits for 24 months ($77,019).

(2)	Accrued but unpaid 2012 annual incentive program payment.

(3)	All of Mr. Saligram’s (41,667) unvested RSUs awarded to him upon commencement of his employment, plus (52,985) RSUs, which represents a pro rata amount of his other unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 28, 2012.

Mr. Besanko

We entered into an offer letter with Mr. Besanko, effective February 16, 2009, to serve as our chief financial officer.

Effective on the same date, we entered into a change in control agreement with Mr. Besanko. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71.

On March 2, 2009, we entered into a nondisclosure and noncompetition agreement with Mr. Besanko. This agreement requires Mr. Besanko to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment. Mr. Besanko may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as he was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Mr. Besanko agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the Company. The agreement also contains a standard non-disparagement clause.

Estimated Current Value of Potential Payments to Mr. Besanko Upon Termination

The Company would be required to provide compensation to Mr. Besanko in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Besanko would receive upon his termination in each situation assuming that such event occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. Actual payments made at any future date would vary, depending in part upon what Mr. Besanko has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Besanko would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The table also does not include payments for accrued but unused vacation time for which Mr. Besanko may be eligible. If Mr. Besanko’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Severance Amount (1)	$622,670	—	—
Accrued But Unpaid Bonus (2)	$302,564	$302,564	—
Early Vesting of Restricted Stock (3)	$247,437	$247,437	—
Total	$1,172,671	$550,001	—

(1)	One year of base salary ($610,069) under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for 12 months ($12,601).

(2)	Accrued but unpaid 2012 annual incentive program payment.

(3)	26,635 RSUs, which constitute a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 28, 2012.

Mr. Broad

On April 11, 2005, we entered into a change in control agreement with Mr. Broad, our executive vice president, general counsel. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The change in control agreement was amended effective January 1, 2009, to comply with Section 409A.

Estimated Current Value of Potential Payments to Mr. Broad Upon Termination

The Company would be required to provide compensation to Mr. Broad in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Broad would receive upon his termination in each situation assuming that such event occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. Actual payments made at any future date would vary, depending in part upon what Mr. Broad has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Broad would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The table also does not include payments for accrued but unused vacation time for which Mr. Broad may be eligible or payments that Mr. Broad may receive under the ESDP, the 2005 Plan, the 2001 Plan, the Salaried Plan, or the Supplemental Plan, which are described above under “Deferred Compensation” on page 67 and “Pension Benefits” on page 68. If Mr. Broad’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Severance Amount (1)	$498,272	—	—
Accrued But Unpaid Bonus (2)	$205,703	$205,703	—
Early Vesting of Restricted Stock (3)	$197,611	$197,611	—
Total	$901,586	$403,313	—

(1)	One year of base salary ($490,177) under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for 12 months ($8,095).

(2)	Accrued but unpaid 2012 annual incentive program payment.

(3)	21,271 RSUs, which constitute a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 28, 2012.

Mr. Kenning

We entered into an offer letter with Mr. Kenning, effective April 2, 2012, to serve as our executive vice president and president, workplace.

On April 5, 2012, we entered into a change in control agreement with Mr. Kenning, effective as of April 2, 2012. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71.

On April 2, 2012, we entered into a nondisclosure and fair competition agreement with Mr. Kenning. This agreement requires Mr. Kenning to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of his duties and obligations for the Company. It also includes a noncompetition covenant that states that, beginning on the date of the agreement and ending one year after terminating employment with the Company, Mr. Kenning will not commence employment directly as an employee or indirectly as a consultant or contractor (in the same or similar capacity as he was employed by the Company) with any entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (not including any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals).

The agreement also includes a non-solicitation covenants stating that beginning on the date of the agreement and ending two years after terminating employment with the Company, Mr. Kenning will not (a) solicit any Company customer or supplier, as each is defined in the agreement, for the purpose of selling, distributing, purchasing or obtaining goods or services described in the agreement, (b) employ or solicit for employment any person who is, or was within 12 months prior to his termination date, an employee of the Company, or (c) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier. The agreement also contains a standard non-disparagement clause.

Estimated Current Value of Potential Payments to Mr. Kenning Upon Termination

The Company would be required to provide compensation to Mr. Kenning in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Kenning would receive upon his termination in each situation assuming that such event occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. Actual payments made at any future date would vary, depending in part upon what Mr. Kenning has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Kenning would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The table also does not include payments for accrued but unused vacation time for which Mr. Kenning may be eligible. If Mr. Kenning’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Severance Amount (1)	$552,921	—	—
Accrued But Unpaid Bonus (2)	$200,593	$200,593	—
Early Vesting of Restricted Stock (3)	$101,261	$101,261	—
Total	$854,776	$301,854	—

(1)	One year of base salary ($540,000) under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for 12 months ($12,921).

(2)	Accrued but unpaid 2012 annual incentive program payment.

(3)	10,900 RSUs, which constitute a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 28, 2012.

Mr. Lewis

We entered into an offer letter with Mr. Lewis, effective May 2, 2011, to serve as our executive vice president and president, retail.

On May 2, 2011, we entered into a change in control agreement with Mr. Lewis. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71.

On May 2, 2011, we entered into a nondisclosure and fair competition agreement with Mr. Lewis. This agreement requires Mr. Lewis to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of his duties and obligations for the Company. It also includes a noncompetition covenant that states that, beginning on the date of the agreement and ending one year after terminating employment with the Company, Mr. Lewis will not commence employment or consult (in the same or similar capacity as he was employed by the Company) with any entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (not including any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals).

The agreement also includes a non-solicitation covenants stating that beginning on the date of the agreement and ending two years after terminating employment with the Company, Mr. Lewis will not (a) solicit any Company customer or supplier, as each is defined in the agreement, for the purpose of selling, distributing, purchasing or obtaining goods or services described in the agreement, (b) employ or solicit for employment any person who is, or was within 12 months prior to his termination date, an employee of the Company, or (c) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier. The agreement also contains a standard non-disparagement clause.

Estimated Current Value of Potential Payments to Mr. Lewis Upon Termination

The Company would be required to provide compensation to Mr. Lewis in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Lewis would receive upon his termination in each situation assuming that such event occurred on December 28, 2012, and based on our closing stock price as of that date of $9.29. Actual payments made at any future date would vary, depending in part upon what Mr. Lewis has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Lewis would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 71. The table also does not include payments for accrued but unused vacation time for which Mr. Lewis may be eligible. If Mr. Lewis’ employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Severance Amount (1)	$643,373	—	—
Accrued But Unpaid Bonus (2)	$290,703	$290,703	—
Early Vesting of Restricted Stock (3)	$152,191	$152,191	—
Total	$1,086,267	$442,894	—

(1)	One year of base salary ($635,000) under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for 12 months ($8,373).

(2)	Accrued but unpaid 2012 annual incentive program payment.

(3)	16,382 RSUs, which constitute a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 28, 2012.

Stock Ownership

Directors and Executive Officers

The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 29, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class
Directors (1)
Warren F. Bryant	1,472	*
Joseph M. DePinto	—	*
Rakesh Gangwal	10,872	*
V. James Marino	—	*
William J. Montgoris	—	*
Francesca Ruiz de Luzuriaga	9,082	*
Ravi K. Saligram	1,039,672	1.18%
David M. Szymanski	1,415	*
Other Named Executive Officers (2)
Bruce Besanko	375,844	*
Matthew R. Broad	186,854	*
John C. Kenning	—
Michael J. Lewis	47,116	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	1,928,775	2.18%

*	Less than 1% of class as of December 29, 2012 (total outstanding common stock on that date was 86,883,521 shares).

(1)	Beneficial ownership for the directors includes all shares held of record or in street name; plus shares subject to options granted but unexercised under the Director Stock Compensation Plan (“DSCP”), the 2003 Director Stock Compensation Plan (“2003 DSCP”) and OMIPP, described beginning on page 24 under “Director Compensation;” and shares of restricted stock issued under the OMIPP. The number of shares subject to options under the 2003 DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 184 shares; Mr. Bryant, 387 shares; Mr. Gangwal, 3,125 shares; and directors as a group, 3,696 shares. The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,813 shares; Mr. Gangwal, 3,662 shares; and directors as a group, 7,475 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,000 shares; Mr. Gangwal, 3,000 shares; Mr. Saligram, 900,122 shares; and directors as a group, 906,122 shares. The number of shares of restricted stock, which may be voted by our directors and will vest six months following the director’s date of termination of board service, is as follows: Ms. Ruiz de Luzuriaga, 1,085 shares; Mr. Bryant, 1,085 shares; Mr. Gangwal, 1,085 shares; Mr. Szymanski, 1,415 shares; and directors as a group, 4,670 shares. RSUs held by our directors other than Mr. Saligram are not included in this table because they are not paid in shares of our common stock until a director terminates his or her board service. Additional information regarding our directors’ outstanding RSU and option awards is set forth in the footnote 1 to the Director Compensation table under “Director Compensation,” on page 25.

(2)

Beneficial ownership for these named executive officers includes all shares held of record or in street name; plus unexercised, vested option shares; shares subject to options that vested within sixty days of December 29, 2012; and shares subject to RSUs that vested within sixty days of December 29, 2012. For further information regarding the shares subject to the options and RSUs, see the “Award Tables” beginning on page 57. The following table indicates the nature of each named executive’s stock ownership. It also shows the number of unexercised, unvested option shares and the number of unvested RSUs shares, none of which are included in the beneficial ownership table. Shares are considered beneficially owned, for purposes of the beneficial ownership table only, if the officer has a right to acquire beneficial ownership within sixty days of December 29, 2012, unless otherwise indicated in these footnotes.

	Common Shares Owned	Unexercised, Vested Option Shares	Unexercised, Option Shares Vesting Within 60 Days	RSU Shares Vesting and Paid Within 60 Days(a)	Unexercised, Unvested Option Shares	Unvested RSU Shares(b)
Ravi K. Saligram	139,550	718,306	181,816	—	620,326	404,499
Bruce Besanko	81,684	245,275	48,885	—	52,494	94,324
Matthew R. Broad(c)	71,206	78,865	34,833	—	39,799	72,073
John C. Kenning	—	—	—	—	150,000	60,000
Michael J. Lewis	3,299	22,856	20,961	—	87,637	102,860
Executive officers as a group(d)	345,771	1,205,767	351,394	—	1,237,455	899,348

(a)	Consists of the actual number of shares paid out with respect to performance-based RSUs within 60 days of December 29, 2012.

(b)	With respect to performance-based RSUs, reflects the number of shares that will be paid out if the performance-based RSUs’ objectives are achieved at target levels. Includes performance-based RSUs that were forfeited in February 2013 because the Company did not achieve applicable performance criteria: Mr. Saligram, 115,405 RSUs; Mr. Besanko, 28,623 RSUs; Mr. Broad, 19,891 RSUs; Mr. Kenning, 9,100 RSUs; Mr. Lewis, 47,168 RSUs; and executive officers as a group, 273,872 RSUs.

(c)	Mr. Broad also beneficially owned 2,374 shares of the Company’s convertible preferred stock, Series D, in the ESOP fund as of December 29, 2012, which were convertible into 1,950 shares of our common stock. These shares of common stock are included in Mr. Broad’s share total in the beneficial ownership table above.

(d)	Our executive officers at December 29, 2012 consisted of Mr. Saligram, Mr. Besanko, Mr. Broad, Mr. Kenning, Mr. Lewis, James Barr, Larry Hartley, Ronald Lalla, Deborah O’Connor and Stephen Parsons.

(3)	Our executive officers at December 29, 2012 consisted of Mr. Saligram, Mr. Besanko, Mr. Broad, Mr. Kenning, Mr. Lewis, James Barr, Larry Hartley, Ronald Lalla, Deborah O’Connor and Stephen Parsons. Our executive officers (individually or as a group) do not own more than 1% of the Company’s Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, including our named executive officers, and any person who owns more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of holdings and transactions in OfficeMax stock with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that, except as follows, in 2012 our Reporting Persons made all required Section 16(a) filings on a timely basis: Mr. Lewis filed late one Form 4 reporting one transaction (the withholding of shares to satisfy tax liability upon vesting of an outstanding award).

Ownership of More Than 5% of OfficeMax Stock

The table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner as of December 29, 2012 of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class (1)
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Common Stock, $2.50 Par Value (2)

BlackRock, Inc.
40 East 52nd Street New York, NY 10022	6,600,426	—	6,600,426	—	6,600,426	7.60%

The Vanguard Group, Inc.
100 Vanguard Boulevard Malvern, PA 19355	130,274	—	5,274,755	127,374	5,402,129	6.22%

Convertible Preferred Stock, Series D (3)
Vanguard Fiduciary Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan
100 Vanguard Blvd. Malvern, PA 19355	608,693	—	608,693	—	608,693	100%

(1)	The percentages in the table are based on the 86,883,521 shares of common stock outstanding as of December 29, 2012.

(2)	Consists of shares beneficially owned by the reporting persons, as reported in the following applicable filings: BlackRock, Inc., Schedule 13G/A filed February 8, 2013; The Vanguard Group, Inc., Schedule 13G/A filed February 11, 2013.

(3)	The shares of preferred stock held by the Employee Stock Ownership Plan fund of the Savings Plan represent less than 1% of the Company’s voting securities outstanding as of December 29, 2012.

Other Information

Stockholder Proposals for the 2014 Annual Meeting

If you wish to submit a proposal to be included in our 2014 proxy statement, we must receive it no later than November 19, 2013.

All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than February 2, 2014. According to our Bylaws, your notice must include:

•	A brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

•	Your name and address;

•	The class and number of shares of our stock that you beneficially own; and

•	Any material interest you have in the business to be brought before the meeting.

The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Stockholder Nominations for Directors

If you wish to suggest a nominee for the Governance and Nominating Committee’s consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You should describe in detail your proposed nominee’s qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

The Governance and Nominating Committee will consider director nominees proposed by stockholders for election at the annual stockholders meeting if our corporate secretary receives a written nomination not less than 30 days nor more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

•	Your name and address;

•	Each nominee’s name, age and address;

•	Each nominee’s principal occupation or employment;

•	The number of shares of our stock that the nominee beneficially owns;

•	The number of shares of our stock that you beneficially own;

•	Any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

•	Each nominee’s executed consent to serve as our director if elected.

The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

OfficeMax’s Annual Report on Form 10-K

We made our Annual Report on Form 10-K for the year ended December 29, 2012, available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, 630-864-6800, investor@officemax.com. You can find our SEC filings, including our Annual Report on Form 10-K, on our website investor.officemax.com by clicking on “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly request a proxy card to sign, date, and return or provide voting instructions over the telephone or through the Internet so that your vote will be included at the meeting.

Susan Wagner-Fleming

Senior Vice President

and Corporate Secretary

March 19, 2013

Appendix A

Amended and Restated OfficeMax Incentive and Performance Plan

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

(Amended and restated effective as of April 29, 2013)

i

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

1. Purpose and Establishment.

1.1 Purpose. The 2003 OfficeMax Incentive and Performance Plan (the “Plan”) is intended to promote the interests of the Company and its shareholders by (a) attracting, motivating, rewarding, and retaining the broad-based management talent critical to achieving the Company’s business goals; (b) linking a portion of each Participant’s compensation to the performance of both the Company and the individual Participant; and (c) encouraging ownership of Company common stock by Participants. The Plan has been adopted and approved by the Board of Directors (defined below).

1.2 Successor Plan. This Plan shall be the successor plan to the 1984 Key Executive Stock Option Plan (the “1984 KESOP”). No further grants shall be made under the 1984 KESOP on or after January 1, 2003. All awards outstanding under the 1984 KESOP on December 31, 2002 (“Prior Awards”), are incorporated into this Plan and shall be treated as awards under this Plan; however, the Prior Awards shall continue to be governed solely by the terms and conditions of the written instrument evidencing the grant or issuance. Except as expressly provided, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of Prior Awards. Shares of Stock reserved for issuance under the 1984 KESOP in excess of the number of shares as to which awards have been made as of December 31, 2002, shall no longer be available for issuance on or after January 1, 2003.

1.3 Original Effective Date and Term of Plan. The Plan’s original effective date was January 1, 2003, as approved by the shareholders of the Company. The Plan shall be amended and restated effective as of April 29, 2013, subject to approval by the shareholders of the Company. The Plan will expire on April 29, 2023. The Board of Directors or the Committee may terminate the Plan at any time prior to April 29, 2023. Awards outstanding at the expiration or termination of the Plan shall remain in effect according to their terms and the provisions of the Plan.

2. Definitions. As used in the Plan, the following definitions apply to the terms indicated below:

2.1 “Affiliate” means any corporation or other entity (including, but not limited to, a partnership or limited liability company) that is affiliated with the Company through stock or equity ownership such that it controls or is controlled by, or is under common control with, the Company.

2.2 “Agreement” means either the written agreement between the Company and a Participant evidencing an Award and setting forth the terms and conditions applicable to the Award or a statement issued by the Company to a Participant describing the terms and conditions of an Award.

2.3 “Annual Incentive Award” means an Award granted under Section 13.

2.4 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Annual Incentive Award, or Stock Bonus granted pursuant to the terms of the Plan.

2.5 “Board of Directors” means the Board of Directors of the Company.

2.6 A “Change in Control” means (i) the same definition for “Change in Control” as set forth in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when the event(s) occur, or, (ii) in the absence of such agreements, a “Change in Control” shall be deemed to have occurred if:

(a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities, and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

(b) The following individuals cease for any reason to constitute at least a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the “Continuing Directors”); or

(c) The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (A) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (B) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.6(c)(i) shall not be deemed to be a Change in Control of the Company; or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Subsection 2.6(c) which is not a Change in Control of the Company solely due to the operation of Subsection 2.6(c)(i)(a) will nevertheless constitute a Change in Control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

For purposes of Sections 2.6 and 2.21, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of Sections 2.6 and 2.21, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act

(or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

2.8 “Committee” means the Executive Compensation Committee of the Board of Directors or any successor to the Committee, which shall consist of three or more persons, each of whom, unless otherwise determined by the Board of Directors, is (i) an “outside director” within the meaning of Code Section 162(m), (ii) a “non-employee director” within the meaning of Rule 16b-3 and (iii) satisfies the requirements of the New York Stock Exchange for independent directors.

2.9 “Company” means OfficeMax Incorporated, a Delaware corporation.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company and who is not an employee of the Company.

2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.12 “Fair Market Value” of a share of Stock means the closing price of the Stock as reported by the consolidated tape of the New York Stock Exchange on the date in question. Notwithstanding the foregoing, the Committee may, in its sole discretion, specify that Fair Market Value of a share of Stock shall be defined as the average of the high and low selling prices of the Stock on the New York Stock Exchange on the date in question. If there are no Stock transactions on a particular date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

2.13 “Full Value Award” means a grant of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, an Annual Incentive Award or Stock Bonus that provides for a Participant to receive shares of Stock without payment of an amount at least equal to the Fair Market Value of the Stock at the time of grant.

2.14 “Incentive Stock Option” means an Option that is an “incentive stock option” within the meaning of Code Section 422, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

2.15 “Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

2.16 “Option” means the right to purchase a stated number of shares of Stock at a stated price for a stated period of time, granted pursuant to Section 7.

2.17 “Participant” means an employee or Director of the Company or a Subsidiary to whom an Award is granted pursuant to the Plan, or upon the death of the Participant, his or her successors, heirs, executors, and administrators, as the case may be.

2.18 “Performance Goals” means the objectives established by the Committee in its sole discretion with respect to any performance-based Awards that relate to one or more business criteria within the meaning of Code Section 162(m). Performance Goals may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net income from continuing operations available to common shareholders excluding special items; net earnings; net sales or net sales growth; price of Stock; return on any of the following metrics capital, sales, assets, net assets, invested capital, equity, or shareholders’ equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to shareholders. Performance Goals may (a) be used to measure the performance of the Company as a whole or any Subsidiary, business unit, division, or segment of the Company, (b) include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings, discontinued operations and other unusual and non-recurring items, and the cumulative effects of tax or accounting changes, each determined on a GAAP or non-GAAP basis, and/or (c) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure, in each case as determined by the Committee in its sole discretion.

2.19 “Performance Share” means an Award of a number of shares granted to a Participant pursuant to Section 12 which is initially valued according to Fair Market Value and is paid out based on the attainment of stated Performance Goals during a stated period of time.

2.20 “Performance Unit” means an Award granted to a Participant pursuant to Section 11, denominated in cash, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Goals, as applicable, have been attained.

2.21 A “Potential Change in Control” shall be deemed to have occurred if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

2.22 “Restricted Stock” means an Award of Stock granted in accordance with the terms of Section 9 and the other provisions of the Plan, and which is nontransferable and subject to a substantial risk of forfeiture. Stock shall cease to be Restricted Stock when, in accordance with the terms hereof and the applicable Agreement, it becomes transferable and free of a substantial risk of forfeiture.

2.23 “Restricted Stock Units” means an Award granted to a Participant pursuant to Section 10, denominated in units, providing a Participant the right to receive payment at a future date after the lapse of restrictions or attainment of performance criteria or Performance Goals, as applicable.

2.24 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

2.25 “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.26 “Stock” means the common stock of the Company, par value $2.50 per share.

2.27 “Stock Appreciation Right” or “SAR” means the right to receive an amount calculated as provided in and granted pursuant to Section 8.

2.28 “Stock Bonus” means a bonus payable in shares of Stock granted pursuant to Section 14.

2.29 “Subsidiary” means (i) in the case of an Incentive Stock Option, any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)), and (ii) in the case of all other Awards, in addition to a “subsidiary corporation” as defined above, a partnership, limited liability company, joint venture or other entity in which the Company has fifty percent (50%) or more of the voting power or equity interests.

3. Stock Subject to the Plan.

3.1 Shares Available for Awards. On and after the effective date of this amendment and restatement of the Plan, the maximum number of shares of Stock available for grant of Awards under the Plan shall be 26,251,000 shares (subject to adjustment as provided herein). Shares may be authorized but unissued Stock or authorized and issued Stock held in the Company’s treasury. All shares of Stock reserved with respect to Awards granted under the Plan shall be available for any Awards, including Options and Stock

Appreciation Rights. The maximum number of shares of Stock under the Plan available for grant of Incentive Stock Options shall be 26,251,000; provided, however, notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Options shall be treated as Nonqualified Stock Options; provided further, that the value of any shares of Stock withheld or tendered to pay the exercise price of Incentive Stock Options or withheld or tendered to pay taxes on any Incentive Stock Options shall be taken into account for purposes of determining the aggregate Fair Market Value of Stock associated with a Participant’s Incentive Stock Options. Shares of Stock subject to an Award (including without limitation a Prior Award, as that term is defined in Section 1.2 or Full Value Award, as that term is defined in Section 2.13) which is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. In addition, shares of Stock withheld to satisfy withholding taxes with respect to a Full Value Award shall be added back to the number of shares available for the future grant of Awards. Any shares of Stock not issued on the stock settlement of Stock Appreciation Rights and any shares of Stock purchased on the open market with cash proceeds from the exercise of an Option shall not again be available for Awards under the Plan. If shares of Stock covered by a Full Value Award are again available for grants pursuant to this Section 3.1, the number of shares of Stock that again becomes eligible for grants after December 29, 2012 shall be multiplied by 1.65.

Shares under substitute awards for grants made under a plan of an acquired business entity shall not reduce the maximum number of shares of Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares under the other company’s pre-existing plan shall not be made after the date awards or grants could have been made under the terms of the other company’s pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

3.2 Accounting for Awards; Fungible Shares. For purposes of this Section 3, after December 29, 2012, an Award, other than a Full Value Award, shall reduce the aggregate number of shares of Stock available for grant under the Plan by the total number of shares covered by the Award, and a Full Value Award shall reduce the aggregate number of shares available for grants under the Plan by the number of shares covered by the Full Value Award multiplied by 1.65. Notwithstanding any Plan provision to the contrary, shares withheld for payment of the exercise price of an Award and/or shares withheld to satisfy withholding taxes other than with respect to a Full Value Award shall not be added back to the number of shares available for the future grant of Awards.

3.3 Performance-Based Award Limitation. Awards that are designed to comply with the performance-based exception from the tax deductibility limitation of Code Section 162(m) shall be subject to the following rules:

(a) The number of shares of Stock that may be granted in the form of Options in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

(b) The number of shares of Stock that may be granted in the form of SARs in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

(c) The number of shares of Stock that may be granted in the form of Restricted Stock in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

(d) The number of Restricted Stock Units that may be granted in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

(e) The number of shares of Stock that may be granted in the form of Performance Shares in a single fiscal year to a Participant may not exceed 1,500,000, as adjusted pursuant to Section 3.4.

(f) The maximum amount that may be paid to a Participant for Performance Units granted in a single fiscal year may not exceed $4,000,000.

3.4 Adjustment for Change in Capitalization. In the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification, or other similar corporate transaction or event (a) the number and kind of shares of stock which may thereafter be granted or issued in connection with Awards; (b) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Awards; (c) the exercise price, grant price, or purchase price relating to any Award; and (d) the maximum number of shares subject to Awards which may be awarded to any employee during any fiscal year of the Company shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants; provided that, with respect to Incentive Stock Options, adjustments shall be made in accordance with Code Section 424.

4. Administration of the Plan.

4.1 Authority and Delegation. The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. Any interpretation, determination, decision, or other action made or taken by the Committee shall be final and binding on Participants. The Committee may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable. Unless limited by the Committee in writing, any Company employee exercising responsibilities relating to the Plan in accordance with this Section 4.1 shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, subject to the requirements of Rule 16b-3, Code Section 162(m) and the New York Stock Exchange. Executive officers designated by the Committee shall have the authority to grant Awards to non-executive officers and non-Directors. Subject to Section 19, the Committee shall have the authority to adopt modifications and amendments to this Plan or any Agreement necessary to comply with the law of the countries in which the Company, its Affiliates and/or Subsidiaries operate.

4.2 Employees in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, appendices and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Subsidiary may operate to assure the viability of the benefits from Awards granted to Employees employed in such countries and to meet the objectives of the Plan.

4.3 Terms and Conditions of Awards. The Committee shall have final discretion, responsibility, and authority to:

(a) grant Awards;

(b) determine the Participants to whom and the times at which Awards shall be granted;

(c) determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;

(d) establish and administer Performance Goals and performance criteria relating to any Award;

(e) establish the rights of Participants with respect to an Award upon termination of employment or service as a Director;

(f) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(g) make adjustments in the Performance Goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles;

(h) determine the terms and provisions of Agreements;

(i) provide for forfeiture of outstanding awards and recapture of realized gains and other realized value in such events as determined by the Committee, which include, but are not limited to, a breach of restrictive covenants or an intentional or negligent misstatement of financial records; and

(j) make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may solicit recommendations from the Company’s management with respect to any or all of the items listed above.

The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants, for different Awards, and for the same Participant for each Award the Participant may receive, whether or not granted at different times.

5. Eligibility. The persons who shall be eligible to receive Awards pursuant to the Plan shall be employees of the Company and its Subsidiaries and Affiliates (including officers of the Company, whether or not they are directors of the Company), selected by the Committee from time to time, and Directors. The grant of an Award at any time to any person shall not entitle that person to a grant of an Award at any future time.

6. Awards under the Plan; Agreement.

6.1 Types of Awards. Awards that may be granted under the Plan consist of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Annual Incentive Awards, and Stock Bonuses, all as described below.

6.2 Award Agreements. Each Award granted under the Plan, except unconditional Stock Bonuses, shall be evidenced by an Agreement which shall contain such provisions as the Committee may, in its sole discretion, deem necessary or desirable. On and after the effective date of this amendment and restatement of the Plan, if there is any inconsistency between the terms of the Plan and an Agreement, the terms of the Plan shall control unless the Agreement explicitly states that an exception to the Plan is being made. By accepting an Award, a Participant agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

6.3 Director Award Limitation. In any fiscal year of the Company, no Participant who is a Director may be granted Awards valued at more than $250,000 at the time of grant. However, such limit shall not apply to any Award granted pursuant to a Director’s voluntary election to receive Stock in lieu of cash fees.

7. Options.

7.1 Terms and Agreement. Subject to the terms of the Plan, Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for each Option granted:

(a) the number of shares subject to each Option;

(b) duration of the Option (no Option shall have an expiration date later than the day after the 7th anniversary of the date of grant; provided, however, that if an Option other than an Incentive Stock Option may not be exercised due to a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company) within the three business days prior to the normal expiration date of such Option, then the expiration date of such Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee);

(c) vesting requirements which specify a vesting period of no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity;

(d) whether the Option is an Incentive Stock Option or a Nonqualified Stock Option;

(e) the amount and duration of related Stock Appreciation Rights, if any, and any conditions upon their exercise;

(f) the exercise price for each Option, which, except with respect to substitute awards complying with Code Section 424 and regulations thereunder, shall not be less than the Fair Market Value of a share of Stock on the date of the grant (with respect to Incentive Stock Options, 110% of the Fair Market Value of a share of Stock on the date of grant for any Participant who owns, within the meaning of Code Section 424(d), stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary, or any Affiliate);

(g) the permissible method(s) of payment of the exercise price;

(h) the rights of the Participant upon termination of employment or service as a Director; and

(i) any other terms or conditions established by the Committee; provided, however that in no event shall a Participant be entitled to dividends or dividend equivalents with respect to Options.

7.2 Exercise of Options.

(a) Options shall be exercisable at such times and subject to such restrictions and conditions as the Committee, in its sole discretion, deems appropriate, which need not be the same for all Participants. However, an Option will be automatically exercised upon the expiration date of the Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for the Option.

(b) An Option shall be exercised by delivering written notice as specified in the Agreement on the form of notice provided by the Company. Options may be exercised in whole or in part.

For a Participant who is subject to Section 16 of the Exchange Act, the Company may require that the method of payment comply with Section 16 and the rules and regulations thereunder. Any payment in shares of Stock, if permitted, shall be made by delivering the shares to the secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidence as the secretary shall require.

(c) The exercise price, upon exercise of any Option, shall be payable to the Company in full by: (a) cash payment or its equivalent (a “cash exercise”); (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price (a “stock swap”) or certification of ownership of such previously-acquired Stock (“attestation”); (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the Option shares or loan proceeds to pay the exercise price and to deliver to the Participant the net amount of shares (a “cashless exercise for Stock”) or cash (a “cashless exercise for cash”); (d) having the Company retain from the Stock otherwise issuable upon exercise of the Option a number of shares of Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the exercise price of the Option (a “net exercise”); or (e) such other methods of payment as the Committee, in its discretion, deems appropriate.

(d) Certificates for shares of Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive the shares and delivered to the Participant or other person as soon as practicable following the effective date on which the Option is exercised.

7.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Code Section 422, or, without the consent of any affected Participant, to cause any Incentive Stock Option previously granted to fail to qualify for the federal income tax treatment afforded under Code Section 421. Incentive Stock Options shall not be granted to Directors. Incentive Stock Options shall not be granted under the Plan on or after April 29, 2023.

7.4 Reduction in Price or Reissuance. In no event shall the Committee, without first receiving shareholder approval, (i) cancel any outstanding Option for the purpose of (A) providing a replacement award under this or another Company plan, or (B) cashing out an Option, unless such cash-out occurs in conjunction with a Change in Control; (ii) cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price, or (iii) reduce the exercise price of a previously issued Option.

7.5 Notification of Disqualifying Disposition. If any Participant shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

8. Stock Appreciation Rights.

8.1 Terms and Agreement. Subject to the terms of the Plan, SARs may be granted to Participants at any time as determined by the Committee. The grant price of the SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a share of Stock as determined on the date of the grant, except with respect to substitute awards complying with Code Section 424 and regulations thereunder. The Committee shall determine, and the Agreement shall reflect, the following for each SAR granted:

(a) the number of shares subject to each SAR;

(b) whether the SAR is a Related SAR or a Freestanding SAR;

(c) duration of the SAR (no SAR shall have an expiration date later than the day after the 7th anniversary of the date of grant; provided, however, that if an SAR may not be exercised due to a Black-Out Period as defined in Subsection 7.1(b) within the three business days prior to the normal expiration date of the SAR, then the expiration date of such SAR shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee);

(d) vesting requirements which specify a vesting period of no less than one year, except with respect to substitute awards for grants made under a plan of an acquired business entity;

(e) rights of the Participant upon termination of employment or service as a Director; and

(f) any other terms or conditions established by the Committee; provided, however that in no event shall a Participant be entitled to dividends or dividend equivalents with respect to an SAR.

8.2 Related and Freestanding SARs. An SAR may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option (a “Related SAR”), or may be granted unrelated to an Option (a “Freestanding SAR”).

8.3 Surrender of Option. A Related SAR shall require the holder, upon exercise, to surrender the Option with respect to the number of shares as to which the SAR is exercised, in order to receive payment. The Option will, to the extent surrendered, cease to be exercisable.

8.4 Reduction in Number of Shares Subject to Related SARs. For Related SARs, the number of shares subject to the SAR shall not exceed the number of shares subject to the Option. For example, if the SAR covers the same number of shares as the Option, the exercise of a portion of the Option shall reduce the number of shares subject to the SAR to the number of shares remaining under the Option. If the Related SAR covers fewer shares than the Option, the exercise of a portion of the Option shall reduce the number of shares subject to the SAR to the extent necessary so that the number of remaining shares subject to the SAR is not more than the remaining shares under the Option.

8.5 Exercisability. Subject to Section 8.7 and to any rules and restrictions imposed by the Committee, a Related SAR will be exercisable at the time or times, and only to the extent, that the Option is exercisable and will not be transferable except to the extent that the Option is transferable. A Freestanding SAR will be exercisable as determined by the Committee but in no event after seven years from the date of grant. However, a SAR will be automatically exercised upon the expiration date of the SAR if the Fair Market Value of a share of Stock on the expiration date exceeds the Fair Market Value of a share of Stock on the date of grant.

8.6 Payment. Upon the exercise of a Stock Appreciation Right, the holder will be entitled to receive payment of an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant, by

(b) The number of shares with respect to which the Stock Appreciation Right is being exercised.

The Committee may limit the amount payable upon exercise of a Stock Appreciation Right. Any limitation must be determined as of the date of grant and noted on the Agreement evidencing the grant.

Payment may be made in cash, Stock, or a combination of cash and Stock, in the Committee’s sole discretion.

8.7 Reduction in Price or Reissuance. In no event shall the Committee, without first receiving shareholder approval, (i) cancel any outstanding Stock Appreciation Right for the purpose of (A) providing a replacement award under this or another Company plan, (B) cashing out a Stock Appreciation Right (unless such cash-out occurs in conjunction with a Change in Control), (ii) cancel any outstanding Stock Appreciation Right for the purpose of reissuing the Stock Appreciation Right to the Participant at a lower exercise price, or (iii) reduce the exercise price of a previously issued Stock Appreciation Right.

8.8 Additional Terms. The Committee may impose additional conditions or limitations on the exercise of a Stock Appreciation Right as it may deem necessary or desirable to secure for holders the benefits of Rule 16b-3, or any successor provision, or as it may otherwise deem advisable.

9. Restricted Stock.

9.1 Terms and Agreement. Subject to the terms of the Plan, shares of Restricted Stock may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Restricted Stock granted:

(a) the number of shares of Restricted Stock granted;

(b) the purchase price, if any, to be paid by the Participant for each share of Restricted Stock;

(c) the restriction period established pursuant to Section 9.2 which, except with respect to substitute awards for grants made under a plan of an acquired business entity:

(i) for time-based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than three (3) years, with restrictions lapsing on a pro rata basis; and

(ii) for performance-based Awards, shall be based upon a performance period of at least one (1) year;

provided, however, that such Awards may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change in Control.

(d) any requirements with respect to elections under Code Section 83(b);

(e) rights of the Participant upon termination of employment or service as a Director; and

(f) any other terms or conditions established by the Committee.

9.2 Restriction Period. At the time of the grant of Restricted Stock, the Committee shall establish a restriction period for the shares granted, which may be time-based, based on the attainment of specified Performance Goals/performance criteria, a combination of time- and Performance Goal/performance criteria-based, or based on any other criteria the Committee deems appropriate. The Committee may divide the shares into classes and assign a different restriction period for each class. The Committee may impose additional conditions or restrictions upon the vesting of the Restricted Stock as it deems fit in its sole discretion. If all applicable conditions are satisfied, then upon the termination of the restriction period with respect to a share of Restricted Stock, the share shall vest and the restrictions of Section 9.3 shall lapse. To the extent required to ensure that a Performance Goal-based Award of Restricted Stock to an executive officer is deductible by the Company pursuant to Code Section 162(m), any such Award shall vest only upon the Committee’s determination that the Performance Goals applicable to the Award have been attained.

9.3 Restrictions on Transfer Prior to Vesting. Prior to the vesting of Restricted Stock, the Participant may not sell, assign, pledge, hypothecate, transfer, or otherwise encumber the Restricted Stock. Upon any attempt to transfer rights in a share of Restricted Stock, the share and all related rights shall immediately be forfeited by the Participant. Upon the vesting of a share of Restricted Stock, the transfer restrictions of this Section 9.3 shall lapse with respect to that share.

9.4 Rights as a Shareholder. Except for the restrictions set forth here and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to the right to vote and the right to receive dividends, provided that the Committee may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on the shares have lapsed (and shall so require with respect to all Awards to the extent such Awards vest on attainment of Performance Goals or performance criteria).

9.5 Issuance of Certificates.

(a) Following the date of grant, the Company shall issue a stock certificate, registered in the name of or for the account of the Participant to whom the shares of Restricted Stock were granted, evidencing the shares. Each stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms, and conditions (including forfeiture provisions and restrictions against transfer) contained in the 2003 OfficeMax Incentive and Performance Plan and an Agreement entered into between the registered owner of the shares and the Company.

This legend shall not be removed until the shares vest pursuant to the terms stated.

(b) Each certificate, together with the stock powers relating to the shares of Restricted Stock evidenced by the certificate, shall be held by the Company unless the Committee determines otherwise.

(c) Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom the shares were granted, a certificate evidencing the share free of the legend stated in Section 9.5(a) above.

9.6 Section 83(b) Election. The Committee may provide in the Agreement that the Award is conditioned upon the Participant making or not making an election under Code Section 83(b). If the Participant makes an election pursuant to Code Section 83(b), the Participant shall be required to file a copy of the election with the Company within ten (10) calendar days.

10. Restricted Stock Units.

10.1 Terms and Agreement. Subject to the terms of the Plan, Restricted Stock Units may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Restricted Stock Units granted:

(a) the number of Restricted Stock Units awarded:

(b) the purchase price, if any, to be paid by the Participant for each Restricted Stock Unit;

(c) the restriction period established pursuant to Section 10.2 which, except with respect to substitute awards for grants made under a plan of an acquired business entity:

(i) for time-based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than three (3) years, with restrictions lapsing on a pro rata basis; and

(ii) for performance-based Awards, shall be based on a performance period of no less than one (1) year;

provided, however, that such Awards may provide that the restrictions lapse in limited cases of an intervening event related to death, disability, retirement, or a Change in Control.

(d) whether dividend equivalents will be credited with respect to Restricted Stock Units, and, if so, any accrual, forfeiture or payout restrictions on the dividend equivalents (the Committee shall require that any dividend equivalents paid on Restricted Stock Units that vest on attainment of Performance Goals or performance criteria shall be held in escrow until the applicable restrictions have lapsed, except as prohibited by Code Section 409A;

(e) rights of the Participant upon termination of employment or service as a Director; and

(f) any other terms or conditions established by the Committee.

To the extent a Restricted Stock Unit Award constitutes “deferred compensation” within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

10.2 Restriction Period. At the time of the grant of Restricted Stock Units, the Committee shall establish a restriction period, which may be time-based, based on the attainment of specified Performance Goals or performance criteria, a combination of time- and Performance Goal- or performance criteria-based, or based on any other criteria the Committee deems appropriate. The Committee may divide the awarded units into classes and assign a different restriction period for each class. The Committee may impose any additional conditions or restrictions upon the vesting of the Restricted Stock Units as it deems fit in its sole discretion. If all applicable conditions are satisfied, then upon the termination of the restriction period with respect to a Restricted Stock Unit, the Unit shall vest. To the extent required to ensure that a Performance Goal-based Award of Restricted Stock Units to an executive officer is deductible by the Company pursuant to Code Section 162(m), any such Award shall become vested only upon the Committee’s determination that the Performance Goals applicable to the Award, if any, have been attained.

10.3 Payment. Upon vesting of a Restricted Stock Unit, the Participant shall be entitled to receive payment of an amount equal to the Fair Market Value of one share of Stock. Payment may be made in cash, Stock, or a combination of cash and Stock, in the Committee’s sole discretion.

11. Performance Units.

11.1 Terms and Agreement. Subject to the terms of the Plan, Performance Units may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Performance Units granted:

(a) the number of Performance Units awarded;

(b) the initial value of a Performance Unit;

(c) the rights of the Participant upon termination of employment or service as a Director (which may be different based on the reason for termination);

(d) the performance period, which shall not be less than one (1) year, and Performance Goals applicable to the Award; and

(e) any other terms or conditions established by the Committee.

To the extent an Award constitutes “deferred compensation” within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

11.2 Payment. After the applicable performance period has ended, the Committee will review the Performance Goals and performance criteria and determine the amount payable with respect to the Award, based upon the extent to which the Performance Goals and performance criteria have been attained within the performance period and any other applicable terms and conditions. Payment of earned Performance Units may be made in cash, Stock, or a combination of cash and Stock, in the Committee’s sole discretion.

12. Performance Shares.

12.1 Terms and Agreement. Subject to the terms of the Plan, Performance Shares may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for the Performance Shares granted:

(a) the number of Performance Shares awarded;

(b) the performance period, which for Awards in excess of 5% of the number of shares available for Awards pursuant to Section 3.1, shall not be less than one (1) year (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement, or a Change in Control), and Performance Goals and performance criteria applicable to the Award;

(c) whether dividend equivalents will be credited with respect to Performance Shares, and if so, the Committee shall require that such dividend equivalents be held in escrow and paid only to the extent the Performance Goals and performance criteria are satisfied, except as prohibited by Code Section 409A;

(d) the rights of the Participant upon termination of employment or service as a Director (which may be different based on the reason for termination); and

(e) any other terms or conditions established by the Committee.

To the extent an Award constitutes “deferred compensation” within the meaning of Code Section 409A, the Committee shall establish Agreement terms and provisions that comply with Code Section 409A and regulations thereunder.

12.2 Initial Value. The initial value of each Performance Share shall be the Fair Market Value of a share of Stock on the date of grant.

12.3 Payment. After the applicable performance period has ended, the Committee will review the Performance Goals and performance criteria and determine the amount payable with respect to the Award, based upon the extent to which the Performance Goals have been attained within the performance period and any other applicable terms and conditions. Payment of earned Performance Shares may be made in cash, Stock, or a combination of cash and Stock, as determined by the Committee in its sole discretion.

13. Annual Incentive Awards.

13.1 Award Period and Performance Goals. Unless the Committee establishes an alternate award period, the award period for Annual Incentive Awards is a fiscal year, which may be a calendar year. Within the time frame specified in Treasury Regulation Section 1.162-27(e)(2)(i), the Committee shall establish the specified Performance Goals to be attained in order for Participants to earn an Annual Incentive Award. The Committee shall establish a mathematical formula pursuant to which an Award equal to a specified percentage of a Participant’s salary shall be earned upon the attainment of specific levels of the applicable Performance Goals. This formula may take into account Performance Goals attained in prior periods. The Performance Goals and formula, once established, shall continue for subsequent Award periods unless modified by the Committee. The Performance Goals applicable to an Award period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within the time frame specified in Treasury Regulation Section 1.162-27(e)(2)(i). Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy Code Section 162(m) performance-based compensation requirements does not constitute performance-based compensation for other purposes, including Code Section 409A.

To the extent an Annual Incentive Award constitutes “deferred compensation” within the meaning of Code Section 409A, the Committee shall establish Award terms and provisions that comply with Code Section 409A and regulations thereunder.

13.2 Payment. As soon as practical after the conclusion of each Award period, the Committee shall review and evaluate the Performance Goals applicable to that Award period in light of the Company’s performance measured in accordance with the goals and shall determine whether the goals have been satisfied. If satisfied, the Committee shall so certify in a written statement and shall apply the criteria to determine the amount of the Award for each Participant, subject to the Committee’s right to reduce or eliminate the amount of any Award under Section 33. Payment of earned Annual Incentive Awards may be made in cash, Stock, or a combination of cash and Stock, in the Committee’s sole discretion. No Award may be paid to a Participant in excess of $5,000,000 for any single fiscal year.

14. Stock Bonuses. Subject to the terms of the Plan, a Stock Bonus may be granted to Participants at any time as determined by the Committee in payment of earned incentive compensation. If the Committee grants a Stock Bonus, a certificate for the shares of Stock constituting the Stock Bonus shall be issued in the name of the Participant to whom the grant was made and delivered as soon as practicable after the date on which the Stock Bonus is payable.

15. Rights as a Shareholder. Except as otherwise provided in Section 9.4 with respect to Restricted Stock, no person shall have any rights as a shareholder with respect to any shares of Stock covered by or relating to an Award until the date of issuance of a stock certificate with respect to the shares. Except as otherwise provided in Sections 3.4, 9.4, 10.1 and 12.1, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date the stock certificate is issued.

16. Employment Not Guaranteed. This Plan is not intended to and does not create a contract of employment in any manner. Employment with the Company is at will, which means that either the employee or the Company may end the employment relationship at any time and for any reason. Nothing in this Plan changes, or should be construed as changing, that at-will relationship.

17. Securities Matters.

17.1 Delivery of Stock Certificates. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Stock, the transfer of such Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable laws. Notwithstanding anything in this Plan to the contrary, the Company shall not be obligated to issue or deliver any certificates evidencing shares of Stock unless and until (a) the Company is advised by its counsel that the issuance and delivery of certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which the Stock is traded; and (b) any governmental approvals the Company deems necessary or advisable have been obtained. The Committee may require, as a condition of the issuance and delivery of certificates, that the recipient make any agreements and representations and that the certificates bear any legends as the Committee, in its sole discretion, deems necessary or desirable.

17.2 When Transfer is Effective. The transfer of any shares of Stock shall be effective only when counsel to the Company has determined that the issuance and delivery of the shares is in compliance with all applicable laws, regulations, and the requirements of any securities exchange on which shares of Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Stock in order to allow the issuance of the shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal, state, or foreign securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw the exercise and obtain the refund of any amount paid in connection with the exercise.

18. Withholding Taxes. When cash is to be paid pursuant to an Award, the Company may deduct an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When shares of Stock are to be delivered pursuant to an Award, the Company may require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, and foreign taxes required by law to be withheld. With the Committee’s approval, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock having a value equal to the minimum amount of required tax to be withheld. The shares shall be valued at Fair Market Value on the date the amount of tax to be withheld is determined. To the extent a fractional share is required to satisfy the minimum amount of required tax to be withheld, the Committee may provide either that (i) shares withheld shall be rounded up to the next whole share, or (ii) fractional amounts shall be settled in cash.

19. Amendment and Termination. The Board of Directors may, at any time, amend or terminate the Plan. In addition, the Committee shall have the authority to adopt modifications and amendments to this Plan or any Agreement necessary to comply with the law of the countries in which the Company, its Affiliates and/or Subsidiaries operate. Notwithstanding the foregoing, no amendment shall be made without shareholder approval if approval is required under applicable law or if the amendment would (a) amend Sections 7.4 or 8.7 (other than in connection with a Change in Control), (b) increase the total number of shares of Stock available under the Plan, or (c) materially increase the cost of the Plan to the Company or the benefits to Participants. Any amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent.

20. Transfers Upon Death; Nonassignability. Upon the death of a Participant, outstanding Awards granted to the Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who has acquired the right to exercise by will or the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with (a) written notice and a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that would have applied to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

Subject to applicable law, the Committee’s approval, and any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the secretary of the Company, elect to transfer an Award to (i) a member or members of his or her immediate family (including, but not limited to, children, grandchildren, and spouse, a trust for the benefit of immediate family members, a partnership in which immediate family members are the only partners or a corporation or other entity in which immediate family members are the only stockholders) or (ii) a qualified tax-exempt charitable organization; provided, however, that no transfer by any Participant may be made in exchange for consideration.

21. Expenses and Receipts. The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

22. Deferral of Awards. A Participant may elect to defer or the Committee may require the deferral of receipt of all or any portion of any Award to a future date as provided in and subject to the terms of the Company’s 2001 Key Executive Deferred Compensation Plan or any successor plan, the Agreement, and rules and procedures established by the Committee regarding Award deferrals. All such deferrals shall be made in accordance with Code Section 409A and regulations issued thereunder.

23. Short-Term Deferral; Deferred Compensation.

23.1 Short-Term Deferral. Unless the Participant has made a valid election to defer receipt of all or any portion of a payment under the Plan in accordance with the terms of a Company nonqualified deferred compensation plan, payment of awards hereunder shall be made no later than the later of (i) the date that is 2- 1/2 months from the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2- 1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

23.2 Deferred Compensation. Notwithstanding any provision in the Plan or any Agreement to the contrary, to the extent an Award constitutes “deferred compensation” within the meaning of Code Section 409A and is not exempt from the application of Code Section 409A, then (i) if the Award is payable to a specified employee (as determined in accordance with Code Section 409A(a)(2)(B) and applicable regulations) due to separation from service (as such term is defined under Code Section 409A), payment shall be delayed for a minimum of six (6) months from the date of such separation from service; and (ii) if an applicable payment period spans two (2) taxable years of the Participant, the Participant shall not have the right to designate the taxable year of the payment.

If any Award granted under the Plan is considered deferred compensation as defined under Code Section 409A, and if this Plan or the terms of an Award fail to meet the requirements of Code Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Code Section 409A. In this circumstance, the Committee may accelerate distribution or settlement of an Award in accordance with Code Section 409A. The Company shall have no liability for any tax imposed on a Participant under Code Section 409A, and if any tax is imposed on a Participant, the Participant shall have no recourse against the Company for payment of any such tax. Notwithstanding the foregoing, if any modification of an Award causes the Award to be deferred compensation under Code Section 409A, the Committee may rescind such modification in accordance with Code Section 409A.

24. Change in Control Provisions.

24.1 Vesting and Exercisability. Except as otherwise provided in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when a Change in Control occurs (i) upon a “qualifying termination” in connection with a Change in Control, or (ii) in the event an acquiring company does not assume Plan Awards:

(a) all outstanding Option and Stock Appreciation Rights shall become fully vested and exercisable;

(b) all Performance Goals and performance criteria shall be deemed attained at target levels and all other terms and conditions met, with Award payout prorated for the portion of the performance period completed as of the “qualifying termination” or Change in Control, as applicable;

(c) all restrictions and conditions applicable to any Restricted Stock shall lapse;

(d) all restrictions and conditions applicable to any Restricted Stock Units shall lapse and the Restricted Stock Units shall be paid out as promptly as practicable;

(e) all Performance Shares shall be prorated for the portion of the performance period completed as of the date of the “qualifying termination” or Change in Control, as applicable, and delivered;

(f) all Performance Units shall be prorated for the portion of the performance period completed as of the date of the “qualifying termination” or Change in Control, as applicable and paid out as promptly as practicable; and

(g) all other Awards shall be delivered or paid.

Notwithstanding any Plan provision to the contrary, in the event of a Change in Control, (i) all Annual Incentive Awards for calendar years ended prior to the Change in Control which have not yet been paid out shall be paid out immediately in cash upon a Change in Control, and (ii) for Annual Incentive Awards for the calendar year during which the Change in Control occurs, all Participants shall be deemed to have attained a pro rata Award equal to either (a) the Participant’s target Annual Incentive Award or (b) the actual Annual Incentive Award as determined by year-to-date performance through the last day of the month prior to the month in which the Change in Control occurs, in either case multiplied by a fraction, the numerator of which is the number of days which have elapsed from the beginning of the year to the date on which the Change of Control occurs, and the denominator of which is 365, and the Awards shall be paid in cash within 10 days after the Change in Control.

For purposes of this Section 24.1, “qualifying termination” means (i) the same definition for “qualifying termination” as set forth in any employment agreement, Award Agreement or change in control agreement between the Participant and the Company, Subsidiary and/or Affiliate in effect when the Change in Control occurs, or, (ii) in the absence of such agreement, a “qualifying termination” shall be any involuntary termination by the Company, Subsidiary and/or Affiliate for any reason, other than disciplinary reasons, within 24 months of the date of the Change in Control.

24.2 Termination Prior to Change in Control. Any Participant, whose employment is involuntarily terminated for any reason other than disciplinary reasons within three months prior to the date of the Change in Control, shall be treated, solely for purposes of this Plan, as continuing in the Company’s employment until the occurrence of the Change in Control, and to have been terminated immediately thereafter.

24.3 No Amendment. Notwithstanding Section 19, for two years following a Potential Change in Control, the provisions of this Plan may not be amended in any manner that would reduce or alter the rights of Participants to any benefit under this Plan without the consent of each affected Participant. Furthermore, notwithstanding Section 19, upon a Change in Control, the provisions of this Section 24 may not be amended in any respect for three years following a Change in Control but may be amended thereafter.

25. Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company’s compensation manager, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Company. The claim shall include a statement of all facts the Participant believes relevant to the claim and copies of all documents, materials, or other evidence that the Participant believes relevant to the claim. Written notice of the disposition of a claim shall be furnished to the Participant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days for special circumstances by the compensation manager, in his or her sole discretion, by providing written notice of the extension to the claimant prior to the expiration of the original 90-day period. If the claim is denied, the compensation manager shall notify the claimant in writing. This written notice shall:

(a) state the specific reasons for the denial;

(b) refer to Plan provisions on which the determination is based;

(c) describe any additional material or information necessary for the claimant to perfect the claim and explain why the information is necessary; and

(d) explain how the claimant may submit the claim for review and state applicable time limits.

26. Claims Review Procedure. Any Participant, former Participant, or beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to access to or copies of all documents and records relevant to his or claim and to a review of his or her denied claim. A request for review, together with a written statement of the claimant’s position and any other comments, documents, records, or information that the claimant believes relevant to his or her claim, shall be filed no later than 60 days after receipt of the written notification provided for in Section 25 and shall be filed with the Company’s compensation manager. The manager shall promptly inform the Company’s senior human resources officer. The senior human resources officer shall make his or her decision, in writing, within 60 days after receipt of the claimant’s request for review. This 60-day period may be extended an additional 60 days if, in the senior human resources officer’s sole discretion, special circumstances warrant the extension and if the senior human resources officer provides written notice of the extension to the claimant prior to the expiration of the original 60-day period. The written decision shall be final and binding on all parties and shall state the facts and specific reasons for the decision and refer to the Plan provisions upon which the decision is based.

27. Lawsuits; Venue; Applicable Law. No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Sections 25 and 26. Any lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Section 26, whichever is sooner. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Chicago, Illinois. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Delaware shall apply.

28. Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation to treat Participants uniformly.

29. Leave of Absence or Transfer. Transfer between the Company and any Subsidiary or between Subsidiaries, or a leave of absence duly authorized by the Company, shall not be deemed a termination of employment.

30. Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company.

31. No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional shares or whether fractional shares or any rights to fractional shares shall be forfeited or otherwise eliminated.

32. Beneficiary. A Participant who is an executive officer or Director may file with the Committee a written designation of a beneficiary on the form prescribed by the Committee and may, from time to time, amend or revoke the designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

33. Section 162(m). The Plan is designed and intended, and all provisions shall be construed in a manner, to comply, to the extent applicable, with Code Section 162(m) and the regulations thereunder. To the extent permitted by Code Section 162(m), the Committee shall have sole discretion to reduce, eliminate or defer payment of the amount of any Award which might otherwise become payable upon attainment of a Performance Goal.

34. Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Any communication shall be effective upon receipt by the Company’s compensation manager at OfficeMax, 263 Shuman Boulevard, Naperville, IL 60563, USA.

35. Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected.

OfficeMax is a registered trademark of OMX, Inc.

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Phone: (800) 269-6427

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials up until 11:59 P.M. Eastern Time on April 28, 2013, for all shares of stock other than preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 24, 2013. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you are receiving paper copies of our proxy materials and you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2013, for all shares of stock other than preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 24, 2013. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 P.M. Eastern Time on April 28, 2013, for all shares of stock other than the preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 24, 2013.

PREFERRED STOCK HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN

This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on April 24, 2013, the Plan’s Trustee will vote the shares held in the Plan in the same proportion as shares voted by other plan participants.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OFFICEMAX INCORPORATED
The Board of Directors unanimously recommends you vote “FOR” each of the nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

Vote on Directors
1.	Election of Directors
	Nominees:	For	Against	Withhold
	1a. Warren F. Bryant	☐	☐	☐		Vote on Proposals		For	Against	Abstain
	1b. Joseph M. DePinto 1c. Rakesh Gangwal	☐ ☐	☐ ☐	☐ ☐	2.	Appointment of KPMG LLP as independent registered public accounting firm for 2013.		☐	☐	☐
	1d. V. James Marino 1e. William J. Montgoris 1f. Francesca Ruiz de Luzuriaga 1g. Ravichandra K. Saligram	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	3.	Adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in the proxy statement.		☐	☐	☐
	1h. David M. Szymanski Please indicate if you plan to attend this meeting.	☐ Yes ☐	☐ No ☐	☐	4.

Approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance thereunder and to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan.

								☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Dear Stockholder:

OfficeMax Incorporated will hold its annual meeting of stockholders at Hotel Arista at CityGate Centre, 2139 CityGate Lane, Naperville, Illinois 60563, at 2:00 p.m., Central Daylight Time, on April 29, 2013. Please take a moment to vote the shares of stock for the upcoming annual meeting of stockholders.

Your vote is important.

Broadridge, an independent tabulator, will receive and tabulate the proxy cards.

If you also hold shares of stock through a bank, brokerage firm or other nominee, you will receive separate proxy card(s) or voting instruction card(s) to vote those shares. To be sure that all of the shares of stock are voted at the meeting, follow the instructions on each separate proxy card that you receive.

SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN

This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 24, 2013, the Plan’s Trustee will vote the shares held in the Plan in the same proportion as shares voted by other Plan participants.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

VOTING INSTRUCTION CARD

OFFICEMAX INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

APRIL 29, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX

INCORPORATED

The stockholder signing this card appoints Matthew R. Broad, Susan M. Wagner-Fleming and Tony Giuliano as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the stockholder’s OfficeMax Incorporated stock held on March 8, 2013 at the Company’s annual meeting to be held on April 29, 2013, and at any adjournment or postponement of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. All previous proxies are hereby revoked.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then each of the nominees and proposals 2, 3 and 4 will receive FOR votes.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on April 29, 2013.

OFFICEMAX INCORPORATED	Meeting Information
	Meeting Type:	Annual
	For holders as of:	March 8, 2013
	Date: April 29, 2013	Time: 2:00 P.M. CDT
Location: Hotel Arista at CityGate Centre
2139 CityGate Lane
Naperville, IL 60563

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT AND FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Phone: To vote now by phone, call 1-800-690-6903. Have the 12 Digit Control Number available and follow the instructions.

Voting items
The Board of Directors unanimously recommends you vote “FOR” each of the nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.
1. Election of Directors
Nominees:
1a. Warren F. Bryant
1b. Joseph M. DePinto 1c. Rakesh Gangwal 1d. V. James Marino 1e. William J. Montgoris 1f. Francesca Ruiz de Luzuriaga 1g. Ravichandra K. Saligram 1h. David M. Szymanski

2. Appointment of KPMG LLP as independent registered public accounting firm for 2013.

3. Adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in the proxy statement.

4.       Approval of an amendment to our 2003 OfficeMax Incentive and Performance Plan to increase the number of shares of stock authorized for issuance thereunder and to make certain other changes to the plan and to re-approve the material terms of the performance goals under the plan.